As filed with the Securities and Exchange Commission on January 13, 2022

Registration No. 333-260682

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MODULAR MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	3841	87-0620495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16772 W. Bernardo Drive

San Diego, California 92127

(858) 800-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellen O’Connor Vos

Chief Executive Officer

16772 W. Bernardo Drive

San Diego, California 92127

(858) 800-3500

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

With copies to:

Joseph Lucosky, Esq. Lawrence Metelitsa, Esq. Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 (732) 395-4400	Ivan K. Blumenthal Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 692-6750

As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated Filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)(4)
Common Stock, $0.001 par value per share(2)	$34,500,002.90	$3,198.15

(1)	Includes the public offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate initial public offering price.
(4)	The Registrant previously paid filing fees totaling $3,198.15.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY       , 2022

PRELIMINARY PROSPECTUS

2,401,922 Shares of Common Stock

We are offering 2,401,922 shares of our common stock, par value $0.001 per share.

Our common stock is presently traded on the over-the-counter market and quoted on the OTCQB market under the symbol “MODD.” On January 10, 2022, the last reported sale price of our common stock was $12.49 per share. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “MODD.” No assurance can be given that our application will be approved or that the trading prices of our common stock on the OTCQB market will be indicative of the prices of our common stock if our common stock were traded on the Nasdaq Capital Market. If our listing application is not approved by the Nasdaq Stock Market, we will not be able to consummate the offering and will terminate this offering.

All share and per-share information, as well as all financial information, contained in this prospectus has been adjusted to give effect to the one-for- three (l-for-3) reverse stock split (the “Reverse Stock Split”), which was effective at the commencement of trading of our common stock on November 29, 2021.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 78.

The underwriters have the option to purchase up to an additional 360,288 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus to cover over-allotments, if any.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about ___, 2022.

Sole Book-Running Manager

Oppenheimer & Co.

Co-Lead Managers

The Benchmark Company	Lake Street

The date of this prospectus is        , 2022

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Market and Other Industry Data

Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. The future performance of the industry and markets in which we operate and intend to operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you should consider before making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and the accompanying notes included in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Modular Medical,” the “Company,” “we,” “us,” and “our” refer to Modular Medical, Inc. and its wholly-owned subsidiary, Quasuras, Inc.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our stock options and warrants reflect, on a retroactive basis, a 1-for-3 reverse stock split of our common stock, which became effective on the OTCQB on November 29, 2021. This prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Overview

Modular Medical is a development stage medical device company focused on the design, development, and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part patch pump, our MODD1 product candidate, or MODD1, the Company seeks to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product candidate seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets.

Differentiation

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people who require insulin on a daily basis from choosing an insulin pump to treat their diabetes. We believe that by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage. We believe that to achieve broader market acceptance, an insulin pump must be easier to learn to use, less time consuming to operate, more intuitive to both patients and physicians, and meet the standards for coverage by insurance providers so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

Among the more prominent issues are:

•	Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” who have high levels of motivation and technical competence. The complexity of pumps proves daunting to less technically inclined users.

•	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring additional equipment to introduce a catheter to the patient’s body and up to 48 inches of tubing, which must be replaced frequently, to connect the catheter to a pump. This requires users to carry spare parts and other equipment adding to the difficulty of using the pump.

•	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. These costs vary by pump, but multi-thousand-dollar upfront payments, often with substantial co-payments in addition to possible daily co-payments on consumables, can easily place current pumps out of reach for patients. This makes insurance providers hesitant to pay for them, leading to limited or absent reimbursement/coverage and high hurdles for patients to gain access.

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Our team has substantial knowledge of the diabetes industry and experience in developing, obtaining regulatory authorization for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement. It also has been designed considering a natural migration path to multi-chamber/multi-liquid pumps, potentially offering an exciting array of new therapies to patients with diabetes and other conditions.

Our goal is to become the leader in expanding access to insulin pump technology to a wider portion of diabetes sufferers and provide not just care for the super users, but “diabetes care for the rest of us.”

The MODD1 is a high-precision, first-line pump that we believe represents the best choice for new pump patients because it is easy to afford, easy to learn, easy to use, and has a revolutionary design and technology that enable precision with low-cost manufacture and high reproducibility.

Key features include:

•	Two parts - one reusable, one disposable - snap together to form the working system

•	One button interface, easy to learn and use

•	90-day reusable, 3-day disposable cartridges

•	Removable at any time from an adhesive bracket

•	No external controller required, no charging, no battery replacement

•	Slim profile, lighter weight

A proprietary survey of American healthcare payors representing 50 million covered lives (approximately 1/3 of U.S. covered lives) performed for us by industry leading survey firm ISA has demonstrated that a majority of payors are willing to grant equivalent or preferential coverage for a product with this feature set at launch in exchange for about a 20% rebate. These costs are built into all of our models.

Diabetes Classifications and Therapies

Diabetes is typically classified as either type 1, or T1D, or type 2, or T2D:

•	T1D is an auto-immune condition characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence. Individuals with T1D require daily insulin therapy to survive.

•	T2D represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce sufficient insulin. Initially, many people with T2D attempt to manage their condition with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1 (GLP-1) drugs. However, as their diabetes advances, patients often progress to requiring insulin therapies such as once-daily long-acting insulin and ultimately to intensified mealtime rapid-acting insulin therapy. This represents an important portion of the diabetes market with an estimated 1.6 million T2D intensively treated with insulin currently in the United States.

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels are not well controlled and frequently become very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disorders, occlusive vascular diseases, lower-limb amputation, stroke, cardiovascular disease, and death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or, in certain cases, result in seizures, coma, and/or death.

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All people with T1D, which is our primary market, require daily insulin. According to the Seagrove 2021 Diabetes Blue Book, approximately 18% of people with T2D in the United States, or 4.7 million people, require insulin (basal (steady supply) alone represents 3.1 million and basal plus mealtime represent 1.6 million) to manage their diabetes. In this prospectus, we refer to people with T1D and people with T2D who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection, or MDI therapy, or the use of an insulin pump to deliver mealtime insulin boluses (single doses) to help with glucose absorption after carbohydrate consumption and a continuous subcutaneous insulin infusion, or CSII therapy, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests such as hemoglobin A1c (HbA1c) measure and more recently Time in Range (TIR) where a continuous glucose measuring device is used to calculate this test. Among other medical benefits, it has been demonstrated that insulin pump use can decrease glucose variability, reduce the number of hypoglycemia, decrease the daily doses of insulin and reduce the fear of hypoglycemia.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps as well as high and often prohibitive costs for both the patient and insurance provider has resulted not only in dissatisfaction among many existing pump users (fewer than half purchase a new pump after the warranty expires per Seagrove Partners estimate), but also has severely limited the adoption rate of insulin pumps by a large segment of the MDI diabetes population, who we refer to in this prospectus as “Almost Pumpers.”

We define Almost Pumpers as individuals who treat their diabetes with MDI. These individuals are aware of pumps and the potential benefits, however, for a variety of reasons, they choose to continue giving themselves shots. We undertook one-on-one interviews with over 200 of these individuals to understand their past experiences on or considering pumps, existing pump shortcomings, the cost and insurance hurtles challenges, complexity to learn and time and complexity to operate that drives them to remain on MDI. With this detailed understanding, we brought a series of prototype models to them to react to, so we could refine the design and include features that would motivate them to be able to use this technology to better care for their diabetes. To date, the MODD1 pump has been well received by these individuals.

It is estimated that 32% of Americans with T1D use insulin pump therapy. Clinicians were surveyed on potential pump users and identified that 28% of Americans with T1D, including 44% of those who currently utilize MDI, can be classified as i) having an interest in pump adoption and ii) meeting the American Diabetes Association guidelines for required glucose control. These individuals do not want to closely manage their glucose levels and incur the associated time and effort involved - they are the Almost Pumpers. We have developed what we believe to be the most technologically advanced delivery system to overcome their objections and provide motivation. We believe that there are four addressable hurdles to adoption:

•	Usability: the device needs to be easy to learn and to operate;

•	Affordability: we will focus on overcoming copay and insurance hurdles rather than leaving the “insurance journey” to the clinician and patient;

•	Accessibility and Education: we will seek to engage patients to sample this new technology by supplying clinicians with free samples and simple training to allow people to see first-hand the typical barriers to adoption that have been overcome; and

•	Service and Support: we will have a support network available to address their questions and concerns.

Our initial focus for our insulin pump is the almost pumper segment population located in the United States.

We believe this conversion process, engaging people to try and thereby receive the benefits of our technology will substantially increase adoption of insulin pumps among both those with T1D and T2D who remain reliant upon multiple daily injections. Diabetes is a disease that appears throughout the world. Therefore, we cannot segment the market by socioeconomics, education or level of care. We intend to create an insulin pump that appeals to all Almost Pumpers.

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Our Insulin Pump

Instead of building complex, bespoke, and difficult to manufacture and maintain pumping and control systems, we began with the technology and the user in mind. Using proprietary and patented methods of insulin measurement, we were able to eschew the complex mechanisms used today and instead build a product candidate using only parts from high volume consumer electronics manufacturing lines, breaking the cost vs. functionality curve that has existed in the insulin pump space and representing the first truly modern insulin pump design.

The pre-production models of our low-cost insulin pump are now undergoing the testing required to submit to the Food and Drug Administration, or FDA, for clearance to market them in the United States. We expect to submit our product candidate to the FDA in March 2022 through a premarket notification (or 510(k)) process (see the section titled Government Regulation below for a discussion of the FDA submission process and requirements). After submission, we expect to receive two rounds of comments from the FDA, and we believe it will take approximately six months to obtain clearance from the FDA. After we obtain clearance from the FDA, we can commence our commercialization process, as discussed in the section titled Commercialization Strategy: Overcoming the Insurance Hurdles below. We continue to devote substantial time and resources to better understand the needs and preferences of Almost Pumpers and the specific patent/provider/payor requirements to motivate change from MDI patients.

MODD1 has several distinguishing features:

1- The pump has a simple button to press to deliver insulin as the patient requires it. The electronic pump uses a simple motor and rotating cam to motivate the insulin into the patient along with low power Bluetooth (LPBT) and near field communication (NFC) chips to allow the patient to communicate with their smart phone, tablet, or other mobile computing platform, as appropriate.

2 - The pump snaps together with a three-day disposable cartridge that is patient filled with insulin for delivery. It includes the power source and a simple coin cell that allows it to run through the 80-hour life of the cartridge.

3 - There is a set (not shown) that contains a soft 6 mm cannula and an introducer for insertion into the skin and removal of the needle used to transfer insulin to the body.

4 - MODD1 comes with a variety of methods for the patient to wear the pump. Options include: a base plate with adhesive (shown) for attaching to the body that has features for holding the pump to the patient; overwraps to hold the product candidate to the patient; and a velcro strap with a base plate suitable for wrapping around the arm or leg of the patient. The system will deliver a small continuous rate, called a basal, that will provide approximately 50% of the total daily dose required and the user will use the on-pump button to administer boluses, typically before and after meals.

The objective is to make the product candidate simple to acquire and take home, simple to learn and most importantly, simple to use to expand the pump market, drive adoption and ultimately better clinical outcomes.

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Technological Advantages

The adoption of new ultra-high volume technologies will result in far easier manufacturing scale up as parts sourcing and assembly processes are far easier. The MODD1 was designed from the beginning for mass manufacturing processes and fully automated production assembly lines. This advantage is compounded by the high availability and already optimized cost reduction in its components. This has resulted in a cost of goods, estimated on our competitors’ announced margins and sales, 50% lower than our closest patch pump competitor.

The adoption of modern, miniaturized technologies has led to numerous other advantages as well. The MODD1 pump is smaller in overall volume than Insulet’s popular Omnipod product and has a lower profile to the skin. Despite this, it holds a full 3mL (300 units) of insulin in line with full sized pumps such as Tandem and Medtronic, 50% more than the 2mL reservoir in the Omnipod. We believe that this volume advantage over other patch pumps will be significant as 24% of type 1 and over 50% of the rapidly growing type 2 market require more than 2 milliliters of insulin every 3 days (the expected wear time of patch pumps).

In addition, our new and patented pumping modality will provide what we believe is the most even (and thus closest to the function of a healthy pancreas) delivery of basal insulin in the industry. Basal rate can be delivered almost continuously while other pumps are delivering micro-boluses every five minutes for the Tandem, Omnipod and Medtronic pumps. We plan to demonstrate the impact of our system on glycemic control in a future clinical study.

The technology allows the patient to simply add insulin and operate. The battery is included in each cartridge and the device is operated without a controller. Nothing requires charging. MODD1 has been made push button simple to appeal to a wider audience of users.

This new technology has also made the MODD1 lighter than existing offerings. Compared to the Insulet Omnipod pump, MODD1 weighs 20 grams (vs. 26 grams) empty and 23 grams (vs. 28 grams) fully filled (despite carrying 50% more insulin), a reduction of 23% and 18% respectively. Also, unlike existing patch pumps, the MODD1 can be removed from the needle and taken off and replaced later if the user desires. This avoids loss of insulin in a pump due to accidental dislodging of the soft canula, an issue that users have expressed considerable dissatisfaction with on other patch pumps.

This technology is also uniquely suited to dual (or more) chamber pumps. We believe that such pumps will be integral to the realization of high time in range artificial pancreas solutions that require no human intervention, the next step forward from the cumbersome and awkward solutions today that require the user to announce meals, count and input carbs, and adjust delivery for exercise and sleep. The advantages of cost and miniaturization are multiplied in a multi-chamber setup and we expect to be able to reach price points, ease of use, and form factor unlike anything seen in the industry thus far. We believe that a prefilled, multi-hormone peel and stick-patch pump able to function in a fully autonomous closed loop system with CGM’s represents the next generation of diabetes care. We believe that we have demonstrated our technology and are securing the intellectual property on our approach.

We believe this technology, especially in dual chamber, will open up numerous applications outside of diabetes where medication compliance of complex therapy regimes is difficult, addressing such spaces as weight loss and fertility, and simplifying complex delivery of multi-drug cocktails, especially those with diverse and challenging dosing schedules.

Commercialization Strategy: Overcoming the Insurance Hurdles

Our goal is to establish MODD1 as the best option for new pump patients as we expand the market into the Almost Pumpers (Type 1 and Type 2) and the newly motivated CGM users. We seek to grow the market by providing first-line insulin pump therapy that is well suited to meet the needs of both diabetes patients requiring insulin and their clinicians.

•	According to Insulet’s published costs of goods, MODD1 is approximately 50% less expensive to manufacture than Omnipod. This low cost allows us to spend more on patients and sampling. This will save money for payers. We can offer the pump with no upfront cost to patients. Benefits of MODD1 include:

o	20% discount vs. Insulet (PODD) will drive preferred status
o	Designed to use pharmacy benefits manager (PBM) codes as a disposable
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o	No new code needed to be reimbursed at launch
o	Saves provider an estimated $1062/patient/year vs. Omnipod

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MODD1 will be sampled and given to patients by the doctor or diabetes nurse educator at the time of the patient visit. When a patient is motivated to make change, our starter kit will make it easy for the clinician to initiate the new therapy that same day. We seek to eliminate the currently challenging “insurance journey” and product acquisition timeline and significantly reduce training time for the busy clinician, all major hurdles to pump adoption. We intend to add telehealth support to help the patient throughout adoption and use and to facilitate greater collaboration between patients and their physicians.

Europe represents another large potential market for MODD1. Sixty million people in Europe live with diabetes, and approximately $161 billion is spent annually on diabetes healthcare costs in Europe. At present, cost containment is restricting pump uptake across Europe. Current pump usage across Europe hovers between 10% and 20% in many markets. Single payor healthcare systems across Europe traditionally attempt to contain costs in the short term and seek low price technologies with moderate medical benefits. MODD1 will offer a rebalance of this risk/reward strategy in that payors will incur only minor incremental short-term costs with the benefit of longer-term cost savings associated with reliable pump use. We intend to employ a partnership strategy across Europe following in-house managed regulatory and pricing activities in the major markets (e.g., the United Kingdom) and more cost receptive markets (e.g., Nordics). We are targeting European and United Kingdom approval towards early 2023.

Intellectual Property

Our success depends in part on our ability to obtain patents and trademarks, maintain trade secrets and know-how protection, enforce our proprietary rights against infringers, and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with developing new products and bringing them through the regulatory approval process, the health care industry places considerable emphasis on obtaining patent protection and maintaining trade secret protection for new technologies, products, processes, know-how, and methods.

As of December 31, 2021, we had one issued U.S. utility patent, five published U.S. utility patents, two pending foreign patent applications, and two pending international Patent Cooperation Treaty (PCT) patent applications covering various aspects of our technology, including our proprietary fluid movement technology. There can be no assurance that our pending patent applications will result in the issuance of patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors, or that these patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

Risks Related to Our Business

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus before investing in our common stock, including the risks related to this offering and our common stock, our business and industry, our intellectual property, our financial results, and our need for financing, each as described under the section titled “Risk Factors” and elsewhere in this prospectus.

Risks in investing in our common stock include but are not limited to:

•	Even if we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product candidate could be interrupted, and our product sales and operating results could suffer.

•	We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

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•	We are a developmental-stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses for the foreseeable future, and we may never achieve or maintain profitability.

•	We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations, including our ability to commercialize our product candidate.

•	Obtaining marketing authorization in the United States will not obviate the need to obtain marketing authorization in other jurisdictions We must obtain approval from foreign regulatory authorities before we can market and sell any of our product candidates in countries outside the United States. We will incur additional costs in seeking such approvals, may experience delays in obtaining such approvals and cannot be certain that such approvals will be granted.

•	Although our product candidate does not presently require clinical trials to apply to the FDA for clearance, and even if a clinical trial is conducted, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product candidate.

•	We require additional capital to fund our growth, operations, and obligations, and our growth may be limited. We believe the proceeds of this offering will provide us with the capital required to obtain FDA approval of and to commercialize our insulin pump.

•	Any outbreak or worsening of an outbreak of contagious diseases, or other adverse public health developments, could have a material and adverse effect on our business operations, financial condition and results of operations.

•	Our competitors may develop products that are more effective, safer and less expensive than ours.

•	We currently trade on the OTCQB and there is a limited market for our securities, which may make it more difficult to dispose of our securities. When we list on Nasdaq, we may fail to sustain trading on Nasdaq, which could make it more difficult for investors to sell their shares.

•	We recently effected a reverse stock split of our common stock; however we may not be able to meet the minimum bid price requirement of Nasdaq. In addition, the reverse stock split may decrease the liquidity for shares of our common stock, and the trading liquidity of our common stock may not improve.

•	Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

•	We have limited internal research and development personnel, making us dependent on consulting relationships.

•	Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete.

•	We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

Listing on the Nasdaq Capital Market

Our common stock is currently quoted on the OTCQB Market. In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MODD.” If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering, at which point our common stock will cease to be traded on the OTCQB Market. No assurance can be given that our listing application will be approved. This offering will occur only if Nasdaq approves the listing of our common stock. Nasdaq listing requirements include, among other things, a stock price threshold. As a result, prior to, or immediately following, the effective date of this offering, but prior to the closing of this offering, we will need to take the necessary steps to meet Nasdaq listing requirements. If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on the Nasdaq.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) December 31, 2024 (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur on the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, we may:

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•	present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

•	avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

•	provide reduced disclosure about our executive compensation arrangements; and

•	not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result we will adopt new or revised accounting standards on relevant dates on which adoption of such standards is required for other public companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

Corporate Information

Our principal executive offices are located at 16772 West Bernardo Drive, San Diego, CA 92127 and our telephone number is (858) 800-3500. We maintain a website at www.modular-medical.com to which we regularly post copies of our press releases, as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Recent Developments

Board Composition

On December 31, 2021, Liam Burns resigned as a member of our board of directors (the “Board”).

Effective November 29, 2021, the Board appointed Steven Felsher and Philip Sheibley as members of the Board. In addition, Messrs. Felsher and Sheibley were also appointed to serve on the audit committee and the nominating and governance committee of the Board.

Officer Stock Purchases

On October 28, 2021, we entered into purchase agreements with Ellen O’Connor (Lynn) Vos, our Chief Executive Officer, and Paul DiPerna, Chairman of our Board and our President, Chief Financial Officer and Treasurer, providing for the sale and issuance by us of 30,864 shares of our common stock, par value $0.001 per share at the closing market price on October 28, 2021 of $8.10 per share. We received proceeds of approximately $250,000 from the sale of the shares, comprising $150,000 from Ms. Vos and $100,000 from Mr. DiPerna.

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Credit Facility and Security Agreement

On October 28, 2021, we issued a secured promissory note (the Bridge Note) to Manchester Explorer, L.P. (Manchester) that provides us with a $3,000,000 revolving credit facility with all amounts being drawn down by us thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022 (the Maturity Date). Interest at the rate of 12% is payable on each drawn down without regard to the draw down date or the date when interest is paid. As of December 31, 2021, we have made draw downs totaling $1,500,000 under the Bridge Note.

The principal amount of the Bridge Note and interest due thereon is payable to Manchester no later than the earlier of (i) the Maturity Date and (ii) the date on which we have received proceeds in excess of $12,000,000 from a transaction or series of related transactions occurring prior to the Maturity Date, which such transactions constitute equity financings or other issuances of our equity securities.

Provided that no Event of Default (as such term is defined in the Bridge Note) has occurred, on any date prior to the Maturity Date, upon no less than three days written notice by us specifying the draw amount, Manchester will advance the draw amount to us. No draw amount can be in an amount less than $100,000 or exceed an amount equal to $3,000,000 minus the aggregate principal amount outstanding under the Bridge Note at the time of such draw request.

If an Event of Default occurs and is continuing, Manchester may declare all of the Bridge Note, including any interest and other amounts due, to be due and payable immediately. As security for our obligations under the Bridge Note, on October 28, 2021, we entered into a Security Agreement with Manchester under which granted Manchester a continuing and unconditional first priority security interest in and to any and all of our property, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired.

Reverse Stock Split

On November 24, 2021, we filed an Amendment to our Articles of Incorporation to effect a reverse split of our issued and outstanding common stock at an exchange ratio of 1-for-3. The reverse stock split was effective as of November 29, 2021.

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THE OFFERING

Common stock offered by us:

2,401,922 shares (or approximately 2,762,210 shares if the underwriters exercise their option to purchase additional shares in full). The share amounts are based on the shares being sold at $12.49, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022.

Assumed public offering price	$12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022.

Common stock to be outstanding after this offering:

9,506,805 shares (or 9,867,093 shares if the underwriters exercise their option in full to purchase additional shares, in either case including 714,511 shares to be issued upon automatic conversion of promissory notes and accrued interest).

Option to purchase additional shares:	The underwriters have an option within 30 days of the date of this prospectus to purchase up to an additional $4,500,000 of shares of our common stock for the purpose of covering over-allotments.

Use of proceeds:

We estimate that the net proceeds from this offering will be approximately $27,500,000 (or approximately $31,670,000 if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, to develop our sales and marketing infrastructure, to fund additional research and development activities, to develop our manufacturing and production capabilities and make related capital expenditures and to repay a promissory note. See “Use of Proceeds” for additional information.

Risk factors:	Investing in our common stock involves substantial risk. You should read the “Risk Factors” section beginning on page 14 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

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Proposed Nasdaq Trading Symbol:

Our common stock is quoted on the OTCQB of the OTC Markets Group, Inc. (the “OTCQB”), under the symbol “MODD,” and, to date, has traded on a limited basis. As of January 10, 2022, the last reported sale price of our common stock on the OTCQB Market was $12.49. We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “MODD.” If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on the Nasdaq. Nasdaq listing requirements include, among other things, a stock price threshold. As a result, on November 24, 2021, we filed a Certificate of Amendment to our Articles of Incorporation to effect a 1-for-3 reverse stock split. On November 29, 2021, the reverse stock split was effected on the OTCQB.

Lock-ups	We and our directors and officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 90 days after the date of this prospectus. See “Underwriting” section on page 78.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriters do not exercise their option to purchase an additional 360,288 shares of our common stock to cover over-allotments, if any.

The number of shares of our common stock to be outstanding after this offering is based on 6,390,372 shares of our common stock outstanding as of January 10, 2022, and excludes, as of such date:

•	714,511 shares of our common stock issuable upon conversion of our convertible promissory notes and accrued interest, assuming such convertible promissory notes were outstanding for their full one-year term and converted at a price of $9.37 per share;

•	767,783 shares of our common stock issuable upon exercise of warrants issued to our convertible promissory note holders;

•	1,793,022 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $7.54 per share; and

•	873,645 shares of our common stock reserved for issuance pursuant to future awards under our Amended 2017 Equity Incentive Plan, or the 2017 Plan.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus. The following summary statements of operations data for the six months ended September 30, 2021 and September 30, 2020 and the years ended March 31, 2021 and March 31, 2020 have been derived from our consolidated financial statements and footnotes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results or of the results we expect in the future. Except as otherwise noted, all share and per share data for the periods shown have been adjusted, on a retroactive basis, to reflect a 1-for-3 reverse stock split, which became effective on November 29, 2021.

	Year ended March 31,
	2021	2020
Operating expenses
Research and development	$4,083,303	$3,034,152
General and administrative expenses	3,253,412	2,313,870
Total operating expenses	7,336,715	5,348,022
Loss from operations	(7,336,715)	(5,348,022)

Other income
Interest income	130	28,749
Interest expense	(39,791)	—

Loss before income taxes	(7,376,376)	(5,319,273)

Provision for income taxes	1,600	1,600

Net loss	$(7,377,976)	$(5,320,873)

Net loss per share
Basic and diluted	$(1.19)	$(0.89)

Shares used in computing net loss per share
Basic and diluted	6,211,562	5,954,923

	Six Months Ended September 30,
	2021	2020
Operating expenses
Research and development	3,893,511	2,063,480
General and administrative	3,174,489	1,669,910
Total operating expenses	7,068,000	3,733,390
Loss from operations	(7,068,000)	(3,733,390)

Other income	368,872	104
Interest expense	(1,194,670)	—
Loss on debt extinguishment	(1,321,450)	—

Loss before income taxes	(9,215,248)	(3,733,286)
Provision for income taxes	1,600	1,600

Net loss	$(9,216,848)	$(3,734,886)

Net loss per share
Basic and diluted	$(1.46)	$(0.61)

Shares used in computing net loss per share
Basic and diluted	6,320,916	6,156,602

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The following summary balance sheet data as of September 30, 2021 is presented:

•	on an actual basis; and
•	on an as adjusted basis to (i) give effect to our sale of $30,000,000 of shares of common stock in this offering at the assumed offering price of $12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022 after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The summary as adjusted balance sheet is for informational purposes only and does not purport to indicate balance sheet information as of any future date.

	September 30, 2021
	Actual	As Adjusted(1)
	(Unaudited)
Balance Sheet data:
Cash and cash equivalents	$798,161	$28,284,288
Total assets	$1,374,838	$28,860,965
Total liabilities	$6,475,652	$1,273,173
Accumulated deficit	$(25,163,858)	$(25,163,858)
Total stockholders’ equity (deficit)	$(5,100,814)	$27,587,792

(1)	The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this registration statement. Any of the following risks could harm our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto.

Risks Related To Our Operations

We are a developmental stage medical device company and have a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve or maintain profitability.

As a development-stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses in each year due to costs incurred in connection with research and development activities and general and administrative expenses associated with our operations. For the years ended March 31, 2021 and 2020, we incurred net losses of approximately $7.4 million and $5.3 million, respectively. At March 31, 2021, we had an accumulated deficit of approximately $15.9 million. For the six months ended September 30, 2021, we incurred a net loss of approximately $9.2 million. At September 30, 2021, we had an accumulated deficit of approximately $25.2 million. As a result, we have limited capital resources and require the funds from this offering to continue our business.

We expect to incur losses for the foreseeable future, as we continue the development of, and seek regulatory clearance and approvals for, our insulin pump. As our prototype insulin pump is currently our only product candidate, if it fails to gain regulatory approval and market acceptance, we will not be able to generate any revenue or explore other opportunities to enhance shareholder value, such as through a sale. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or a substantial part of their investment.

We might not be able to continue as a going concern which would likely cause our stockholders to lose most or all of their investment.

Our audited financial statements for the year ended March 31, 2021 were prepared under the assumption that we would continue as a going concern. However, our independent registered public accounting firm included a “going concern” explanatory paragraph in its report on our financial statements for the year ended March 31, 2021, indicating that, without additional sources of funding, our cash at March 31, 2021 is not sufficient for us to operate as a going concern for a period of at least one year from the date that the financial statements included in this prospectus are issued. Management’s plans concerning these matters, including our need to raise additional capital, are described in Management’s Discussion and Analysis of Financial Conditions and Results of Operations included in this prospectus and in Note 1 to our audited consolidated financial statements included in this prospectus. However, we cannot assure you that our plans will be successful. In light of the foregoing, there is substantial doubt about our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

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We have no revenues and substantial indebtedness, which could adversely affect our business and financial position and, among other things, our ability to raise additional capital and our ability to satisfy our financial obligations.

Because we are a development stage company, we have not and do not anticipate generating any revenues for the foreseeable future. As a result, we are dependent upon our ability to raise capital through sales of our debt and equity securities.

In connection with our private placement completed in May 2021, we issued $6,610,550 aggregate principal amount of our 12% unsecured convertible promissory notes, hereinafter referred to as the 2021 Notes, with each 2021 Note due 12 months from the issuance date. As a result, we have substantial outstanding debt, which could adversely affect our business and financial position, and, among other things, our ability to raise additional capital and our ability to satisfy our financial obligations, including interest and principal payments on the 2021 Notes. The impact of the indebtedness may include, but may not be limited to, the following:

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;

•	require us to use a substantial portion of any future cash flow from operations and/or capital raised to make debt service payments instead of other business purposes, thereby reducing the amount of any future cash flow and/or capital raised available for future working capital, capital expenditures, acquisitions, or other general business purposes;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared with our less-leveraged competitors;

•	increase our vulnerability to the impact of adverse economic, competitive, and industry conditions; and

•	increase our cost of borrowing.

The full effects of COVID-19 and other potential future public health crises, epidemics, pandemics or similar events are uncertain and could have a material and adverse effect on our business, financial condition, operating results and cash flows.

The global outbreak of the coronavirus disease 2019, or COVID-19, was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the world economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The extent of the impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted.

We have been complying with county and state orders and, until May 2021, had implemented a teleworking policy for our employees and contractors and significantly minimized the number of employees who visit our office. However, a facility closure, work slowdowns or temporary stoppage at one of our manufacturing suppliers could occur, which could have a longer-term impact and could delay our prototype production and ability to conduct business.

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If our workforce is unable to work effectively, including because of illness, quarantines, absenteeism, government actions, facility closures, travel restrictions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. We may be unable to develop our product candidate, and our costs may increase as a result of the COVID-19 outbreak. The impacts could worsen if there is an extended duration of any COVID-19 outbreak or a resurgence of COVID-19 infection in affected regions after they have begun to experience improvement.

We rely on other companies to provide components and to perform services for us. An extended period of supply chain disruption caused by the response to COVID-19 could impact our ability to produce our initial product quantities and, if we are not able to implement alternatives or other mitigations, product deliveries would be adversely impacted and negatively impact our business, financial condition, operating results and cash flows. Limitations on government operations can also impact regulatory approvals that are necessary for us to operate our business.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We were recently able to raise additional capital in a private placement that commenced in February 2021, however, we will need to raise additional capital to support our operations in the future. We may be unable to access the capital markets, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

We will need substantial additional funding to complete subsequent phases of our insulin pump product candidate and to operate our business and such funding may not be available or, if it is available, such financing is likely to substantially dilute our existing shareholders.

The discovery, development, and commercialization of new medical devices, such as our insulin pump, entails significant costs. While we believe that we have generally completed the engineering and mechanical aspects of our insulin pump prototype, we still must modify, refine and finalize our insulin pump to, among other things, meet the general needs and preferences of the almost pumper marketplace and the guidelines of third-party payors. To enable us to accomplish these and other related items and continue to operate our business, we will need to raise substantial additional capital and/or enter into strategic partnerships or joint ventures to enable us to:

•	fund clinical studies and seek regulatory approvals;

•	build or access manufacturing and commercialization capabilities;

•	develop, test, and, if approved, market our product candidate;

•	acquire or license additional internal systems and other infrastructure; and

•	hire and support additional management, engineering and scientific personnel.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. This offering is being conducted to obtain such funding, although there can be no guarantee that we will successfully raise all the funding we require in this offering. Depending on the amount of funding we receive in this offering, as well as other factors, we may in the future seek additional capital from public or private offerings of our capital stock or borrow additional amounts under new credit lines or from other sources. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, we may incur significant financing costs, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaborations, licensing, joint ventures, strategic alliances, partnership arrangements or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies or grant licenses on terms that are not favorable to us.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical studies, development programs or future commercialization initiatives. In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing equity holders. The amount of this dilution may be substantially increased if the trading price of our common stock is lower at the time of any financing. Regardless, the economic dilution to shareholders will be significant if our stock price does not increase significantly, or if the effective price of any sale is below the price paid by a particular shareholder. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

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We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully complete our studies and/or implement our existing and new products. If we fail to do so, it could materially harm our business and impair the value of our common stock. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business, conducting research, and developing new products. These include, but are not limited to, inadequate funding, failure to obtain regulatory approval, unforeseen research issues, lack of consumer acceptance, competition, sluggish product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have no revenue and we have limited cash liquidity and capital resources. We will need additional capital in the near future. Any equity financings will result in dilution and may contain other terms that are not favorable to our then-existing stockholders. We currently have debt financing, and any additional sources of debt financing that we may obtain in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

The amount of financing we require will depend on a number of factors, many of which are beyond our control. Our results of operations, financial condition and stock price are likely to be adversely affected if our funding requirements increase or are otherwise greater than we expect.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the testing costs for our insulin pump product candidate and other development activities conducted by us directly, and our ability to successfully conclude the studies and activities and achieve favorable results;

•	our ability to attract future strategic partners to pay for or share costs related to our product development efforts;

•	the costs and timing of seeking and obtaining regulatory clearance and approvals for our product candidate;

•	the costs of filing, prosecuting, maintaining and enforcing any patents and other intellectual property rights that we may have and defending against potential claims of infringement;

•	decisions to hire additional scientific, engineering or administrative personnel or consultants;

•	our ability to manage administrative and other costs of our operations; and

•	the presence or absence of adverse developments in our research program.

If any of these factors cause our funding needs to be greater than expected, our operations, financial condition, ability to continue operations and stock price may be adversely affected.

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Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

•	the costs and results of our clinical studies regarding our insulin pump product candidate;

•	the time and costs involved in obtaining regulatory clearance and approvals;

•	whether we are able to obtain funding under future licensing agreements, strategic partnerships, or other collaborative relationships, if any;

•	the costs of compliance with laws, regulations, or judicial decisions applicable to us; and

•	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and shareholder interests.

If we fail to raise additional funds on a timely basis, we will need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets.

Technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete.

The diabetes treatment market is subject to rapid technological change and product innovation. Our insulin pump is based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention could render our insulin pump obsolete, which, since our insulin pump is our only product candidate, would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Any failure to attract and retain skilled directors, executives, employees and consultants could impair our product development and commercialization activities.

Our business depends on the skills, performance, and dedication of our directors, executive officers and key engineering, scientific and technical advisors. Many of our current engineering or scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, which may affect their ability to provide services to us in a timely manner. We will need to recruit additional directors, executive management employees, and advisers, particularly engineering, scientific and technical personnel, which will require additional financial resources. In addition, there is currently intense competition for skilled directors, executives and employees with relevant engineering, scientific and technical expertise, and this competition is likely to continue. If we are unable to attract and retain persons with sufficient engineering, scientific, technical and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition.

We have limited internal research and development personnel, making us dependent on consulting relationships.

We consider research and development to be an important part of the process of designing, developing, obtaining regulatory required approvals and the eventual commercialization of our insulin pump. We continue to incur increased research and development expenditures, which are attributable to effort and expenses incurred in designing and developing our innovative insulin pump. We expect to continue to incur substantial costs related to research and development.

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We will need to outsource and rely on third parties for various aspects relating to the development, manufacture, sales and marketing of our insulin pump as well as in connection with assisting us in the preparation and filing of our FDA submission, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We are dependent on consultants for important aspects of our product development strategy. We do not have the required financial resources and personnel to carry out independently the development of our product candidate, and do not have the capability or resources to manufacture, market or sell our current product candidate. As a result, we contract with and rely on third parties for important functions, including in connection with the development and finalization of our insulin pump, the preparation and filing of our FDA submission and eventual manufacturing and commercialization of our product candidate. We have recently entered into several agreements with third parties for such services. If problems develop in our relationships with third parties, or if such parties fail to perform as expected, it could lead to delays or lack of progress in obtaining FDA clearance, significant cost increases, changes in our strategies, and even failure of our product initiatives.

We may not be able to identify, negotiate and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a diabetes related service providing company for the further development and approval of our insulin pump product candidate. At this time, we have not entered into any such strategic alliance. Strategic alliances, if entered into, could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the product that we are currently developing or a product we may explore in the future. We cannot give any assurance that we will be able to enter into strategic relationships with a diabetes related service providing company or others in the near future or at all. In addition, we cannot assure you that any agreements that we do reach will achieve our goals or be on terms that prove to be economically beneficial to us. When we do enter into strategic or contractual relationships, we become dependent on the successful performance of our partners or counter-parties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts. See “Our Business -Employees” below.

We may not receive the necessary regulatory clearance or approvals for our insulin pump, and failure to timely obtain necessary clearances and/or approvals could harm our then operations, including our ability to commercialize our product candidate.

Before we can market a new medical device, such as our insulin pump, we must first receive clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that such proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to a premarket approval (PMA) and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device.

Certain future modifications made to our product candidate, which we currently expect to be cleared through 510(k), may require a new 510(k) clearance. The 510(k) clearance process can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory authorizations could harm our business, including our ability to commercialize our product candidate and our shareholders could lose their entire investment. Furthermore, even if we are granted the required regulatory authorizations, such authorizations may be subject to significant limitations on the indicated uses for the device, which may limit the market for our product candidate.

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If the FDA requires us to go through a lengthier, more rigorous examination for our product candidate than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval for our insulin pump medical device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA that our product candidate is substantially equivalent to the proposed predicate device;

•	the disagreement of the FDA with the design or implementation of our performance testing protocols or the interpretation of data from our performance testing;

•	the data from performance testing may be insufficient to support a determination of substantial equivalence or that our device meets required special controls or applicable performance standards;

•	our inability to demonstrate that the benefits of our pump outweigh the risks;

•	the manufacturing process or facilities we intend to use may not meet applicable requirements; and

•	the potential for approval policies or regulations of the FDA to change significantly in a manner rendering our data or regulatory filings insufficient for clearance or approval.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our product candidate or impact our ability to modify our product candidate after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our pump, increase the costs of compliance or restrict our ability to maintain our current approval.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of data supporting the safety and performance of the product candidates during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

Obtaining marketing authorization in the United States will not obviate the need to obtain marketing authorization in other jurisdictions We must obtain approval from foreign regulatory authorities before we can market and sell any of our product candidates in countries outside the United States. We will incur additional costs in seeking such approvals, may experience delays in obtaining such approvals and cannot be certain that such approvals will be granted.

The development, manufacture, and marketing of our product candidates outside the United States is subject to government regulation. In most foreign countries, we must complete rigorous pre-clinical testing and extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. If foreign regulatory authorities grant regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved devices may not be approved, which could limit our potential revenues. Foreign regulatory authorities may refuse to grant any approval. Consequently, even if we believe that pre-clinical and clinical data are sufficient to support regulatory approval for our products, foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our product candidates are not approved in such jurisdictions, our ability to generate revenues will be limited and our business will be adversely affected.

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Our competitors may develop products that are more effective, safer and less expensive than ours.

Existing insulin pumps are expensive, with the more popular models having purchase prices exceeding $4,000 for individuals without health insurance and often require significant patient copays. Others have daily use costs that exceed the reimbursement rates of many health insurance plans, forcing some users to spend thousands of dollars a year in copays. We believe this makes insurers hesitant to pay for any pumps and places pumps out of reach for many patients whom cannot afford such out of pocket expenses.

We are engaged in the diabetes treatment sector of the healthcare marketplace, which is intensely competitive. There are current products that are quite effective at addressing the effects of diabetes, and we expect that new developments by other companies and academic institutions in the areas of diabetes treatment will continue. If approved for marketing by the FDA, depending on the approved clinical indication, our product will be competing with existing and future products related to treatments for diabetes.

Our competitors may:

•	develop product candidates and market products that increase the levels of safety or efficacy that our product candidates will need to show in order to obtain regulatory approval;

•	develop product candidates and market products that are less expensive or more effective than ours;

•	commercialize competing products before we can launch any products we are working to develop;

•	hold or obtain proprietary rights that could prevent us from commercializing our products; or

•	introduce therapies or market medical products that render our potential product candidates obsolete.

We expect to compete against large medical device companies, such as Medtronic, Inc., Tandem Diabetes Care, Inc. and Insulet Corporation and smaller companies that are collaborating with larger medical device companies, new companies, academic institutions, government agencies and other public and private research organizations. These competitors, in nearly all cases, produce similar products relative to the treatment of diabetes that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

•	developing medical device and other product candidates;

•	undertaking testing and clinical studies;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals;

•	formulating and manufacturing medical devices;

•	launching, marketing and selling medical devices; and

•	providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed products, we may be unable to obtain regulatory approval. If our competitors’ market medical devices that are less expensive, safer or more effective than our insulin pump, or that gain or maintain greater market acceptance, we may not be able to compete effectively. See “Business - Competition.”

We expect to rely on third-party manufacturers and will be dependent on their quality and effectiveness.

Our insulin pump requires precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards, including failure to detect or control anticipated or unanticipated manufacturing errors or the frequent occurrence of such errors, could result in patient injury or death, discontinuance or delay of ongoing or planned clinical studies, delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Contract medical device manufacturers often encounter difficulties involving production yields, quality control and quality assurance and shortages of qualified personnel. These manufacturers are subject to stringent regulatory requirements, including the FDA’s current good-manufacturing-practices regulations. If our contract manufacturers fail to maintain ongoing compliance at any time, the production of our product could be interrupted, resulting in delays or discontinuance of our clinical studies, additional costs and loss of potential revenues.

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We may not be able to successfully scale-up manufacturing of our product candidate in sufficient quality and quantity, which would delay or prevent us from developing our product candidate and commercializing our product candidate.

In order to conduct larger-scale or late-stage clinical studies and for commercialization of our insulin pump, if 510(k) clearance is granted, we will need to manufacture it in larger quantities. We may not be able to successfully increase the manufacturing capacity for our product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If we are unable to successfully scale up the manufacture of our product candidate in sufficient quality and quantity, the development and testing of our product candidate and regulatory approval or commercial launch may be delayed, which could significantly harm our business.

We may be subject to potential product liability and other claims that could materially impact our business and financial condition.

The development and sale of our insulin pump exposes us to the risk of significant damages from product liability and other claims, and the use of our product candidate in clinical studies may result in adverse effects. We cannot predict all the possible harms or adverse effects that may result. We maintain a modest amount of product liability insurance to provide some protection from claims. Nonetheless, we may not have sufficient resources to pay for any liabilities resulting from a personal injury or other claim, even if it is partially covered by insurance. In addition to the possibility of direct claims, we may be required to indemnify third parties against damages and other liabilities arising out of our development, commercialization and other business activities, which would increase our liability exposure. If third parties that have agreed to indemnify us fail to do so, we may be held responsible for those damages and other liabilities as well.

Legislative, regulatory, or medical cost reimbursement changes may adversely impact our business.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to the health care system in the U.S. and in other jurisdictions may change the nature of and regulatory requirements relating to innovations in medical devices, testing and regulatory approvals, limit or eliminate payments for medical procedures and treatments, or subject the pricing of medical devices to government control. In addition, third-party payors in the U.S. are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Significant changes in the health care system in the U.S. or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our projected future operating results and our ability to raise capital, commercialize products, and remain in business.

We are subject to extensive regulation by the U.S. Food and Drug Administration, which could restrict the sales and marketing of our insulin pump and could cause us to incur significant costs.

Our insulin pump is subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new intended use of a legally marketed device, can be marketed in the United States, it must be cleared or approved by FDA through the applicable premarket review process (510(k), PMA, or de novo classification), unless an exemption applies. If we receive 510(k) clearance for our insulin pump, we may be required to obtain new 510(k) clearances for significant post-market modifications to the pump. Each premarket submission and review process can be expensive and lengthy, and entail significant user fees, unless exempt.

Medical devices may be marketed only for the indications for which they are approved or cleared. Further, 510(k) clearances can be revoked if safety or effectiveness problems develop once the device is on the market.

The current regulatory requirements to which we are subject may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notification, or orders for repair, replacement or refunds;

•	voluntary or mandatory recall or seizure of our current or future products;

•	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

•	imposing operating restrictions, suspension or shutdown of production;

•	refusing our requests for 510(k) clearance, PMA or de novo classification of any new products, new intended uses or modifications to our insulin pump;

•	rescinding 510(k) clearance that has already been granted; and

•	criminal prosecution.

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The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in shareholders losing their entire investment.

Although our system does not presently require clinical trials to apply to the FDA for clearance and even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product candidate.

Clinical trials are almost always required to support a PMA application and may also be required to support 510(k) submissions although at this time ours does not require a PMA. If the device presents a “significant risk” to human health as defined by the FDA, the FDA requires the study sponsor to submit an investigational device exemption (“IDE”) application and obtain IDE approval prior to commencing human clinical trials. The IDE must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. An IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the sponsor that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies the agency’s concerns. The FDA may also notify the sponsor that the study is approved as proposed. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. Furthermore, the agency may withdraw approval of an IDE under certain circumstances. Clinical trials for a significant risk device may begin once an IDE is approved by the FDA and the appropriate Institutional Review Board (“IRB”) at each clinical trial site. If the product is deemed a “non-significant risk” device, IDE approval from the FDA would not be required, but the clinical trial would need to meet other requirements including IRB approval. Our clinical trials must be conducted in accordance with FDA regulations and federal and state regulations concerning human subject protection, including informed consent and healthcare privacy. A clinical trial may be suspended by the FDA or at a specific site by the relevant IRB at any time for various reasons, including a determination that the risks to the trial participants outweigh the benefits of participation in the clinical trial. Even if a clinical trial is completed, the results of our clinical testing may not demonstrate the safety and efficacy of the device or may be equivocal or otherwise not be sufficient for us to obtain approval of our product.

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate and research technologies.

We have applied to the U.S. Patent and Trademark Office for patents on our proprietary fluid movement technology and the configuration of our insulin pump. There is no assurance that these patents will be issued, and no assurance that they will prevent other companies from competing with us. We will continue to attempt to patent our innovations as appropriate to help ensure a sustainable competitive advantage.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering health care product inventions, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in medical device patents. Thus, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If, at some point in the future, one or more products resulting from our product candidates is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us to obtain FDA approval.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our product candidate depends on our ability to use, manufacture and sell our product candidate without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the diabetes medical device area. There may be existing patents, unknown to us, on which our activities with our insulin pump candidate could infringe.

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If a third party claims that our actions infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

•	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process and divert management’s attention from our core business operations;

•	substantial damages for infringement, including consequential damages for lost of profits or market share, if a court determines that our products or technologies infringe on a third party’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and

•	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price.

If we are unable to protect the confidentiality of our proprietary information, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented technology, trade secrets and know-how. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our officers, employees, contractors and other service providers and with parties with which we do business. These agreements may be breached, which breach may result in the misappropriation of such information, and we may not have adequate remedies for any such breach. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology.

Moreover, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our officers, employees, contractors, other service providers, or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition, and results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to gain and maintain a competitive advantage. The following examples are illustrative:

•	others may be able to make devices that are similar to our insulin pump but that are not covered by the claims of the patents that we own;

•	we or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

•	we might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•	our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and

•	we may not develop additional proprietary technologies that are patentable.

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Healthcare reform laws could adversely affect our product candidate and financial condition.

In the United States, there have been, and continue to be, a number of legislative initiatives to contain healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (ACA), was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models and expanded the eligibility criteria for Medicaid programs.

Since its enactment, there have been judicial, executive, and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal, or replace the ACA will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through the end of 2021, unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, the Bipartisan Budget Act of 2018 among other things, amended the Medicare statute, effective January 1, 2019, to reduce the coverage gap in most Medicare drug plans, commonly known as the “donut hole,” by raising the manufacturer discount under the Medicare Part D coverage gap discount program to 70%. It is unclear how the ACA and its implementation, as well as efforts to repeal or replace, or invalidate, the ACA, or portions thereof, will affect our insulin pump or our business. Additional legislative changes, regulatory changes, and judicial challenges related to the ACA remain possible. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our insulin pump and achieve profitability.

Even if we are able to obtain all regulatory approvals and have completed all other steps needed to be taken to commercialize our insulin pump, if we or any contract manufacturers we select fails to comply with the FDA’s quality system regulations, the manufacturing and distribution of our product candidate could be interrupted, and our product sales and operating results could suffer.

A material step in the process of the commercialization of our product candidate will involve selecting a manufacturer or manufacturers for our pump. We and any future contract manufacturers of our insulin pump will be required to comply with the FDA’s quality system regulations, which impose a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of medical devices. The FDA enforces its quality system regulations through periodic unannounced inspections. We cannot assure you that, in the future, any manufacturing facilities owned by us or any contract manufacturer will pass any quality system inspection. In the event that our or any contract manufacturer’s facilities fails a quality system inspection, the manufacturing or distribution of our product candidate could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of any packaging and labeling operations or then manufacturing operations of any contract manufacturers, or a recall of our insulin pump. If any of these events were to occur, we at such time would not be able to provide our customers with the quantity of insulin pumps that they require on a timely basis, our reputation could be harmed and we could lose any customers we then have, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

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We may undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents. See “Business - Patents,” below.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which would have a significant effect on our business.

Inventions discovered in the course of performance of contracts with third parties or contractors may become jointly owned by such third party contractors and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions or jointly developed improvements thereto. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.

Assuming our insulin pump receives FDA clearance or approval, our insulin pump will still be subject to recalls, which would harm our reputation, business operations and financial results.

Even assuming we obtain FDA approval or clearance with regard to our insulin pump, the FDA has the authority to require the recall of our pump if we commence manufacturing of our insulin pump and we or any contract manufacturers we retain fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of the device. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that our device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. Any recall would divert management’s attention and financial resources and harm our reputation with customers. A recall involving our insulin pump would be particularly harmful to our business, financial condition and results of operations because it is currently our only product candidate.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Negative economic conditions and issues with regard to the financial markets, could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our then operations and liquidity. A general shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession in the future. If such occurred, we would face significant challenges if conditions in the capital markets did not improve. Our ability to access the capital markets under such circumstances could be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital under such circumstances, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long such negative conditions might continue.

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Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. If in the future we are approved for and are otherwise able to commercialize our insulin pump, but are unable to obtain adequate reimbursement or insurance coverage for such product candidate from third-party payors, we will be unable to generate significant revenue.

Because our current insulin pump prototype is still in the development stage, it does not have reimbursement and is not approved for insurance coverage. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain. In the United States, patients using insulin pumps are generally reimbursed for all or part of the product cost by Medicare or other third-party payors. Any future commercial success of our insulin pump will be substantially dependent on whether third-party coverage and reimbursement is available for future customers. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical devices, and, as a result, they may not cover or provide adequate reimbursement for our insulin pump, assuming we are able to fully develop and obtain all regulatory approval to market it in the United States. In addition, in certain countries, no uniform policy of coverage and reimbursement for medical device products and services exists among third-party payors. Therefore, coverage and reimbursement for medical device products and services can differ significantly from payor to payor. In addition, payors continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained, or maintained if obtained. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our insulin pump, patients may not use it, which would cause investors to lose their entire investment.

We are subject to the oversight of the SEC and other regulatory agencies. Investigations by those agencies could divert management’s focus and could have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight of the SEC and state regulatory agencies, in addition to the FDA. As a result, we may face legal or administrative proceedings by these agencies. We are unable to predict the effect of any investigations on our business, financial condition or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” and are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

Our shares of common stock are quoted on the OTCQB Market, and the trading market for our common stock is limited.

Our shares of common stock are traded on the OTCQB Market. There is currently a limited trading market for our common stock, and, prior to 2021, there had been no active trading market for our common stock. While we believe an active trading market for our common stock is developing, there can be no assurance that an active trading market for our common stock will develop, or, even if one develops, will be sustained.

We do not expect any cash dividends to be paid on our shares of common stock for the foreseeable future.

We have never declared or paid a cash dividend and we do not anticipate declaring or paying dividends on our common stock for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, shareholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure shareholders of a positive return on their investment when they sell their shares or that shareholders will not lose the entire amount of their investment.

If the beneficial ownership of our common stock continues to be highly concentrated, it may prevent our shareholders from influencing significant corporate decisions.

As of December 31, 2021, our executive officers, directors and certain persons who may be deemed affiliates beneficially owned substantially in excess of 50% of our issued and outstanding common stock. As a result, such persons may exercise substantial influence over the outcome of corporate actions requiring shareholder approval including, without limitation, the election of directors, certain mergers, consolidations and sales of all or substantially all of our assets or any other significant corporate transactions. Such persons may also vote against a change of control, even if such a change of control would benefit our other shareholders.

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Sale of our common stock by shareholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock that would be caused by the sale of material amounts of our common stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of the first sale of shares covered by this prospectus, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior September 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Our common stock may be classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Our common stock is currently traded on the OTCQB Venture Market. Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we do not obtain or retain a listing on Nasdaq and if the price of our Common Stock is less than $5.00, our common shares may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our common stock. We believe that the penny stock rules may discourage investor interest in and limit the marketability and reduce the level of trading activity of our common shares. The market price of our common stock may suffer as a result.

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Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital.

Our articles of incorporation allow for our board of directors to create new series of preferred stock without further approval by our shareholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Currently, our board of directors has the authority to designate and issue up to 5,000,000 shares of our preferred stock without further shareholder approval. In the future, our board of directors could authorize the issuance of one or more series of preferred stock that would grant to holders, among other rights, the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of our preferred shares acquired by such persons, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing shareholders.

We have not held regular annual meetings of shareholders in the past, and if we are required by the Nevada District Court to hold an annual meeting pursuant to Nevada Revised Statutes §78.345(1), it could result in the unanticipated expenditure of funds, time and other Company resources.

Section 2.01 of our Amended Bylaws provides that an annual meeting of shareholders shall be held each year on a date and at a time designated by our board of directors. Section 78.345(1) of the Nevada Revised Statutes provides that, if there is a failure to hold the annual meeting for a period of 18 months after the last election of directors, shareholders owning at least 15% of the voting power of the outstanding common stock may apply to the Nevada district court to order the election of directors. We have not held regular annual meetings of shareholders in the past because approximately 75% of our voting stock is owned by our largest shareholders, thereby making it easy to obtain written consent in lieu of a meeting when necessary. Moreover, handling matters by written consent allows us to save on financial and administrative resources required to prepare for and hold such annual meetings. To our knowledge, no shareholder or director has requested our management to hold such an annual meeting and no shareholder or director has applied to the Nevada district court seeking an order directing us to hold such an annual meeting of shareholders. However, if one or more shareholders or directors were to apply to the Nevada district court seeking such an order, and if the Nevada district court were to order an annual meeting before we were prepared to hold one, the preparation for an annual meeting of shareholders and the meeting itself could result in the unanticipated expenditure of funds, time, and other resources of ours.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely affect the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. If we are unable to maintain effective internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). In addition, we may be unable to accurately report our financial results in future periods, or report them within the timeframes required by the requirements of the SEC or the Sarbanes-Oxley Act. Failure to comply with the Sarbanes-Oxley Act, when and as applicable, could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in identification of additional material weaknesses or significant deficiencies, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

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Furthermore, Section 404 of the Sarbanes-Oxley Act and related regulations require our management to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Based on its evaluation, our management concluded that our internal controls over financial reporting were effective as of March 31, 2021. We cannot provide assurance that, in the future, a material weakness or significant deficiency will not exist or otherwise be discovered. If that were to happen, it could harm our operating results and cause shareholders to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our securities.

Our board of directors is able to adopt recapitalizations through forward or reverse splits of our outstanding shares of common stock without shareholder approval.

Pursuant to our amended and restated articles of incorporation, our board of directors has the power, without obtaining shareholder approval, to effectuate recapitalizations of us through forward or reverse splits of our outstanding common stock. As a result of such provision, our board of directors can implement recapitalizations of us by effectuating a forward or reverse stock split of our outstanding common stock, which would increase or decrease each of our shareholder’s number of shares owned, and our shareholders will have no right to approve or disapprove any such action even if such actions have a material adverse effect on them.

Risks Related to This Offering

We may be unable to list our stock on a national exchange, such as the Nasdaq Capital Market.

There has been a limited public market for our common stock. It is our intention to qualify for the trading of our common stock on a national exchange, and we have applied to list our common stock on Nasdaq concurrently with the closing of the offering. However, we may not meet or maintain certain qualifying requirements for Nasdaq. If we are unable to meet these requirements, we may be limited to trading conducted on the OTCQB.

There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Capital Market, a failure of which could result in a de-listing of our common stock.

The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from the Nasdaq Capital Market. In addition, to maintain a listing on the Nasdaq Capital Market, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated the net proceeds from this offering for any specific purpose, except as generally set forth under “Use of Proceeds.” As set forth therein, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with or ways which are likely to increase the value of your investment. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company or your investment. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is a limited market for our securities, which may make it more difficult to dispose of our securities and we may fail to sustain trading on Nasdaq, which could make it more difficult for investors to sell their shares.

Our common stock is quoted on OTCQB, under the symbol “MODD,” and, to date, has traded on a limited basis. We have applied to list our common stock on Nasdaq under the symbol “MODD.” In the event our common stock begins trading on the Nasdaq, there can be no assurance that trading of our common stock on such market will be sustained. In the event that our common stock is not listed on Nasdaq or if we do not sustain such listing, our common stock could be quoted only on the OTC Markets. Under such circumstances, you may find it significantly more difficult to trade, or to obtain accurate quotations for our common stock and our common stock may become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and other similar investors.

A more active market for our common stock may never develop, and we are under no obligation to seek out a more active market for our common stock.

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If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

The public offering price per share of our common stock may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of $30,000,000 of shares of our common stock in this offering, at the assumed public offering price of $12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, purchasers of our common stock in this offering will incur immediate dilution of $10.30 per share in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

If we issue additional shares of common stock (including pursuant to the exercise of outstanding stock options or warrants), or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through and including the date 90 days after the date of this prospectus, subject to certain exceptions. The underwriters may, in their discretion, release the restrictions on any such shares at any time without notice. See “Underwriting.” We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If the price of our common stock fluctuates significantly, your investment could lose value.

Our common stock is currently quoted on the OTCQB, under the symbol “MODD,” and, to date, has traded on a limited basis. We have applied to list our common stock on Nasdaq under the symbol “MODD.” We cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including, but not limited to:

•	our quarterly or annual operating results;

•	changes in our earnings estimates or the failure to accurately forecast and appropriately plan our expenses;

•	failure to achieve our growth expectations;

•	failure to attract customers and retain them;

•	the effect of increased or variable competition on our business;

•	additions or departures of key or qualified personnel;

•	failure to adequately protect our intellectual property;

•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;

•	changes in governmental or other regulations affecting our business;

•	our compliance with governmental or other regulations affecting our business; and

•	changes in global or regional industry, general market, or economic conditions.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes may not be possible to predict and often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

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Risks Related to Our Reverse Stock Split

On November 29, 2021, we implemented a 1-for-3 reverse stock split, however, we cannot assure you that we will be able to comply with the minimum bid price requirement of Nasdaq.

There can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for us to comply with the minimum bid price required for Nasdaq to approve the listing of our common stock. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement. In addition to specific listing and maintenance standards, Nasdaq has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other initial listing standards of Nasdaq.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to list our common stock on the Nasdaq. Our failure to meet these requirements may result in our common stock not being listed on the Nasdaq, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that are outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that relate to future events or to our future operations or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this registration statement, we caution you that these statements are based on our estimates or projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance, experience or achievements to differ materially from those expressed or implied by any forward-looking statement. Actual results, level of activity, performance, experience or achievements may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including our critical accounting policies and risks and uncertainties relating, to:

•	our strategies, prospects, plans, expectations, forecasts or objectives;

•	our ability to achieve a marketable product (i.e., our insulin pump) and the costs and timing thereof;

•	acceptance of our product candidate by our target market and our ability to compete in such market;

•	our ability to raise additional financing when needed and the terms and timing thereof;

•	our ability to expand, protect and maintain our intellectual property rights;

•	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing or the period for which our existing cash resources will be sufficient to meet our operating requirements;

•	our analysis of the target market for our insulin pump;

•	the impact of COVID-19 and other adverse public health developments on our operations and our industry:

•	our ability to obtain all regulatory approvals and clearances relating to our insulin pump including those of the United States Food and Drug Administration, or FDA;

•	regulatory developments in the United States and other countries;

•	the timing and costs of our obtaining all regulatory approvals and clearances identified immediately above;

•	our compliance with all applicable laws, rules and regulations, including those of the Securities and Exchange Commission, or SEC, and the FDA;

•	our plans to list our common stock on the Nasdaq and whether an active trading market for our common stock will develop;

•	our ability to compete in the diabetes marketplace with larger and more substantial medical device companies;

•	general economic, business, political and social conditions;

•	our reliance on and our ability to retain (and if necessary, timely recruit and replace) our officers, directors and key employees and their ability to timely and competently perform at levels expected of them;

•	our ability to generate significant revenues and achieve profitability;

•	our ability to manage the growth of our business;

•	our commercialization, marketing and manufacturing capabilities and strategies;

•	our ability to expand, protect and maintain our intellectual property position;

•	the success of competing third-party products;

•	our ability to fully remediate our identified internal control material weaknesses;

•	our ability to meet the initial or continuing listing requirement of the Nasdaq Capital Market;

•	our ability to comply with regulatory requirements relating to our business, and the costs of compliance with those requirements, including those on data privacy and security;

•	the specific risk factors discussed under the heading “Risk Factors” set forth in this prospectus; and

•	various other matters, many of which are beyond our control.
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USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $27,500,000, based on an assumed public offering price of $12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the option to purchase additional shares is exercised in full, we estimate that our net proceeds will be approximately $31,670,000.

As of September 30, 2021, we had cash and cash equivalents of approximately $0.8 million. We currently expect that to use the net proceeds from this offering, together with the $0.8 million of cash and cash equivalents, primarily for the following purposes:

•	Approximately $1.7 million for repayment of amounts borrowed and interest incurred by us under the promissory note held by Manchester Explorer, LP;

•	Approximately $6.5 million for research and development for new products and improvements to our initial pump product candidate including, but not limited to, hiring of key personnel, and costs for continued research activities;

•	Approximately $9.0 million to develop our sales, marketing and admin istrative capabilities and organization, including but not limited to adding additional staff, public relations and advertising;

•	Approximately $9.0 million to develop our manufacturing and production capability, including capital expenditures; and

•	The remainder for working capital, other capital expenditures and general corporate purposes.

We believe that our existing cash and cash equivalents, along with the net proceeds from this offering, together with interest on cash balances, will be sufficient to fund our operating expenses and capital expenditure requirements through at least the next 12 months. The amount and timing of our actual expenditures and actual use of the net proceeds of the offering will depend upon numerous factors, including the timing of our submission to the FDA for 510(k) clearance of our product candidate, which is necessary to commence commercialization, the timing and results of our product launch, including all commercialization activities, the progress of our continuing product research and development activities, our ability to establish our outsourced manufacturing operations, and our ability to add the required staff to execute our business plan, any collaborations that we may enter into with third parties, and any unforeseen delays or cash needs.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business conditions. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these certain of these activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

Pending their use, we plan to invest the net proceeds from this offering in high-quality, short-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCQB tier of OTC Markets Group, Inc. under the trading symbol “MODD” on a very limited basis. We have applied to list our common stock on Nasdaq under the symbol “MODD.”

On November 29, 2021, we effected a 1-for-3 reverse split of our common stock. All share and per share information gives effect, retroactively, to the reverse stock split.

As of December 31, 2021, there were approximately 75 registered holders of record of our common stock and the last reported sale price of our common stock on the OTCQB on January 10, 2022, was $12.49 per share.

Any OTCQB quotations of our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock for the foreseeable future, and currently intend to retain any future earnings to fund our operations and the development and growth of our business. Any future determination to declare and pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our board of directors may deem relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021.

•	an actual basis (giving effect on a retroactive basis, to a 1-for 3 reverse stock split which was effected on November 29, 2021).

•	on a pro-forma basis to give effect to (i) our sale of $30,000,000 of shares of common stock in this offering at the assumed public offering price of $12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022 after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the conversion of $6,610,560 principal amount of convertible notes and accrued interest thereon and 767,783 common stock purchase warrants (assuming interest calculated through December 31, 2021).

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The as adjusted information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 30, 2021
	Actual	Unaudited Pro Forma
Cash and cash equivalents	$798,161	$28,284,288
Convertible notes payable	$4,855,260	$—
Stockholders’ equity:
Preferred stock, par value $0.001; 5,000,000 shares authorized and undesignated, actual, pro forma; no shares issued and outstanding, actual or pro forma	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized; 6,327,521 shares issued and outstanding, actual; 9,443,954 shares issued and outstanding, pro forma	6,328	9,444
Additional paid-in capital	20,056,716	52,742,206
Accumulated deficit	(25,163,858)	(25,163,858)
Total stockholders’ equity (deficit)	$(5,100,814)	$27,587,792
Total capitalization	$(245,554)	$27,587,792

Each $1.00 increase (decrease) in the assumed public offering price of $12.49 per share would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $2.2 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 100,000 shares in the number of shares we are offering would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.2 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 6,327,521 shares of our common stock outstanding as of September 30, 2021, and excludes, as of such date:

•	714,511 shares of our common stock issuable upon conversion of the convertible promissory notes and accrued interest, assuming conversion at a price of $9.37 per share;
•	767,783 shares of our common stock issuable upon exercise of warrants issued to our convertible promissory note holders;
•	1,597,650 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $7.17 per share; and

•	1,069,017 shares of our common stock reserved for issuance pursuant to future awards under our Amended 2017 Equity Incentive Plan, or the 2017 Plan.

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DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

As of September 30, 2021, our historical net tangible book value was $(6,856,104) or $(1.08) per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 6,327,521, the number of shares of common stock outstanding on September 30, 2021.

After giving effect to the sale of $30,000,000 of shares of our common stock in this offering at the assumed offering price of $12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) our net tangible book value as of September 30, 2021 would have been $20,630,023 or $2.19 per share. This amount represents an immediate increase in net tangible book value of $3.27 per share to our existing stockholders. Investors purchasing our common stock in this offering will have paid $10.30 more than the as adjusted net tangible book value per share after this offering.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share		$12.49
Historical net tangible book value per share as of September 30, 2021	$(1.08)
Increase in net tangible book value per share attributable to new investors	$3.27
Net tangible book value per share after the offering		2.19
Dilution per share to new investors		$10.30

Each $1.00 increase (decrease) in the assumed public offering price of $12.49 per share would increase (decrease) our net tangible book value after this offering by approximately $0.24 per share, and increase (decrease) the dilution per share to new investors by approximately $0.24 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ over-allotment option in full.

If the underwriters exercise their over-allotment option in full in this offering, the as adjusted net tangible book value after the offering would be $2.53 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $3.61 per share and the dilution per share to new investors would be $9.96 per share, in each case assuming a public offering price of $12.49 per share, which is the last reported sale price of our common stock on the OTCQB Market on January 10, 2022.

The number of shares of our common stock to be outstanding after this offering is based on 6,327,521 shares of our common stock outstanding as of September 30, 2021, and excludes, as of such date:

•	714,511 shares of our common stock issuable upon conversion of our convertible promissory notes and accrued interest, assuming conversion at a price of $9.37 per share;
•	767,783 shares of our common stock issuable upon exercise of warrants issued to our convertible promissory note holders;
•	1,597,650 shares of our common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $7.17 per share; and

•	1,069,017 shares of our common stock reserved for issuance pursuant to future awards under the 2017 Plan.

If the shares described above that are reserved for issuance to the holders of our convertible promissory notes and related warrants and under our 2017 Plan are issued, or we otherwise issue additional shares of common stock in the future, there could be further dilution to investors participating in this offering. In addition, we anticipate needing to raise additional capital before generating positive cash flows and we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with our unaudited condensed consolidated financial statements and the notes to those financial statements for the three and six months ended September 30, 2021 and September 30, 2020 and consolidated financial statements and notes to those financial statements for the years ended March 31, 2021 and March 31, 2020 included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Company Overview

We are a development stage medical device company focused on the design, development, and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part patch pump, our MODD1 product candidate, the Company seeks to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently-available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product candidate seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets.

Historically, we have financed our operations principally through private placements of our common stock and convertible promissory notes. Based on our current operating plan, substantial doubt about our ability to continue as a going concern for a period of at least one year from the date that the financial statements included in Item 1 of this Report are issued exists. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities, to support our future operations. If we are unable to secure additional capital, we will be required to curtail our research and development initiatives and take additional measures to reduce costs. We have provided additional disclosure in Note 1 to the condensed consolidated financial statements in and under Liquidity below.

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Impacts of COVID-19

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on our operational and financial performance will depend on future developments, including, without limitation, the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of our control, and cannot be predicted.

In March 2020, Santa Diego County in California, where we are based, and the state of California issued “shelter-in-place” orders (the Orders). We complied with the Orders and minimized business activities at our San Diego facility from March 2020 until May 2021. During that time, we implemented a teleworking policy for our employees and contractors to reduce on-site activity at our facility. In May 2021, our employees and certain contractors returned to work in our office. We have and continue to experience longer lead times for certain components used to manufacture initial quantities of our product candidates for our submission to the FDA. We remain diligent in continuing to identify and manage risks to our business given the changing uncertainties related to COVID-19. While we believe that our operations personnel are currently in a position to build an adequate supply of products for our FDA submission, we recognize that unpredictable events could create difficulties in the months ahead. We may not be able to address these difficulties in a timely manner, which could delay our submission to the FDA and negatively impact our business, results of operations, financial condition and cash flows.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We were recently able to raise additional capital in a private placement of convertible promissory notes (see discussion below under Liquidity). However, we need to raise additional capital to support our operations in the future. We may be unable to access the capital markets or additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and holders of the convertible promissory notes and to our business.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. On an ongoing basis, we make these estimates based on our historical experience and on assumptions that we consider reasonable under the circumstances. Actual results may differ from these estimates and reported results could differ under different assumptions or conditions. Our significant accounting policies and estimates are disclosed in Note 1 of the Notes to Consolidated Financial Statements for the year ended March 31, 2021. As of September 30, 2021, there have been no material changes to our significant accounting policies and estimates.

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Results of Operations

Research and Development

	September 30,		Change
	2021	2020	2020 to 2021
Research and development – Three months ended	$2,105,380	$1,092,665	$1,012,715	92.7%
Research and development – Six months ended	$3,893,511	$2,063,480	$1,830,031	88.7%

Our research and development expenses include personnel, consulting, materials and other costs associated with the development of our insulin pump product candidate. We expense research and development costs as they are incurred.

Research and development, or R&D, expenses increased for the three months ended September 30, 2021 as compared with the prior period of fiscal 2021 primarily due to increased engineering and manufacturing consulting costs, as we have increased our development and manufacturing activities. R&D expenses increased for the six months ended September 30, 2021 as compared with the prior period of fiscal 2021 primarily due to increased engineering and manufacturing personnel and consulting costs, prototype and production component and material costs and stock-based compensation expenses. R&D expenses included non-cash, stock-based compensation expenses of $116,742 and $101,915 for the three months ended September 30, 2021 and 2020, respectively, and $255,027 and $205,640 for the six months ended September 30, 2021 and 2020, respectively. We expect R&D expenses to remain flat to slightly decrease for the remainder of fiscal 2022, as we continue to advance the development of our pump product candidate and develop an initial low-volume manufacturing process.

General and Administrative

	September 30,		Change
	2021	2020	2020 to 2021
General and administrative – Three months ended	$1,589,032	$766,513	$822,519	107.3%
General and administrative – Six months ended	$3,174,489	$1,669,910	$1,504,578	90.1%

General and administrative expenses consist primarily of personnel and related overhead costs for facilities, marketing, finance, human resources and general management.

General and administrative, or G&A, expenses, increased for the three and six months ended September 30, 2021 as compared with the prior periods of fiscal 2021 primarily as a result of increased stock-based compensation expense and increased consulting and legal fees. G&A expenses included stock-based compensation expenses of $745,689 and $198,689 for the three months ended September 30, 2021 and 2020, respectively, and $1,263,324 and $439,680 for the six months ended September 30, 2021 and 2020, respectively. We expect G&A expenses to increase for the remainder of fiscal 2022, as we pursue a public offering of our common stock.

Interest Expense

	September 30,		Change
	2021	2020	2020 to 2021
Interest expense – Three months ended	$685,793	$—	$(685,793)	—
Interest expense – Six months ended	$1,194,670	$—	$(1,194,670)	—

Interest expense consisted of interest expense on our convertible promissory notes, including amortization of debt issuance cost. To date, we have accrued all interest on the Notes. See Note 4 to the condensed consolidated financial statements.

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Liquidity and Capital Resources

As a development-stage enterprise, we do not currently have revenues to generate cash flows to cover operating expenses. Since our inception, we have incurred operating losses and negative cash flows in each year due to costs incurred in connection with R&D activities and G&A expenses associated with our operations. For the six months ended September 30, 2021, we incurred a net loss of approximately $9.2 million. For the years ended March 31, 2021 and 2020, we incurred net losses of approximately $7.4 million and $5.3 million, respectively. At September 30, 2021, we had a cash balance of approximately $0.8 million and an accumulated deficit of approximately $25.2 million. When considered with our current operating plan and the requirement to repay all of the Notes by May 2022, these conditions raise substantial doubt about our ability to continue as a going concern for a period of at least one year from the date that of issuance of the consolidated financial statements included in Item 1 of this Report. Our consolidated financial statements do not include adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise additional capital through the sale of equity or debt securities to support our future operations, and we are currently seeking such additional financing. As discussed in Note 3 to our condensed consolidated financial statements in Item 1 of this Report, we obtained forgiveness of the $368,000 principal balance and interest on the PPP Note we received from Silicon Valley Bank in April 2020 under the U.S. Small Business Administration Paycheck Protection Program. As discussed in Note 4 to our condensed consolidated financial statements in Item 1 of this Report, in May 2021, we completed a private placement of $6,610,500 aggregate principal amount of our convertible promissory notes (the Notes). The Notes are unsecured obligations of ours with each Note having a stated maturity date of 12 months from its issue date (the Issue Date). The Notes bear interest at a rate of 12% per annum, payable on maturity, provided that, if we fail to pay any amounts when due under a Note, the interest rate increases to the greater of 16% or the maximum amount permitted by law. Each Note may be prepaid at our option during the first 270 calendar days following its Issue Date (the 270th day, the Trigger Date), subject to a 110% prepayment penalty on all principal and accrued interest then outstanding. No Notes may be prepaid in whole or in part after the Trigger Date. As discussed in Note 9 to our condensed consolidated financial statements in Item 1 of this Report, on October 28, 2021, we issued $250,000 of common stock in a private placement, and we issued a secured promissory note (the Bridge Note) to an investor. The Bridge Note provides us with a $3,000,000 revolving credit facility with all amounts being drawn down by the Company thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022. Through December 31, 2021, we had drawn down $1,500,000 under the Bridge Note.

Our operating needs include the planned costs to operate our business, including amounts required to fund research and development activities, including clinical studies, working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our product candidate, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product offering. If we are unable to secure additional capital, we will be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash.

For the six months ended September 30, 2021, we used $4,784,725 in operating activities, which primarily resulted from our net loss of $9,216,848, increased for a non-cash gain on the PPP Note extinguishment of $368,780 and net changes in operating lease assets and liabilities of $22,947, as adjusted for changes to operating assets and liabilities of $791,746, a loss on debt extinguishment of $1,321,450 stock-based compensation expenses of $1,518,351, $314,265 for issuances of shares of common stock in exchange for services, depreciation and amortization expenses of $53,599, interest expense of $824,439 for amortization of debt discount, and other immaterial adjustments. For the six months ended September 30, 2020, we used $3,029,671 in operating activities, which primarily resulted from our net loss of $3,734,886 and changes to operating assets and liabilities of $122,860, as adjusted for stock-based compensation expenses of $645,320, depreciation and amortization expenses of $52,314, net changes in lease assets and liabilities of $130,441.

For the six months ended September 30, 2021 and 2020, cash used in investing activities of $22,779 and $93,303, respectively was due to the purchase of property and equipment.

Cash provided by financing activities of $4,137,200 for the six months ended September 30, 2021 was attributable to net proceeds from the issuance of our Notes. Cash provided by financing activities of $1,487,414 for the six months ended September 30, 2020 was attributable to net proceeds of $1,118,634 from the sale of shares of our common stock in a private placement that was initiated in March 2020 and $368,780 in proceeds from the PPP Note.

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BUSINESS

Overview

Modular Medical is a development stage medical device company focused on the design, development, and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part patch pump, the Company seeks to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, we seek to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The product candidate seeks to serve both the type 1 and the rapidly growing, especially in terms of device adoption, type 2 diabetes markets.

Differentiation

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people who require insulin on a daily basis from choosing an insulin pump to treat their diabetes. We believe, that by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage. We believe that to achieve broader market acceptance, an insulin pump must be easier to learn to use, be less time consuming to operate, more intuitive to both patients and physicians, and meet the standards for coverage by insurance providers so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

Among the more prominent issues are:

•	Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” who have high levels of motivation and technical competence. The complexity of pumps proves daunting to less technically inclined users.

•	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring additional equipment to introduce a catheter to the patient’s body and up to 48 inches of tubing, which must be replaced frequently, to connect the catheter to a pump. This requires users to carry spare parts and other equipment adding to the difficulty of using the pump.

•	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. These costs vary by pump, but multi-thousand-dollar upfront payments, often with substantial co-payments in addition to possible daily co-payments on consumables, can easily place current pumps out of reach for patients. This makes insurance providers hesitant to pay for them, leading to limited or absent reimbursement/coverage and high hurdles for patients to gain access.

•	Outdated style: Consumer electronics devices have evolved in both form and function. Diabetes pumps have not experienced similar progress. We believe that consumers will be more receptive of products designed with the user experience in mind and that many have low tolerance for complex, difficult procedures for use and maintenance of products.

•	Pump mechanism limitations: Traditional pumps generally utilize a syringe and plunger mechanism to deliver insulin. We believe this design limits the ability to reduce the size of the pump, and also potentially exposes the user to the unintended delivery of the full volume of insulin within the pump, which can cause hypoglycemia or death. We believe that the fear of adverse health events due to technical malfunctions related to traditional pump mechanism limitations deters the adoption of insulin pump therapy.

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Our team has substantial knowledge of the diabetes industry and experience in developing, obtaining marketing authorization for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement. It also has been designed considering a natural migration path to multi-chamber/multi-liquid pumps, potentially offering an exciting array of new therapies to patients with diabetes and other conditions.

Our goal is to become the leader in expanding access to insulin pump technology to a wider portion of diabetes sufferers and provide not just care for the super users, but “diabetes care for the rest of us.” We believe there is a substantial opportunity to penetrate the type 2 MDI marketplace, whether through this new insulin pump or further simplification of pumps for the type 2 marketplace.

The MODD1 is a high-precision, first-line pump that we believe represents the best choice for new pump patients because it is easy to afford, easy to learn, easy to use, and has a revolutionary design and technology that enable precision with low-cost manufacture and high reproducibility.

Key features include:

•	Two parts - one reusable, one disposable - snap together to form the working system;

•	One button interface, easy to learn and use;

•	90-day reusable, 3-day disposable;

•	Removable at any time from an adhesive bracket;

•	No external controller required, no charging, no battery replacement; and

•	Slim profile, lighter weight.

A proprietary survey of American healthcare payors representing 50 million covered lives (approximately 1/3 of U.S. covered lives) performed for us by industry leading survey firm ISA has demonstrated that payors are willing to grant equivalent or preferential coverage for a product with this feature set at launch in exchange for rebates of about 20%. These costs are built into all of our models.

Diabetes Classifications and Therapies

Diabetes is typically classified as either type 1 or type 2:

•	T1D is an auto-immune condition characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence. Individuals with T1D require daily insulin therapy to survive.

•	T2D represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce sufficient insulin. Initially, many people with T2D attempt to manage their condition with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1 (GLP-1) drugs. However, as their diabetes advances, patients often progress to requiring insulin therapies such as once-daily long-acting insulin and ultimately to intensified mealtime rapid-acting insulin therapy. This represents an important portion of the diabetes market with an estimated 1.6 million T2D intensively treated with insulin currently in the United States.

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Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels are not well controlled and frequently become very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disorders, occlusive vascular diseases, lower-limb amputation, stroke, cardiovascular disease, and death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or, in certain cases, result in seizures, coma, and/or death.

All people with T1D, which is our primary market, require daily insulin. According to the Seagrove 2021 Diabetes Blue Book, approximately 18% of people with T2D in the United States, or 4.7 million people, require insulin (basal alone represent 3.1 million and basal plus mealtime represent 1.6 million) to manage their diabetes. In this prospectus, we refer to people with T1D and people with T2D who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection, or MDI therapy, or the use of an insulin pump to deliver mealtime insulin boluses to help with glucose absorption after carbohydrate consumption and a continuous subcutaneous insulin infusion, or CSII therapy, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests such as hemoglobin A1c (HbA1c) measure and more recently Time in Range (TIR) where a continuous glucose measuring device is used to calculate this test. Among other medical benefits, it has been demonstrated that insulin pump use can decrease glucose variability, reduce the number of hypoglycemia, decrease the daily doses of insulin and reduce the fear of hypoglycemia.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps as well as high and often prohibitive costs for both the patient and insurance provider has resulted not only in dissatisfaction among many existing pump users (fewer than half purchase a new pump after the warranty expires per Seagrove Partners estimate), but also has severely limited the adoption rate of insulin pumps by a large segment of the MDI diabetes population, who we refer to in this prospectus as “Almost Pumpers.”

We define Almost Pumpers as insulin-requiring people with diabetes who are aware of pumps and their potential benefits but because of past experiences, pump shortcomings, cost, complexity, and time and learning required to adopt and utilize currently available insulin pumps, continue to receive their daily insulin through MDI therapy.

Our initial focus for our insulin pump is the almost pumper segment population located in the United States.

Our research, along with marketplace data, estimates that 32% of Americans with T1D use insulin pump therapy and 28% of Americans with T1D (44% of those who currently utilize MDI) can be classified as having an interest in pump adoption and meeting the American Diabetes Association guidelines of glucose control if their objections to the currently available suite of products can be overcome. They do not want to closely manage their glucose levels and incur the associated time and effort involved. They are the Almost Pumpers. We have developed what we believe to be the most technologically advanced delivery system overcome the objections and provided motivation for this market. We believe that there are four addressable hurdles to adoption:

•	Usability: the device needs to be easy to learn and to operate;

•	Affordability: we will focus on overcoming copay and insurance hurdles rather than leaving the “insurance journey” to the clinician and patient;

•	Accessibility and Education: we will seek to engage patients to sample this new technology by supplying clinicians with free samples and simple training to allow people to see first-hand the typical barriers to adoption that have been overcome; and

•	Service and Support: where we will answer their questions and concerns during this diabetes experience.

We believe this conversion process, engaging people to try and thereby receive the benefits of our technology will substantially increase adoption of insulin pumps among both those with T1D and T2D who remain reliant upon multiple daily injections. Diabetes is a disease that appears throughout the world. Therefore, we cannot segment the market by socioeconomics, education or level of care. We intend to create an insulin pump that appeals to all Almost Pumpers.

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Market

The International Diabetes Federation, or IDF, estimates that, in 2019, approximately 460 million people were living with diabetes worldwide and, that by 2045, this number will increase to approximately 700 million people

An estimated 34 million people in the United States live with diabetes. Within this group, T1D accounts for approximately 1.8 million people (7% of total) with the remainder being T2D. All people with T1D require daily insulin. However, of the approximately 25.5 million people with T2D, about 1.6 million of them require intensive insulin treatments to manage their diabetes. This represents a large and growing market with the effects of diabetes accounting for roughly 25% of all healthcare dollars spent annually in the United States.

According to the National Diabetes HCP Survey conducted by Seagrove Partners, approximately 25% of the 1.6 million highly insulin intensive T2D have considered going “on pump.”

Insulin pumps have been shown to provide a higher level of care for insulin dependent people with diabetes and result in better glycemic control, fewer comorbidities, fewer trips to the emergency room, and higher overall quality of life. They also result in lower overall costs to the healthcare system, reducing typical expense per patient year from $27,195 to $16,992.

Despite these benefits, only 1 in 3 (32%) of the 1.8 million Americans with T1D and very few of the 1.6 million T2D intensively treated with insulin currently use an insulin pump, for a total of approximately 670,000 current users, with only a slow increase of insulin pump use. The remaining 68% of T1D’s and virtually all of the T2D’s rely on multiple daily injections (MDI) for glucose control. Decades of advances in technology advances have left these non-pumpers at a significant disadvantage from a control perspective versus their “pumping” counterparts.

We have identified a large segment of the market that we refer to as “Almost Pumpers.” Almost Pumpers are those insulin-requiring people with diabetes (T1D and T2D) who feel that they would adopt the pump if it were less expensive, less time consuming, less technically intimidating, and if there was no separate controller. They represent approximately 32% of the T1D market correlating to a $1.9 billion growth opportunity.

Insulin pumps on the market today require a substantial amount of time to manage the therapy, have high out of pocket costs that place these technologies out of reach for a large part of the population, and are feature-heavy with complex systems that have hampered adoption and intimidated many users. The most commonly used insulin pumps today require extensive training and hours of daily management. The average pump user must go through 42 steps of setup and refill process every 72 hours to “stay on track.”

The current reluctance to adopt the insulin pump has had serious consequences on the healthcare system. In the United States, people living with T1D have struggled to attain glycemic targets. A 2019 analysis of the large T1D Exchange clinical registry found that only 21% of U.S. adults with T1D achieved the ADA A1c goal (<7.0%). Further, according to a study published in JAMA Internal Medicine, researchers found no significant improvements in diabetes care between 2005 and 2016, with persistent gaps in care related to socioeconomic status.

The recent introduction and rapid adoption of Abbott Labs Freestyle Libre has made Continuous Glucose Monitoring (CGM) easier and more affordable, expanding the product category, and doubling its size. Now for the first time, there is an easy, less painful-no more finger sticks-- way for patients to have the data they need to understand more about their glucose levels and their insulin requirements. Access to such data has motivated patients to ask their diabetes clinician how they can achieve better glycemic control and made them more comfortable with using technology and wearables to treat their diabetes. Pumps offer a clear pathway to better control and better overall care. We believe that the insulin pump market is ready for a similar transition as that experienced in the CGM space. MODD1 pump represents a new and better offering to assist and induce a wide variety of patients to make the transition and bridge the void to superior control by becoming a “pumper.”

We believe the present pump marketplace is approximately a $1.9 billion market, comprising 32% of T1D pumpers and a small group of T2D pumpers. Seagrove Partners estimates that 28% of T1D patients and 25% of T2D patients would adopt technology that was easier to use, access and pay for. We believe the total addressable market approximates $3 billion, assuming revenue of $4,128 per patient, per year. We expect to spend approximately 15% of our total revenue on discounts and free samples to encourage adoption of our pump product.

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We are dedicated to helping all people with diabetes gain access to high quality care. We aim to help people with diabetes - especially Almost Pumpers and the historically underserved communities - gain access to insulin pump technology by making it affordable and easy to use.

Diabetes Care is at an Inflection Point

We believe that the insulin pump market stands at a crossroads as a confluence of events makes the timing for a new product introduction ideal.

2020 was a very difficult year in diabetes. Between COVID-19 and a loss of glycemic control during quarantines and isolation, deaths from diabetes rose by 17% in 2020 versus the prior year. This was sharpest among the young who saw deaths rise 29% in the 25-44 year old demographic. This has created a pain point and a desire to find new and better solutions and has raised awareness among patients, caregivers, payors, and policy makers.

COVID-19 also encouraged (and required) trial and adoption of telehealth models and a great many people have found them to their liking with a high proportion of patients and of health care providers (HCPs) that want to continue to use these technologies. We expect much of this shift and newfound comfort with distance care models to persist and believes that this can provide a patient acquisition and engagement model for insulin pumps and diabetes care, especially for pumps optimized for free trial and easy learning.

At the same time, reimbursement for patch pumps has been increasingly moving to a pharmacy benefits manager (PBM) model, which simplifies reimbursement which will further aid in a “frictionless launch.” This represents a fundamental shift in the insulin pump market, making onboarding rapid and simplifying a previously complex and time-consuming “insurance journey.”

The continuous glucose monitoring (CGM) space (wearable devices that monitor blood glucose levels) has been experiencing explosive growth largely driven by a new product introduction from Abbott Labs called the “libre.” This product was a more affordable, easier to use version of the popular Dexcom CGM. Not only is it now a larger (by revenues) product than Dexcom, but it accomplished this without seeming to slow Dexcom’s growth but rather by growing a new category with a new type of user.

These users are increasingly interested in adopting technology and wearables to manage their diabetes. We believe they are a natural market for a new type of pump if it can meet their needs and address their objections and that the conjunction of the above trends represents a unique opportunity in the insulin pump market’s history.

Diabetes technology companies understand that we are at a turning point with new markets (T2D, T1D that are currently not using technologies). This can be seen with increased discussion around this topic during recent national diabetes conferences, as well as but also an increase in marketing promotion. For example, Dexcom purchased a $5.5 million 30-second spot during the 2021 Super Bowl.

All these recent changes support the high proportion of T1D and T2D intensively treated with insulin that are considered as Almost Pumpers, number that may grow in the next years and that may be more reachable with adequate marketing strategies.

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Our Insulin Pump

Instead of building complex, bespoke, and difficult to manufacture and maintain pumping and control systems, we began with the technology and the user in mind. Using proprietary and patented methods of insulin measurement, we were able to eschew complex mechanisms and instead built a product candidate using only parts from high volume consumer electronics manufacturing lines, breaking the cost vs functionality curve that has existed in the insulin pump space and representing the first truly modern insulin pump design. This is a new kind of product for a new kind of patient.

The pre-production models of our low-cost insulin pump are now undergoing the testing required to submit to the FDA for clearance to market them in the United States. We continue to devote, substantial time and resources to better understand the needs and preferences of Almost Pumpers and the specific patent/provider/payor requirements to motivate change from MDI.

MODD1 has several distinguishing features:

1 - The pump has a simple button to press to deliver insulin as the patient requires it. The electronic pump uses a simple motor and rotating cam to motivate the insulin into the patient along with a low power Bluetooth (LPBT) and near field communication (NFC) chips to allow the patient to communicate with their smart phone, tablet, or other mobile computing platform, as appropriate.

2 – The pump snaps together with a three-day disposable cartridge that is patient filled with insulin for delivery. It includes the power source and a simple coin cell that allows it to run through the 80-hour life of the cartridge.

3 - There is a set (not shown) that contains a soft 6 mm cannula and an introducer for insertion into the skin and removal of the needle used to transfer insulin to the body.

4 - MODD1 comes with a variety of methods for the patient to wear the pump. Options include: a base plate with adhesive (shown) for attaching to the body that has features for holding the pump to the patient; overwraps to hold the product candidate to the patient; and a velcro strap with a base plate suitable for wrapping around the arm or leg of the patient.

The system will deliver a small continuous rate called a basal that will provide approximately 50% of the total daily dose required and the user will use the on-pump button to administer boluses, typically before and after meals.

The objective is to make the product candidate simple to acquire and take home, simple to learn and most importantly, simple to use to expand the pump market, drive adoption and ultimately better clinical outcomes.

Technological Advantages

The adoption of new ultra-high volume technologies will result in far easier manufacturing scale up as parts sourcing and assembly processes are far easier. The MODD1 was designed from the beginning for mass manufacturing processes and “lights out” or near lights out production assembly lines. This advantage is compounded by the high availability and already optimized cost reduction in its components. This has resulted in a cost of goods, estimated on the competitors’ announced margins and sales, 50% lower than our closest patch pump competitor.

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The adoption of modern, miniaturized technologies has led to numerous other advantages as well. The MODD1 pump is smaller in overall volume than Insulet’s popular Omnipod product and has a lower profile to the skin. Despite this, it holds a full 3mL (300 units) of insulin in line with full sized pumps such as Tandem and Medtronic, 50% more than the 2mL reservoir in the Omnipod. We believe that this volume advantage over other patch pumps will be significant as 24% of type 1 and over 50% of the rapidly growing type 2 market require more than 2mL of insulin every three days (the expected wear time of patch pumps).

In addition, our new and patented pumping modality will provide what we believe is the most even (and thus closest to the function of a healthy pancreas) delivery of basal insulin in the industry. Basal rate can be delivered almost continuously while other pumps are delivering micro-boluses every 5 minutes for the Omnipod, Tandem and Medtronic pumps. We plan to demonstrate the impact of our system on glycemic control in a future clinical study.

The technology allows the patient to simply add insulin and operate. The battery is included in each cartridge and the device is operated without a controller. Nothing needs charging. MODD1 has been made push button simple to appeal to a wider audience of users.

This new technology has also made the MODD1 lighter than existing offerings. Compared to the Insulet Omnipod, MODD1 weighs 20 grams (vs. 26 grams) empty and 23 grams (vs. 28 grams) fully filled (despite carrying 50% more insulin), a reduction of 23% and 18%, respectively. Also, unlike existing patch pumps, the MODD1 can be removed from the needle and taken off and replaced later if the user desires. This avoids loss of insulin in a pump due to accidental dislodging of the soft canula, an issue that users have expressed considerable dissatisfaction with on other patch pumps.

This technology is also uniquely suited to dual (or more) chamber pumps. We believe that such pumps will be integral to the realization of high time in range artificial pancreas solutions that require no human intervention, the next step forward from the cumbersome and awkward solutions today that require the user to announce meals, count and input carbs, and adjust delivery for exercise and sleep. The advantages of cost and miniaturization are multiplied in a multi-chamber setup and we expect to be able to reach price points, ease of use, and form factor unlike anything seen in the industry thus far. We believe that a prefilled, multi-hormone peel and stick patch pump able to function in a fully autonomous closed loop system with CGM’s represents the next generation of diabetes care. We believe that we have demonstrated our technology and are securing intellectual property protection on our approach.

We believe this technology, especially in dual chamber, will open up numerous applications outside of diabetes where medication compliance of complex therapy regimes is difficult addressing such spaces as weight loss, fertility, and simplifying complex delivery of multi-drug cocktails, especially those with diverse and challenging dosing schedules.

Our Solution

Our proposed pump is being designed and developed to address the aforementioned shortcomings of the existing pump market and to appeal to: (i) the substantial group of “Almost-Pumpers” who are currently interested in using an insulin pump, but have not done so because of the complexity, cost or cumbersome nature of existing products, and (ii) people who are using one of the currently available insulin pumps but are dissatisfied with such products. We believe that, owing to our new proprietary technology, our proposed insulin pump will be the simplest and least expensive product on the market and the easiest for providers to prescribe.

Our current pump prototype of our proposed pump has been built to test what we believe to be our novel approach to insulin pumps. By providing a pump that we believe will establish industry standards in terms of technology, simplicity to understand, ease of use and price, we believe our proposed pump will offer the vast majority of benefits afforded by more expensive and complex pumps but remain accessible to a substantially greater percentage of diabetes sufferers requiring daily insulin therapy.

We believe people generally will not use technology that intimidates them and physicians are hesitant to prescribe such technology. We believe mass market products, such as is intended for our proposed pump, must be “user friendly” and affordable. We believe this approach is fundamentally different from that applied to the existing pump market today where most pumps are continuously adding complex features and are “user friendly” to only the most technically astute.

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Our current goal is to successfully design, develop and obtain all required regulatory approvals for our proposed insulin pump, and, thereafter, commercialize the finished product. Our long-term goal is to become a leading provider of insulin pump therapy by focusing on both consumer and clinical needs.

To achieve our above stated immediate and current goals, we intend to pursue the following business strategies:

•	Use of innovative proprietary technology.

Based upon the substantial experience of Paul DiPerna, our President, Chief Financial Officer, Treasurer and Chairman of our Board of Directors, in engineering design and innovative technology in the medical device industry and, in particular, with insulin pumps, we have generated proprietary technology that has been incorporated into our proposed insulin pump. Generally, this technology is involved in the delivery of insulin to the user at the appropriate and necessary times. We believe this technology will greatly assist us in creating a simpler, user-friendly pump. We believe the proposed design, engineering and technology being incorporated into our proposed pump will make it substantially simpler and more affordable than those currently available. These features, together with the safety and reliability of our proposed pump, are designed to create the next generation of insulin pumps that will feature important and well-differentiated attributes compared to those currently available and make it available to consumers across mostly all socioeconomic groups in the United States and around the world.

•	Keep costs low during our design and development process.

To attempt to ensure that we have sufficient funds to design, develop, and obtain all required regulatory approvals for our proposed insulin pump without having to sacrifice quality and efficiency, we intend to maintain a tight budget and limit expenditures where possible. We believe this will be possible because of the extensive knowledge and experience of Mr. DiPerna, not only in the diabetes industry and more specifically in the insulin pump device market, but also his experience in designing and developing insulin pumps and other medical devices and his ability to manage a small, focused development team. We currently expect that various other expenses, such as product scale up, and sales and marketing costs, will not be incurred until such time as development work is completed and regulatory approvals obtained.

•	Employ experienced engineers selected, supervised, and led by Mr. DiPerna, a highly experienced and respected engineer and executive in the insulin pump industry.

To attempt to ensure our proposed insulin pump is “state of the art,” functional, and efficient, as well as to conserve funds, substantially all of our employees will initially be hand-picked engineers under the leadership of Mr. DiPerna. We believe that there is a strong pool of engineers with significant applicable experience and knowledge who we will be able to initially employ on a contract and/or outsource basis to help us design and develop our proposed insulin pump. We believe by hiring such persons on an out-source basis, we will save substantial resources and by having Mr. DiPerna lead and focus the team on technological and mechanical aspects of our proposed insulin pump, we believe our team will be well guided, focused, cost efficient, and able to efficiently design and develop our product candidate that we believe can eventually be a competitive and popular choice for people with insulin requiring diabetes.

Commercialization Strategy: Overcoming the Insurance Hurdles

Our goal is to establish MODD1 as the best option for new pump patients as we expand the market into the Almost Pumpers (Type 1 and Type 2) and the newly motivated CGM users. We seek to grow the market by providing first-line insulin pump therapy that is well suited to meet the needs of both diabetes patients requiring insulin and their clinicians.

•	MODD1 is approximately 50% less expensive to manufacture than Omnipod. This low cost allows us to spend more on patients and sampling. This will save money for payers. We can offer the pump with no upfront cost to patients. Benefits of MODD1 include:

o	20% discount vs Insulet (PODD) will drive preferred status;

o	Designed to use PBM codes as a disposable;
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o	No new code needed to be reimbursed at launch; and

o	Saves provider an estimated $1062/patient/year vs Omnipod.

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The MODD1 will be sampled and given to patients by the doctor or diabetes nurse educator at the time of the patient visit. When a patient is motivated to make change, our starter kit will make it easy for the clinician to initiate the new therapy that same day. We seek to eliminate the currently challenging “insurance journey” and product acquisition timeline and significantly reduce training time for the busy clinician, all major hurdles to pump adoption. We intend to add telehealth support to help the patient throughout adoption and use and to facilitate greater collaboration between patients and their physicians.

Europe represents another large potential market for MODD1. Approximately 60 million people in Europe live with diabetes. ($161 billion is spent annually in diabetes healthcare costs in the Europe). At present, cost containment is restricting pump uptake across Europe. Current pump usage hovers between 10% and 20% in many markets. Single payor healthcare systems across the Europe traditionally attempt to contain costs in the short term and seek low price technologies with moderate medical benefits. MODD1 will offer a rebalance of this risk/reward strategy in that payors will incur only minor incremental short-term costs with the benefit of longer -term cost savings associated with reliable pump use. We intend to employ a partnership strategy across Europe following in-house managed regulatory and pricing activities in the major markets (e.g., UK) and more cost receptive markets (e.g., Nordics). We are targeting European and United Kingdom approval towards early 2023. Our initial target market for our insulin pump is the Almost Pumper population located in the United States followed quickly by an effort to obtain CE mark approval for distribution throughout Europe.

Marketing

MODD1 tackles the most significant barriers to pump use-access and affordability-and makes it easier for clinicians, caregivers and individuals to manage diabetes care. Our commercialization plan will drive adoption and is designed to expand the market and is intended to do the following:

•	Maximize adoption with a comprehensive frictionless launch program. We will seek to decrease the level of reimbursement effort and cost to encourage HCPs to offer our pumps and encourage patient trials. Our product candidate reduces the technical hurdles to widen appeal, new starts and increase adherence. We will encourage MDI patients who want or need more control to make the switch to the pump earlier in their treatment-ideally right at diagnosis.

•	Leverage technology to support sales and new patient acquisition. We intend to set up tech enabled sales teams backed with a full omnichannel program to drive awareness and trial with HCPs and patients. We will focus on educating providers that our product candidate is simple to teach and easy to support making it an ideal front line offering.

•	Facilitate patient trials. To facilitate patient trials, we intend to:

o	Provide a free pump and a 30-day supply of cartridges, insurance verification, co-pay coupons and telehealth support to patients thereby reducing outlay of time and money

o	Partner with connected care companies to provide superb support of patients from trial through the first year

We believe that MODD1 will be the only insulin pump that patients can take home immediately from the doctor’s office.

•	Leverage MODD1 300-unit chamber to increase adoption with Type 2 patients. MODD1 has a major advantage over existing patch pumps in that the chamber carries enough insulin to meet the high doses many Type 2 patients need. We intend to promote this advantage and capture a significant share of the existing Type 2 pump users as well as new starts.

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•	Work with key organizations and policy makers to pave the way for greater access to pumps. We will promote MODD1 technology among the underserved, who are typically low users of health technology. We will identify individuals, patient organizations, professional societies, and policy and DEI organizations that are critically important to the adoption of new technologies in the diabetes space and build relationships with these influential stakeholders.

•	Initiate a clinical study program (with key diabetes centers) to provide additional clinical support for MODD1 in special patient types and clinical setting. After obtaining 510(k) clearance, we intend to conduct a soft launch and clinical research program in major markets to pave the way for the full launch in late 2022. We will work with our advisors and key diabetes associations to educate the community about the MODD1. In addition, we will conduct clinical studies to develop competitive claims and market expansion.

•	Work with major health plans to establish MODD1 as the first line pump for Type 2 patients. We believe MODD1 will be payor preferred for both Type 1 and Type 2 patients. It was designed to attain preferential reimbursement and avoid the coverage pitfalls many other pumps have experienced.

o	Payors want a simple product that is less expensive. We will launch with a discount program for payers of 20% payers less than Omnipod to drive uptake.

o	Designed to use existing PBM codes as a disposable

o	No new code: Reimbursed at launch

Tie-in with the massive movement to telehealth.

2020 saw personal telehealth go from beta test to mainstream. Customers and providers have become comfortable with it. There are only 4,000 patient-facing endocrinologists in the United States. The treatment of diabetes will be significantly enhanced with telehealth to drive more volume and clinical enhancements through their practices. Telemedicine is a force multiplier for a small group of doctors to better serve a large market. MODD1 was designed to be affordable enough for free sampling and trial, and simple enough for self-guided user training. We believe that by combining telehealth support with MODD1, we will decrease the burden of diabetes care and improve the lives of people with diabetes.

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Pre-Launch/Trial

We intend to initiate a “soft launch” following FDA clearance of the MODD1 device. Our plan is to select a group of clinicians who are well trained, experienced and have the support infrastructure to take on initial patients and monitor them carefully to provide clinical feedback on our performance to further refine our product candidate and support infrastructure prior to full commercial launch. Many of these clinicians will have been those who assisted in the development of the MODD1 offering.

We intend to continue to modify, refine and finalize our system to best meet:

o	The general needs and preferences of our almost pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from Almost Pumpers and their caregivers; and

o	The general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or CMS which administrates the United States Medicare program, or Medicare. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product candidate satisfies the existing coverage and reimbursement criteria of such third-party payors.

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Manufacturing

Manufacturing requires the production of pumps, cartridges, and baseplates as well as assembly with sets. In connection therewith:

•	We plan to build an automation machine for implementation in Southern California, close to the design engineers, that will be capable of assembling the cassettes at a rate sufficient to supply 50,000 patients in a single shift (500,000 per month). This equipment will require nine months to design and build and three months to verify and validate into our manufacturing process.

•	The packaging equipment and boxing will start as manual operations while the automation is refined. This equipment will be purchased and implemented as the second phase of automation of the cassette.

•	The sets will be purchased through third party suppliers with expertise in the product to time and cost-effectively introduce the product and focus on our core expertise.

•	The standard cost of the cartridge is estimated to be $7.68 at the point we are manufacturing for 3,000 users or more. The pump is estimated to cost $34.00 at similar volumes.
•	Our internal estimates project potential gross margins as high as 78% and a 20% operating margin, approximately 30 months after launch.

The pumps will be built and tested in our San Diego facility while we build volume and expertise. When the production methodology has matured and the volumes have risen, we will consider a transition to outside and offshore manufacturing, as appropriate.

FDA Clearance

The FDA requires us to meet all applicable regulations for insulin pumps, a subcategory of infusion pumps, which are generally considered Class 2 devices. The design of the MODD1 pump has been completed, units have been built and testing is underway to verify that the design meets all FDA requirements. There are 17 specific tests required to submit for 510(k) clearance. We break these required tests into four testing categories: wetted surface, electrical safety, usability and internal. Appropriate design control and standard operating procedures have been implemented to allow us, when testing is completed, to submit for clearance under the premarket notification (or 510(k)) process. To achieve this, we will continue to work closely with our regulatory consultants to complete, finalize and file our submission to the FDA for 510(k) clearance and all other documentation necessary to obtain marketing authorization of our insulin pump.

•	We have engaged the FDA in two pre-submission conferences to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to clearance of our product candidate. At these meetings, our team, including our FDA regulatory consultant, received FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(k) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification);

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We are currently preparing and ensuring that our premarket notification, which will be part of our FDA submission in order to demonstrate that our insulin pump is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public and generally safe and effective for its intended use. We are also preparing our submission to the FDA, which will include the relevant results of our performance and human factor tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating the accuracy and usability of our insulin pump, which we believe will satisfy the mandates of the FDCA and any applicable performance standards.

Commercialization Steps

While we have substantially completed the general engineering and mechanical aspects of our insulin pump prototype, prior to commercializing, we still must successfully complete a number of material steps including:

•	Continue to modify, refine and finalize our prototype so that it meets:

o	the general needs and preferences of our almost-pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from Almost Pumpers and their caregivers; and

o	the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or CMS which administrates the United States Medicare program, or Medicare. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product candidate satisfies the existing coverage and reimbursement criteria of such third-party payors.

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•	Refine our manufacturing process during the submission process to identify and select a manufacturer of our insulin pump through a competitive bidding process, as we prepare for our product introduction;

•	Take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump; and

•	Hire and retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market.

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

•	Obtaining FDA 510(k) clearance to market and sell our insulin pump to the public;

•	Obtaining any other FDA-required authorizations with regard to our product candidate, as required by the FDCA;

•	Educating endocrinologists, physician’s assistants, nurse practitioners and nurse educators, who typically prescribe pump usage, and certified diabetes educators and dieticians, who provide education and guidance to diabetes patients, as to what we believe to be the superior qualities of our product candidate;

•	Demonstrating to select general practitioners, who have historically been skeptical of the heightened support inherent in insulin pumps, our product candidate’s ease of use and convenience;

•	Ensuring that our final product does, in fact, meet the needs of Almost-Pumpers;

•	Overcoming the historic obstacles and reluctance of Almost-Pumpers to using insulin pumps to treat their diabetes; and

•	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump.

Looking Forward

Going forward, we expect to continue to evolve the MODD1 pumps and their capabilities and functionality both in response to patient needs and as part of our current platform roadmap.

•	With MODD1+, we will seek to add phone-based control and ACE and AID capability to allow integration with popular continuous glucose monitors. This will expand our available market to include many existing pumpers. The new model has the same modular design and low-cost components as MODD1 and provides a much desired breakthrough for patients - two-factor command authentication that allows the wearer to use his/her own cell phone as the controller.

o	Additionally, adds AID control functionality via an “ACE” Designation
o	Any approved algorithm controller can drive insulin delivery in “auto” mode
o	CGM integration allows the controller to potentially adjust basal insulin rate for meals and exercise with an approved algorithm.

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•	With MOD2, we will seek to move to a full featured multi chamber pump optimized for high time in range fully autonomous close loop insulin delivery utilizing the form factor and cost advantages of its pumping designs to create an affordable, easy to use drug delivery system to realize the aspiration of true “artificial pancreas” systems. We envision moving to a drug prefill model such that cartridges can be filled with therapeutics and shipped cold chain to patients, further simplifying the use process.

Government Regulation

Our operations are subject to comprehensive federal, state, and local laws and regulations in the jurisdictions in which we or our research and development partners do business. The laws and regulations governing our business and interpretations of those laws and regulations and are subject to frequent change. Our ability to operate profitably will depend in part upon our ability, and that of our research and development partners and affiliates, to operate in compliance with applicable laws and regulations. The laws and regulations relating to medical products and healthcare services that apply to our business and that of our partners and affiliates continue to evolve, and we must, therefore, devote significant resources to monitoring developments in legislation, enforcement, and regulation in such areas. As the applicable laws and regulations change, we are likely to make conforming modifications in our business processes from time to time. We cannot provide assurance that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the regulatory environment will not change in a way that restricts our operations.

FDA Regulation

In the United States, medical devices are strictly regulated by the FDA. Under the FDCA, a medical device is defined as “an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component, part or accessory which is, among other things: intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or intended to affect the structure or any function of the body of man or other animals, and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes.” This definition provides a clear distinction between a medical device and other FDA regulated products such as drugs. If the primary intended use of a medical product is achieved through chemical action or by being metabolized by the body, the product is usually a drug or biologic. If not, it is generally a medical device.

We are currently developing an insulin pump delivery system, which is regulated by the FDA as a medical device under the FDCA, as implemented and enforced by the FDA. The FDA regulates the development, testing, manufacturing, labeling, packaging, storage, installation, servicing, advertising, promotion, marketing, distribution, import, export, and market surveillance of our medical devices.

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Device Premarket Regulatory Requirements

Before being introduced into the U.S. market, each medical device must obtain marketing clearance or approval from the FDA through the premarket notification (or 510(k)) process, the de novo classification process, or the premarket approval, or PMA, process, unless they are determined to be Class I devices or to otherwise qualify for an exemption from one of these available forms of premarket review and authorization by the FDA. Under the FDCA, medical devices are classified into one of three classes - Class I, Class II or Class III - depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device. Class I devices are those for which reasonable assurance of safety and effectiveness can be maintained through adherence to general controls which include compliance with the applicable portions of the FDA’s Quality System Regulation, or the QSR, as well as regulations requiring facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. The Class I designation also applies to devices for which there is insufficient information to determine that general controls are sufficient to provide reasonable assurance of the safety and effectiveness of the device or to establish special controls to provide such assurance, but that are not life-supporting or life-sustaining or for a use which is of substantial importance in preventing impairment of human health, and that do not present a potential, unreasonable risk of illness or injury.

Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish “special controls.” These special controls can include performance standards, post-market surveillance requirements, patient registries and FDA guidance documents describing device-specific special controls. While most Class I devices are exempt from the premarket notification requirement, most Class II devices require a premarket notification prior to commercialization in the United States; however, the FDA has the authority to exempt Class II devices from the premarket notification requirement under certain circumstances. As a result, manufacturers of most Class II devices must submit premarket notifications to the FDA under Section 510(k) of the FDCA (21 U.S.C. § 360(k)) in order to obtain the necessary clearance to market or commercially distribute such devices. To obtain 510(k) clearance, manufacturers must submit to the FDA adequate information demonstrating that the proposed device is “substantially equivalent” to a “predicate device” that is already on the market. A predicate device is a legally marketed device that is not subject to PMA, meaning, (i) a device that was legally marketed prior to May 28, 1976 (“pre-amendments device”) and for which a PMA is not required, (ii) a device that has been reclassified from Class III to Class II or I or (iii) a device that was found substantially equivalent through the 510(k) process. If the FDA agrees that the device is substantially equivalent to the predicate device identified by the applicant in a premarket notification submission, the agency will grant 510(k) clearance for the new device, permitting the applicant to commercialize the device. Premarket notifications are subject to user fees, unless a specific exemption applies.

If there is no adequate predicate to which a manufacturer can compare its proposed device, the proposed device is automatically classified as a Class III device. In such cases, a device manufacturer must then fulfill the more rigorous PMA requirements or can request a risk-based classification determination for its device in accordance with the de novo classification process.

Devices that are intended to be life sustaining or life supporting, devices that are implantable, devices that present a potential unreasonable risk of harm or are of substantial importance in preventing impairment of health, and devices that are not substantially equivalent to a predicate device and for which safety and effectiveness cannot be assured solely by the general controls and special controls are placed in Class III. Such devices generally require FDA approval through the PMA process, unless the device is a pre-amendments device not yet subject to a regulation requiring premarket approval. The PMA process is more demanding than the 510(k) process. For a PMA, the manufacturer must demonstrate through extensive data, including data from preclinical studies and one or more clinical trials, that the device is safe and effective for its proposed indication. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review and determine whether the proposed device can be approved for commercialization, although in practice, PMA reviews often take significantly longer, and it can take up to several years for the FDA to issue a final decision. Before approving a PMA, the FDA generally also performs an on-site inspection of manufacturing facilities for the product to ensure compliance with the QSR.

The de novo classification process allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its device to Class I or Class II, on the basis that the device presents low or moderate risk, as an alternative to following the typical Class III device pathway requiring the submission and approval of a PMA application. Under the Food and Drug Administration Safety and Innovation Act of 2012, the FDA is required to classify a device within 120 days following receipt of the de novo classification request from an applicant; however, the most recent FDA premarket review goals state that in fiscal year 2021, FDA will attempt to issue a decision within 150 days of receipt on 65% of all de novo classification requests received during the year and on 70% of de novo requests received during fiscal year 2022. If the manufacturer seeks reclassification into Class II, the classification request must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) notification or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.

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Clinical trials are almost always required to support PMAs and are sometimes required to support 510(k) and de novo classification submissions. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations that govern investigational device labeling, prohibit promotion of investigational devices, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the study sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the sponsor that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies the agency’s concerns. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. The FDA may also notify the sponsor that the study is approved as proposed or approved with specific requested modification. Furthermore, the agency may withdraw approval of an IDE under certain circumstances. In addition, the study must be approved by, and conducted under the oversight of, an institutional review board, or IRB, for each clinical site. If the device presents a non-significant risk to the patient according to criteria established by the FDA as part of the IDE regulations, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate authorization from the FDA, but must still comply with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

Post-Marketing Restrictions and Enforcement

After a device is placed on the market, numerous regulatory requirements apply. These include, but are not limited to:

•	submitting and updating establishment registration and device listings with the FDA;

•	compliance with the QSR, which requires manufacturers to follow stringent design, testing, control, documentation, record maintenance, including maintenance of complaint and related investigation files, and other quality assurance controls during the manufacturing process;

•	unannounced routine or for-cause device facility inspections by the FDA, which may include our suppliers’ facilities; and

•	labeling regulations, which prohibit the promotion of products for uncleared or unapproved (or “off-label”) uses and impose other restrictions relating to promotional activities;

•	corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FDCA that may present a risk to health; and

•	post-market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

In addition, under the FDA medical device reporting, or MDR, regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or a similar device of such manufacturer were to recur. The decision to file an MDR involves a judgment by the manufacturer. If the FDA disagrees with the manufacturer’s determination, the FDA can take enforcement action.

The MDR requirements also extend to health care facilities that use medical devices in providing care to patients, or “device user facilities,” which include hospitals, ambulatory surgical facilities, nursing homes, outpatient diagnostic facilities, or outpatient treatment facilities, but not physician offices. A device user facility must report any device-related death to both the FDA and the device manufacturer, or any device-related serious injury to the manufacturer (or, if the manufacturer is unknown, to the FDA) within 10 days of the event. Device user facilities are not required to report device malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur but may voluntarily report such malfunctions through MedWatch, the FDA’s Safety Information and Adverse Event Reporting Program.

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The FDA also has the authority to require the recall of commercialized medical device products in the event of material deficiencies or defects in design or manufacture. The authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. Manufacturers may, under their own initiative, recall a product if any distributed devices fail to meet established specifications, are otherwise misbranded or adulterated under the FDCA, or if any other material deficiency is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated.

The failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters, fines, injunctions or civil penalties;

•	recalls, detentions or seizures of products;

•	operating restrictions;

•	delays in the introduction of products into the market;

•	total or partial suspension of production;

•	delay or refusal of the FDA or other regulators to grant 510(k) clearance, PMA approvals, or other marketing authorization to new products;

•	withdrawals of marketing authorizations; or

•	in the most serious cases, criminal prosecution.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of subcontractors.

Federal Trade Commission Regulatory Oversight

Our advertising for our products and services is subject to federal truth-in-advertising laws enforced by the Federal Trade Commission, or the FTC, as well as comparable state consumer protection laws. Under the Federal Trade Commission Act, or FTC Act, the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which we would be able to market services or products in the future, or criminal prosecution.

Healthcare Law and Regulation

United States

If our MODD1 product candidate or our other future product candidates are approved in the United States, we will have to comply with various U.S. federal and state laws, rules and regulations pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. These laws include the following:

•	the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

•	the federal False Claims Act imposes civil penalties, and provides for civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•	the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	the federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services information related to payments and other transfers of value to physicians, teaching hospitals, and certain advanced non-physician health care practitioners and physician ownership and investment interests; and

•	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers.

Some state laws require pharmaceutical or medical device companies to comply with the relevant industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug and device manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. We also may be subject to, or may in the future become subject to, U.S. federal and state, and foreign laws and regulations imposing obligations on how we collect, use, disclose, store and process personal information. Our actual or perceived failure to comply with such obligations could result in liability or reputational harm and could harm our business. Ensuring compliance with such laws could also impair our efforts to maintain and expand our customer base and thereby decrease our future revenues.

The European Union approves the use of medical devices in a very different way. They have similar regulations and requirements to adhere to, however a Notified Body, in the form of a private company, will represent their interests and is required to have sufficient expertise to review all applications and the company’s internal processes to ensure the safety of the product for which approval is being requested. We are in the process of identifying a Notified Body to represent us, and we will follow our FDA submission process with regard to preparing the materials and processes required to meet the regulations and gain clearance.

European Union

EEA

In the European Economic Area, (which is comprised of the 27 member states of the European Union plus Norway, Iceland and Liechtenstein), or EEA, manufacturers of medical devices need to comply with the Essential Requirements laid out in Annex I to the EU Medical Devices Directive (Council Directive 93/42/EEC) or with the General Safety and Performance Requirements (GSPR) of the new EU Medical Devices Regulation (EU 2017/745). Compliance with these requirements is a prerequisite to be able to affix the CE mark to medical devices, without which they cannot be marketed or sold in the EEA. To demonstrate compliance with the Essential Requirements and the GSPR and obtain the right to affix the CE Mark, manufacturers of medical devices must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I with no measuring function and which are not sterile), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the Essential Requirements and the GSPR, a conformity assessment procedure requires the intervention of a Notified Body, which is an organization designated by a competent authority of an EEA country to conduct conformity assessments. Depending on the relevant conformity assessment procedure, the Notified Body would audit and examine the Technical File and the quality system for the manufacture, design and final inspection of the devices. The Notified Body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements and GSPR. This Certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity. As a general rule, demonstration of conformity of medical devices and their manufacturers with the Essential Requirements and GSPR must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence.

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All manufacturers placing medical devices into the market in the EEA must comply with the EU Medical Device Vigilance System. Under this system, incidents must be reported to the relevant authorities of the member states of the EEA, and manufacturers are required to take Field Safety Corrective Actions, or FSCAs, to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market. An incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient or user or of other persons or to a serious deterioration in their state of health. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices. Where appropriate, our products commercialized in Europe are CE marked and classified as either Class I or Class II.

In 2017, the European Parliament passed the Medical Devices Regulation, which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable (i.e., without the need for adoption of EEA member State laws implementing them) in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and in vitro diagnostic devices and ensure a high level of safety and health while supporting innovation.

The Medical Device Regulation was meant to become applicable three years after publication (in May 2020). However, in April 2020, to allow EEA national authorities, notified bodies, manufacturers and other actors to focus fully on urgent priorities related to the COVID-19 pandemic, the European Council and Parliament adopted Regulation 2020/561, postponing the date of application of the Medical Device Regulation by one year. The Medical Device Regulation became applicable on May 26, 2021. Devices lawfully placed on the market pursuant to the EU Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025. The Medical Devices Regulation, among other things:

•	strengthens the rules on placing devices on the market and reinforces surveillance once they are available;

•	establishes explicit provisions on manufacturers' responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•	improves the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•	sets up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•	strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

Employees

As of December 31, 2021, we had 21 employees all of whom are located in the United States, consisting of 19 in research and development and manufacturing operations and two in general and administrative functions.

Competition

Today, in the United States, only three companies are commercializing insulin pumps to T1D patients and insulin treated T2D patients:

•	Medtronic - that commercializes the durable Minimed 770G also offering older durable pumps still used (670G, 630G etc.). In 2020, they held approximately 51% of the US insulin pump market.

•	Tandem - that commercializes the durable t:slim X2 pump (with or without algorithms - Basal-IQ and Control-IQ). In 2020, they held approximately 28% of the US insulin pump market.

•	Insulet - that commercializes the disposable Omnipod patch pump with about 19% of the US market in 2020.

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Older insulin pumps are also still being used by a minority of patients previously provided by Roche or Animas though these pumps are not commercialized any longer. To a lesser extent, the pumps described below are also used in small numbers.

These three insulin pump offerings are vying for the attention of the most motivated and well insured in hope of converting them away from their reliance on multi-day insulin injections. The t:slim X2 and Minimed 770G each have a ~$5,000 list price that is covered through Durable Medical Equipment (DME) reimbursement; daily consumables and insulin are also required to complete these offerings. These products have controllers integrated into the pump, making them cumbersome and bulky, along with long (>20 inch) tubing between the pump and the cannular site. The Omnipod is the third offering, a patch pump that attaches to your body for 72 hours and uses a separate controller to manage the insulin delivery process. Insurance coverage can be provided via DME but also via Pharmacy Benefit (PB). The Omnipod patch pump is more expensive per day and less accurate than other insulin pumps. Around 32% of people living with T1D are currently using insulin pumps; of these, the vast majority are using one of these three offerings, a statistic that has not changed significantly over the last 5+ years.

All of these pump products require extensive training to initiate, two to four hours per day to use and manage on an ongoing basis. This level of sophistication and effort along with the cost and awkwardness of these products contribute to the limited uptake.

Although there are purely mechanical pumps available to patients with a small percentage of T2D patients are using the Zealand V-Go patch pump, a fixed basal rate and a button to deliver small boluses. This pump is simple to use though gives little performance decision to the user (no possibility to change the basal rate, no possibility to stop bolus doses, small reservoir, pump that needs to be changed every day, etc.). The last available patch pump is provided by Cequr, called Simplicity, a bolus only delivery option without basal delivery that is yet to be available.

In the future, Medtronic intends to launch a new version of their insulin pump, the Minimed 780G, already available in some European countries with an advanced algorithm, but no obvious change in hardware. Tandem is currently developing a patch pump called t:sport, coupled with an algorithm with potential launch expected in summer 2022. The t:sport should have a small 2mL reservoir and would be controlled by a separate unit as is the current Omnipod. Insulet should launch in the coming quarters the Omnipod 5, a similar patch pump to their offering today, that includes an algorithm.

Approximately 71% of the people who rely upon MDI choose to not administer a shot outside of their house, which creates a poorly controlled group. MOD is designed to focus upon a segment of these people and mobilize them via a simple, easy to use, affordable product.

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Intellectual Property

Our success depends in part on our ability to obtain patents and trademarks, maintain trade secret and know-how protection, enforce our proprietary rights against infringers, and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with developing new products and bringing them through the regulatory approval process, the health care industry places considerable emphasis on obtaining patent protection and maintaining trade secret protection for new technologies, products, processes, know-how, and methods.

As of December 31, 2021, we had one issued U.S. utility patent, five published U.S. utility patents, two pending foreign patent applications, and two pending international PCT patent applications covering various aspects of our technology, including our proprietary fluid movement technology. There can be no assurance that the pending patent applications will result in the issuance of patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors, or that these patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

Available Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as section 16 reports on Form 3, 4, or 5, are available free of charge on our website at www.modular-medical.com. as soon as it is reasonably practicable after they are filed or furnished with the SEC. Our Code of Business Conduct  and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are also available on our website. The Code of Business Conduct and charters are also available in print to any shareholder upon request without charge. Requests for such documents should be directed to James Sullivan, at Modular Medical, Inc., 16772 W. Bernardo Drive, San Diego CA 92127. Our Internet website and the information contained on it or connected to it are not part of, or incorporated by, reference into this prospectus. Our filings with the SEC are also available on the SEC’s website at http://www.sec.gov.

Corporate History and Background

We were formed as a corporation under the laws of the State of Nevada in October 1998 under the name Bear Lake Recreation Inc. We had no material business operations from 2002 until July 2017, when we acquired Quasuras, Inc., a Delaware corporation, in the Acquisition (as defined below). Prior to the Acquisition, and, since at least 2002, we were a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

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The Control Block Acquisition. On April 26, 2017, pursuant to a Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Manchester Explorer, LP, a Delaware limited partnership, we and certain persons named therein, Manchester Explorer, LP purchased from us 966,667 shares of our common stock representing in excess of a majority of our then issued and outstanding common stock, for a purchase price of $375,000 (the “Control Block Acquisition”), resulting in a change in control of the Company. In connection with the Control Block Acquisition, James E. Besser was appointed president and a director and Morgan C. Frank was appointed the chief executive officer, chief financial officer, secretary, treasurer and a director of ours and immediately following such appointments, our then officers and directors resigned. Mr. Besser is the managing member of and Mr. Frank is the portfolio manager and a consultant to Manchester Management Company, LLC, a Delaware limited liability company also referred to herein as MMC. MMC is the general partner of Manchester Explorer, LP and Jeb Partners, L.P. (Jeb Partners, and together with Manchester Explorer, LP, collectively, the Purchasing Funds).

The Acquisition. On July 24, 2017, pursuant to a Reorganization and Share Exchange Agreement, by and among us, Paul M. DiPerna, the sole officer, director and a controlling stockholder of Quasuras, Messrs. Besser and Frank (Messrs. Besser, Frank and DiPerna, collectively, the “3 Quasuras Shareholders”), and Quasuras, Inc. (the “Share Exchange Agreement”), we acquired all of the issued and outstanding shares of Quasuras, Inc. owned by the 3 Quasuras Shareholders, resulting in Quasuras, Inc. becoming our wholly-owned subsidiary (the “Acquisition”). Simultaneously with the closing of the Acquisition, Manchester Explorer, LP cancelled the 2,900,000 shares of our common stock purchased in the Control Block Acquisition, Mr. Besser resigned as our president and a director and Mr. Frank resigned as our chief executive officer, chief financial officer, secretary, and treasurer, but remained a director, and Mr. DiPerna was appointed our chairman of the board of directors, chief executive officer, chief financial officer, secretary and treasurer. Mr. DiPerna served as our chief executive officer until August 2021.

Subsidiaries

Quasuras, Inc., a Delaware corporation, is our only subsidiary.

Properties

In January 2020, we executed a lease for a corporate facility located at 16772 West Bernardo Drive, San Diego, CA 92127 and paid a $100,000 security deposit. The 39-month lease term commenced April 1, 2020, and provides for an initial monthly rent of approximately $12,400 with annual rent increases of approximately 3%. In addition to the minimum lease payments, we are responsible for property taxes, insurance and certain other operating costs. We believe that our existing facility is adequate to meet our current needs.

Corporate Information

We are a Nevada corporation. Our corporate headquarters and operating facilities are located at 16772 West Bernardo Drive, San Diego, CA 92127 Our telephone number is (858) 800-3500. We maintain a website at www.modular-medical.com.

MANAGEMENT

The following table sets forth information on our executive officers and directors as of December 31, 2021. The term for each of our directors is generally three years or until their successors are duly elected and qualified. We do not have any promoters or control persons.

Name	Age	Position
Paul DiPerna	63	Chief Financial Officer, President, Treasurer and Director (Chairman of the Board of Directors)
Ellen O’ Connor Vos	65	Chief Executive Officer and Director
William J. Febbo(1)	52	Director
Morgan C. Frank	49	Director
Carmen Volkart(1)(2)	60	Director
Steven Felsher(2)(3)	72	Director
Philip Sheibley(2)(3)	63	Director

(1)	Member of Compensation Committee

(2)	Member of Audit Committee
(3)	Member of Nominating and Governance Committee

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Family Relationships

There are no family relationships between our officers and members of our Board of Directors.

The principal occupations and positions for at least the past five years of our directors are described below. There are no family relationships among any of our directors or executive officers.

Paul DiPerna. Mr. DiPerna has been our chairman, chief financial officer, president, and treasurer since we acquired Quasuras, Inc. in July 2017. He also served as our chief executive officer from July 2017 until August 2021. In 2015, he founded Quasuras, Inc., an early-stage medical device company developing an insulin pump product, and, until its acquisition by us, he served as its chief executive officer and chairman. Prior to that, Mr. DiPerna founded Fuel Source Partners, LLC to incubate early stage medical device products and accumulate technical talent. Our current pump product was one of such proposed products and was spun-out to Quasuras in 2015. From 2012 to 2015, he served as a co-inventor at a private company with property rights in a medical device used for blood borne infection control called the Curos Cap, which was acquired by 3M Corporation. In 2003, Mr. DiPerna founded Tandem Diabetes Care, Inc. (“Tandem”) and held various positions, including as director, chief executive officer and chief technology officer and was primarily responsible for the design concept and development of Tandem’s initial insulin pump. Prior to that, he held executive and management positions at Baxter Healthcare Corporation (“Baxter”) where he was tasked with identifying synergistic opportunities in the diabetes industry. As a result, Mr. DiPerna developed substantial expertise and knowledge in the diabetes industry and led attempts by Baxter to acquire three insulin pump manufacturers. Previously, he held mechanical design engineering positions in the automated test equipment and blood separation sciences industries. Mr. DiPerna holds 70 patents in medical device and microfluidic technology and has achieved numerous product clearances from the FDA. He has also achieved multiple successful exits with previous companies. Mr. DiPerna received a Masters in Engineering Management from Northeastern University and a B.S. in Mechanical Engineering from the University of Massachusetts and has spent over 35 years in the medical-device industry. We believe that Mr. DiPerna is qualified to serve as the chairman of our board of directors due to his extensive knowledge and experience in the medical device industry generally, and, in particular, with regard to insulin pumps and the diabetes industry, as well as his management and leadership experience from holding director and senior executive positions in other public and private companies and leading project development teams of medical device companies.

Ellen O’ Connor Vos. Ms. Vos was appointed to our board of directors in May 2021 and has served as our chief executive officer since August 2021. Ms. Vos has served as a member of VosHealth LLC since November 2020. Prior to that, she served as the president and chief executive officer of the Muscular Dystrophy Association from October 2017 to November 2020. Previously, Ms. Vos had been chief executive officer of ghg | greyhealth group from 1996 to 2017, and she has been a champion of using digital capabilities to improve the public health. Ms. Vos also serves on the board of OptimizeRX Corporation, a publicly-traded digital health company, and the Jed Foundation, a leading nonprofit dedicated to protecting the emotional health of college students, and was a founding board member of MMRF, a pioneering cancer research foundation. Ms. Vos holds a B.S. in nursing from Alfred University. We believe that Ms. Vos is qualified to serve on our board of directors because of her executive experience and extensive executive skills in digital marketing, commercialization and communications in the healthcare industry.

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William J. Febbo. Mr. Febbo was appointed to our board of directors in January 2020. He is currently the Chief Executive Officer and a director of OptimizeRx Corporation, a digital health company focused on bringing life sciences support to patients and providers, having joined us in 2016. Mr. Febbo founded Plexuus, LLC, a payment processing business for medical professionals in September 2015 and remained its Chairman from September 2015 to December 2020. From April 2007 to September 2015, he served as Chief Operating Officer of Merriman Holdings, Inc., an investment banking firm, where he assisted with capital raises in the technology, biotechnology, clean technology, consumer and resources industries. Mr. Febbo was a co-founder of, and from September 2013 to September 2015 served as Chief Executive Officer of, Digital Capital Network, Inc. a transaction platform for institutional and accredited investors. He was a co-founder of, and from January 1999 to September 2015 was Chief Executive Officer of, MedPanel, LLC, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries. Since 2017, Mr. Febbo has been a faculty member of the Massachusetts Institute of Technology’s linQ program, which is a collaborative initiative focused on increasing the potential of innovative research to benefit society and the economy. Since 2004, he has been a board member of the United Nations Association of Greater Boston, a resource for the citizens of Greater Boston on the broad agenda of critical global issues addressed by the United Nations and its agencies.

On January 29, 2018, the Financial Industry Regulatory Authority (FINRA) accepted a Letter of Acceptance, Waiver and Consent (the Consent) submitted by Mr. Febbo. Without admitting or denying the findings, Mr. Febbo consented to the sanctions and to the entry of findings that he permitted Merriman Capital, Inc. to conduct a securities business while below its net capital requirement. From August 2012 to October 2015, he was the Financial and Operations Principal (FinOp) for a registered broker-dealer, Merriman Capital, Inc. (Merriman). During certain months, while Mr. Febbo was FinOp, FINRA found that certain of Merriman’s net capital filings with FINRA were inaccurate because of the method by which Merriman calculated net capital and that, when corrected, it was retroactively determined that Merriman had operated below its minimum net capital requirements. Mr. Febbo, as FinOp, signed certain of these reports and was thus held responsible. Based on the Consent, in settlement, Mr. Febbo, who was then no longer registered with any broker-dealer, accepted a fine of $5,000, a 10-business day suspension from acting as FinOp for any FINRA member and required to requalify by examination for the Series 27 license before again acting in a FinOp capacity.

We believe that Mr. Febbo is qualified to serve on our board of directors because of his wealth of experience in building and managing health services and financial businesses. Mr. Febbo brings more than 20 years of experience in building and managing health services and financial businesses.

Morgan C. Frank. Mr. Frank was appointed to our board of directors in April 2017. Mr. Frank has worked with Manchester Explorer, LP since May 2002, and, prior to such time, he was a founder and managing director at First Principles Group, a boutique consultancy and principal investor specializing in corporate restructuring, restarts, intellectual property assessment and salvage, and spin outs. Prior to such time, Mr. Frank spent approximately five years as an analyst and portfolio manager at Hollis Capital, a San Francisco based hedge fund and prior thereto, Mr. Frank worked for an independent private client group at Paine Webber specializing in primary research to develop investment ideas (particularly short sale ideas) for institutional clients. Prior to his employment at Paine Webber, Mr. Frank was a currency trader for Eastern Vanguard. Mr. Frank holds a BA in Economics and in Political Science from Brown University. We believe that Mr. Frank is qualified to serve as member of our board of directors due to his extensive prior experience conducting financial analysis of public companies (certain of which were in the development stage), including such public companies’ management teams, products, including products in the development stage, the potential markets for such products and other factors that could affect the likelihood and timing of success and market penetration of such entities’ products as well as his capital raising activities. We believe this provides us with valuable insights into the financial markets and investment criteria of institutional and other investors as well as capital raising activities.

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Carmen Volkart. Ms. Volkart was appointed to our board of directors in December 2019. She has served as chief financial officer of Natureworks LLC, an advanced materials company offering a portfolio of renewably-sourced polymers, since October 2018. From October 2012 to July 2018, Ms. Volkart served as chief financial officer and, for a portion of that time, as senior vice president of commercialization for NxThera, Inc., a medical device company pioneering the application of convective radiofrequency thermotherapy to treat endurological conditions. She served as global chief financial officer of Tornier N.V. from 2010 to 2012, and was chief operating and financial officer, corporate secretary, compliance officer and treasurer of Spine Wave, Inc. from 2006 to 2010. Prior to 2006, Ms. Volkart held various executive and financial positions at American Medical, Inc., Medtronic, Inc. and Honeywell, Inc. She holds a B.S. in accounting from the University of North Dakota and an MBA with a concentration in strategic management from the University of Minnesota. We believe that Ms. Volkart is qualified to serve on our board of directors because of her substantial financial and public company experience, as she has served as chief financial officer at multiple medical device and other companies.

Steven Felsher. Mr. Felsher was appointed to our board of directors in November 2021. Mr. Felsher is an experienced executive with respect to finance, administration, governance and other aspects of public and private company management. He has served as a member of the board of directors of Signal Hill Acquisition Corp., a special purpose acquisition company, since March 2021. From August 2018 to July 2020, he served as a member of the board of directors of Sito Mobile, Inc., a publicly-traded company that provided customized, data-driven solutions for brands spanning all forms of media. From January 2011 to June 2019, Mr. Felsher was a senior advisor at Quadrangle Group LLC, a private investment firm focused on the information and communications technology sectors. He spent a substantial portion of his career with Grey Global Group Inc., a global marketing services company, where he served as a senior executive from 1979 until 2007, most recently as vice chairman and chief financial officer. He holds a BA in classical Greek from Dickinson College and a J.D. from Yale University School of Law. We believe that Mr. Felsher is qualified to serve on our board of directors because of his extensive business experience with administration, governance, capital allocation and other aspects of public and private company management.

Philip Sheibley. Mr. Sheibley was appointed to our board of directors in November 2021. Mr. Sheibley is an experienced executive and venture capitalist. Since 2011, he has served as a principal at Alumni Investment Partners, a private equity firm. From 1981 to 2010, Mr. Sheibley served as a management and technology consultant with Accenture, where he focused on the life sciences area, holding a variety of leadership positions, including North American industry director for life sciences and global lead for management consulting. Mr. Sheibley holds a B.S. in industrial and systems engineering with a business minor from Lehigh University.  We believe that Mr. Sheibley is qualified to serve on our board of directors because of his extensive business experience in the life sciences area and experience with venture capital investment and consulting, including financing transactions for early-stage and scale-up stage companies, assisting with scale-up strategy/execution, and participating as a board member in the medical products industry.

Involvement in Legal Proceedings

Except as described above with regard to Messrs. Burns  and Febbo, to our knowledge, none of our executive officers or our directors has, during the last ten years:

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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To our knowledge, there are no material proceedings to which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of voting securities of us, or any associate of any such director, officer, affiliate of ours, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Arrangements for Appointment of Directors and Officers

Pursuant to the Reorganization and Share Exchange Agreement, hereinafter referred to as the Share Agreement, dated as of July 24, 2017, by and among us, Quasuras, Inc., Mr. DiPerna and the other stockholders of Quasuras, Inc., until July 24, 2022, our board of directors shall consist of no more than five and no less than two directors of which (i) Manchester Explorer, LP has the right to appoint two directors, pursuant to which Manchester Explorer, LP appointed Mr. Frank and Ms. Volkart and (ii) Mr. DiPerna, in addition to being our chairman of the board, has the right to appoint two additional directors, pursuant to which he appointed Messrs. Burns and Febbo. In May 2021, the parties amended the Share Agreement and removed Manchester Explorer, LP’s and Mr. DiPerna’s rights to appoint directors. In addition, the parties agreed that Mr. DiPerna shall remain chairman of our board of directors until July 2022; provided, that in the event Mr. DiPerna resigns or is otherwise replaced as our chief executive officer, Mr. DiPerna shall remain as chairman of our board of directors for an additional period of three years. Following such amendment, our board of directors increased the size of the board to six members and, on May 18, 2021, appointed Ms. Vos as a director to our board. On August 11, 2021, Mr. DiPerna resigned as our chief executive officer, and Ms. Vos was appointed as our chief executive officer.

The DiPerna Employment and Related Agreements

We entered into an employment agreement dated August 1, 2018, with Mr. DiPerna pursuant to which Mr. DiPerna is employed by us as our president for an initial two-year term with automatic one-year renewals. Pursuant to such agreement, we agreed to pay Mr. DiPerna: i) an annual salary of $200,000 in cash, ii) $100,000 per year in fully-vested stock options granted monthly at an exercise price determined by our board of directors in its sole discretion and iii) an annual bonus of $300,000, payable at the discretion of our board of directors, either in shares or in cash. If the board chooses to pay the bonus in shares, such shares will be valued at a price determined by our board of directors. Pursuant to such employment agreement (i) if (a) we terminate Mr. DiPerna’s employment without cause or he resigns with good reason, we will pay Mr. DiPerna a lump sum of $200,000, and (b) we terminate Mr. DiPerna’s employment for cause, we are not obligated to make any severance payment and Mr. DiPerna will receive only his base compensation through the last day of his employment, (ii) upon Mr. DiPerna’s death or disability, he will receive his base compensation through the last day of his employment and will remain eligible for all applicable benefits relative to death or disability pursuant to any plans that we have in place at such time, and (iii) upon a change of control (as defined in the employment agreement), Mr. DiPerna will be paid a lump sum of $100,000 within sixty days of the time at which such change of control takes place.

In May 2020, we amended our employment agreement with Mr. DiPerna to provide that in the event of a change in control:

•	within 60 days of the date the change in control occurs, Mr. DiPerna shall be paid by us or our successor in interest a lump sum cash payment equal to 12 months of Mr. DiPerna’s then annual Base Compensation (as defined in the employment agreement); and

•	immediately prior to such change of control, any unvested stock options or other unvested securities of ours issued to Mr. DiPerna shall automatically accelerate and immediately become fully vested and exercisable.

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In June 2020, our board of directors approved an amendment to the employment agreement to provide that Mr. DiPerna’s base salary would be paid entirely in cash commencing July 1, 2020. The payment of the additional cash component of Mr. DiPerna’s annual base salary ($8,333.33 per month) was initially deferred (the “Deferred Salary”) and accrue for Mr. DiPerna’s benefit until we have received $5,000,000 of cumulative gross proceeds of financing, at which time the Deferred Salary shall be paid to Mr. DiPerna and the salary deferrals will cease.

On April 15, 2021, our board of directors authorized a $50,000 bonus for Mr. DiPerna for fiscal 2021.

If a change of control occurred on March 31, 2021, under his employment agreement, Mr. DiPerna would be entitled to the following:

•	payment of a lump sum of $300,000 within 60 days of the time at which such change of control takes place; and

•	accelerated vesting of 61,111 shares of common stock under an unvested stock option. The value of the shares subject to accelerated vesting is calculated as the intrinsic value per share multiplied by the number of shares that would become fully vested upon a change of control. The intrinsic value per share would be calculated as the excess of the closing price of the common stock of $15.75 on the OTCQB Venture Market on March 31, 2021 over the exercise price of the option. As of March 31, 2021, the intrinsic value was approximately $550,000.

In connection with our acquisition of Quasuras, we entered into an Intellectual Property Transfer Agreement dated as of July 24, 2017, with Quasuras and Mr. DiPerna, pursuant to which Mr. DiPerna transferred to us all intellectual property rights owned directly and/or indirectly by him related to our business. Separately, we agreed to pay Mr. DiPerna, as part of his compensation for services to be performed for us, pursuant to a royalty agreement, certain fees based upon future sales, if any, of our potential product subject to a maximum $10,000,000 cap on the aggregate amount of fees that Mr. DiPerna could earn from such arrangement.

The Vos Employment Agreement

On August 11, 2021, we entered into a two-year employment agreement (the “Agreement”) with Ms. Vos for her service as our chief executive officer, and the Agreement renews for one-year terms, unless either party provides the other with 90-day prior written notice of termination. The Agreement provides that Ms. Vos will be entitled to total base compensation of $300,000 annually, as follows: a cash salary of $250,000 per year (the “Cash Salary”), plus deferred salary of $50,000 per year (the “Deferred Salary” and, together with the Cash Salary, the “Base Compensation”). The Deferred Salary accrues monthly, is fully vested and nonforfeitable, and is payable in full in cash upon the earliest of: (i) the last day of Ms. Vos’ employment with us or (ii) a “change of control,” as defined and determined in accordance with the Agreement. Notwithstanding the foregoing, upon occurrence of a change of control, or the registration of our common stock on a national or international stock exchange, Ms. Vos’ Cash Salary shall be increased to at least $300,000 and no portion thereof shall be deferred. Ms. Vos will also be eligible to receive an annual performance bonus of $300,000, upon achievement of certain agreed upon goals, as determined by Ms. Vos and the Board, and will be reimbursed by us for up to $30,000 per year for travel and temporary living expenses in San Diego County, California.

Pursuant to the Agreement, we granted Ms. Vos an option to purchase 362,452 shares (“Option Shares”) of our common stock (the “Option”), at an exercise price of $12.18 per share, the closing price of our common stock on the OTCQB Market on August 10, 2021. Twenty percent of the Option Shares vest after six months with the remaining Option Shares vesting in equal monthly amounts over the next 42 months.

Except for a termination for “cause,” in the event of Ms. Vos’ termination by us without cause or Ms. Vos’ termination for “good reason” within six months before or 12 months after a change of control, Ms. Vos shall be entitled to a lump sum cash severance payment equal to: (i) two times Ms. Vos’ then-current Base Compensation, (ii) any Base Compensation and bonus earned but not already paid; (iii) reimbursement for 12 months for the continuation of healthcare insurance coverage; and (iv) accelerated vesting of all unvested Option Shares. Pursuant to the Agreement, Ms. Vos is subject to certain restrictions relating to Company confidential information, employees, customers and suppliers.

Communications with our Board of Directors

Stockholders who desire to communicate with the board of directors, or a specific director, may do so by sending the communication addressed to either the board of directors or any director, c/o Modular Medical, Inc., 16772 West Bernardo Drive, San Diego, California 92127. These communications will be delivered to the board of directors, or any individual director, as specified.

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Corporate Governance

Board Leadership Structure and Role in Risk Oversight

Due to our small size and early stage, we have not adopted a formal policy on whether the chairman and chief executive officer positions should be separate or combined. Since August 11, 2021, Mr. DiPerna has been serving as our chairman, and Ms. Vos has been serving as our chief executive officer. Our board of directors has oversight responsibility for our risk management processes. Our board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate, regarding our assessment of risks. Our board of directors will focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with our appetite for risk. While our board of directors oversees our risk management processes, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that the leadership structure of our board of directors supports this approach.

We have established an audit committee, a compensation committee, and a nominating and governance committee. Each Committee’s members and functions are described below.

Audit Committee

Our board of directors established the audit committee for the purpose of overseeing the accounting and financial reporting processes and audits of our financial statements. The Audit Committee also is charged with reviewing any internal control violations under our whistleblower policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, a current copy of which can be found on the investors section of our website, www.modular-medical.com.

Carmen Volkart, Steven Felsher and Philip Sheibley are the current members of the Audit Committee. Ms. Volkart serves as the chairperson and has been designated by the board of directors as the “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act. That status does not impose duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on her as a member of the audit committee and the board of directors, however. Our board of directors has determined that each of our Audit Committee members satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act.

Compensation Committee

Our board of directors established the compensation committee for the purpose of reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors. William Febbo and Carmen Volkart are the current members of the compensation committee, and Mr. Febbo serves as the chairperson. Each of our Compensation Committee members satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act.

Our compensation committee is responsible for reviewing, recommending and approving our compensation policies and benefits, including the compensation of all of our executive officers and directors, and it also has the principal responsibility for the administration of our equity incentive plan. The responsibilities of our compensation committee are more fully described in the Compensation Committee Charter adopted by our board of directors, a current copy of which can be found on the investors section of our website, www.modular-medical.com.

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Nominating and Corporate Governance Committee.

We established our Nominating and Governance Committee on  January 3, 2022. Prior to May 2021, Manchester Explorer, LP and Mr. DiPerna had the right to appoint directors to our board of directors. Instead of having such a committee, Messrs. DiPerna and Frank would identify and evaluate qualified individuals to become nominees for director and board committee members. Commencing in May 2021, Manchester Explorer, LP and Mr. DiPerna removed their respective rights to appoint directors, and our board of directors assumed responsibility to appoint new directors.

The Nominating and Governance Committee consists of Mr. Sheibley and Mr. Felsher, and Mr. Sheibley serves as the chairperson. Each of the members of our Nominating and Governance Committee satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act. The Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our secretary at the address of our executive offices.

The Nominating and Governance Committee will identify and evaluate nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The responsibilities of our Nominating and Governance committee are more fully described in the Nominating and Governance Committee Charter adopted by our board of directors, a current copy of which can be found on the investors section of our website, www.modular-medical.com.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and members of our board of directors. The Code of Conduct is available on our website at www.modular-medical.com. Our Nominating and Governance Committee is responsible for overseeing the Code of Conduct, and our board of directors must approve any waivers of the Code of Conduct. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our board of directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our board of directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of ours.

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Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the years ended March 31, 2021 and March 31, 2020 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Paul DiPerna, CEO, CFO, Secretary,	2021	200,000	—	25,000	—	50,000	(3)	275,000
Treasurer and Director(2)	2020	200,000	—	584,200	—	280,000	(4)	1,064,200
Stephen Daly, Chief Commercial Officer(5)	2021	234,000	—	—	—	—		234,000
	2020	20,833	—	355,240	—	—		376,073

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in item 8 of this Report. These amounts do not reflect actual compensation earned or to be earned by our named executive officers.

(2)	Mr. DiPerna’s annual salary base was increased from $180,000 to $300,000 in August 2018, under the terms of an employment agreement between us and Mr. DiPerna. From August 2018 until June 30, 2020, Mr. DiPerna’s $300,000 annual salary was paid $200,000 in cash and $100,000 in fully-vested stock options granted monthly. In June 2020, our board of directors amended the salary payment composition effective July 1, 2020, such that the $100,000 component of Mr. DiPerna’s salary would be deferred until we have achieved $5,000,000 in financing proceeds from a subsequent financing. On August 11, 2021, Mr. DiPerna resigned as our chief executive officer and continues to serve as Chairman of our board of directors and as our President and Chief Financial Officer.

(3)	Earned as a bonus of which $22,000 was paid on April 30, 2021, and the remainder will be paid in four quarterly installments commencing on July 15, 2021.

(4)	Earned as a bonus, and is being paid in quarterly installments over the 24-month period that commenced on March 31, 2020.

(5)	Mr. Daly became our Chief Commercial Officer in March 2020 at an annual base salary of $250,000. In February 2021, Mr. Daly converted to part time and his annual base salary was reduced to $125,000. Mr. Daly resigned as our Chief Commercial Officer effective September 24, 2021, and we and Mr. Daly entered into a consulting arrangement pursuant to which Mr. Daly provides transitional services to us on a part-time, interim basis.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of March 31, 2021.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date(1)
Paul DiPerna	1,155	(2)	—	9.48	6/1/2030
	1,168	(3)	—	9.48	5/1/2030
	1,169	(4)	—	9.48	4/1/2030
	1,660	(5)	—	7.44	3/2/2030
	1,745	(3)	—	7.44	2/1/2030
	1,727	(4)	—	7.44	1/1/2030
	1,808	(5)	—	6.75	12/1/2029
	1,811	(6)	—	6.75	11/1/2029
	51,721	(7)	—	6.75	10/1/2029
	1,662	(8)	—	6.75	9/15/2029
	1,666	(9)	—	6.75	8/15/2029
	1,660	(10)	—	6.75	7/15/2029
	1,650	(11)	—	6.75	6/15/2029
	1,676	(12)	—	6.75	5/15/2029
	1,623	(13)	—	6.75	4/15/2029
	1,694	(14)	—	6.75	3/15/2029
	1,641	(15)	—	6.75	2/15/2029
	1,603	(16)	—	6.75	1/15/2029
	1.775	(17)	—	6.75	12/28/2028
	1.775	(18)	—	6.75	11/14/2028
	6,005	(19)	—	1.98	10/14/2028
	6,005	(20)	—	1.98	09/14/2028
	6,005	(21)	—	1.98	08/14/2028
	38,889	(22)	61,111	6.75	11/25/2029
Stephen Daly	22,223	(23)	44,445	6.75	3/3/2030

(1)	The standard option term is ten years, but all of the options expire automatically unless exercised within 90 days after the cessation of service as an employee, director or consultant.
(2)	The option was granted on June 1, 2020, and the shares subject to this option were fully vested on the grant date.
(3)	The option was granted on May 1, 2020, and the shares subject to this option were fully vested on the grant date.
(4)	The option was granted on April 1, 2020, and the shares subject to this option were fully vested on the grant date.
(5)	The option was granted on March 2, 2020, and the shares subject to this option were fully vested on the grant date.
(6)	The option was granted on February 1, 2020, and the shares subject to this option were fully vested on the grant date.
(7)	The option was granted on January 1, 2020, and the shares subject to this option were fully vested on the grant date.
(8)	The option was granted on December 1, 2019, and the shares subject to this option were fully vested on the grant date.
(9)	The option was granted on November 1, 2019, and the shares subject to this option were fully vested on the grant date.
(10)	The option was granted on October 1, 2019, and the shares subject to this option were fully vested on the grant date.
(11)	The option was granted on September 15, 2019, and the shares subject to this option were fully vested on the grant date.
(12)	The option was granted on August 15, 2019, and the shares subject to this option were fully vested on the grant date.
(13)	The option was granted on July 15, 2019, and the shares subject to this option were fully vested on the grant date.
(14)	The option was granted on June 15, 2019, and the shares subject to this option were fully vested on the grant date.
(15)	The option was granted on May 15, 2019, and the shares subject to this option were fully vested on the grant date.

(16)	The option was granted on April 15, 2019, and the shares subject to this option were fully vested on the grant date.
(17)	The option was granted on March 15, 2019, and the shares subject to this option were fully vested on the grant date.
(18)	The option was granted on February 15, 2019, and the shares subject to this option were fully vested on the grant date.
(19)	The option was granted on January 15, 2019, and the shares subject to this option were fully vested on the grant date.
(20)	The option was granted on December 15, 2018, and the shares subject to this option were fully vested on the grant date.
(21)	The option was granted on November 15, 2018, and the shares subject to this option were fully vested on the grant date.
(22)	The option was granted on October 15, 2018, and the shares subject to this option were fully vested on the grant date.
(23)	The option was granted on September 15, 2018, and the shares subject to this option were fully vested on the grant date.
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(24)	The option was granted on August 15, 2018, and the shares subject to this option were fully vested on the grant date.
(25)	The option was granted on November 25, 2019, and the shares subject to this option vest monthly over three years commencing January 1, 2020, subject to continued service as an employee, director or consultant.
(26)

This option was granted on March 3, 2020, and the shares subject to this option vest as to 1/3rd of the shares the annual anniversary of the grant date and as to 1/36th of the shares subject to the option on each monthly anniversary thereafter, subject to continued service as an employee, director or consultant.

Employment Agreements

We have entered into our standard form of employment, confidential information and invention assignment agreement with each of our named executive officers. We also have entered into agreements to indemnify our directors and certain executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and certain executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of us, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which such person provided services at our request.

Director Compensation

The following table summarizes the compensation we paid to our non-employee directors for the year ended March 31, 2021:

	Fee	Restricted Stock	Option
	Compensation	Awards	Awards	All Other	Total
Name	($)	($)	($)(1)(2)	Compensation	($)
Liam Burns(3)	10,000	—	—	—	10,000
William Febbo	10,000	—	—	—	10,000
Morgan Frank(4)	—	—	375,105	—	375,105
Carmen Volkart	10,000	—	—	—	10,000

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. These amounts do not reflect actual compensation earned or to be earned by our directors.

(2)	As of March 31, 2021, our non-employee directors each held outstanding options to purchase the following number of shares of our common stock: Liam Burns, 65,688; William Febbo, 66,667; Morgan Frank, 50,000; Carmen Volkart, 50,000.

(3)	Mr. Burns resigned as a member of our Board on December 31, 2021.

(4)	Mr. Frank was granted an option to purchase 50,000 shares of our common stock in May 2020.

During the year ended March 31, 2021, our board of directors had authorized an annual cash retainer fee of $10,000, payable in quarterly installments, for our non-employee directors, with the exception of Mr. Frank, as compensation for their service. Effective April 1, 2021, our board of directors approved our outside (non-employee) director compensation plan (the Director Plan). Pursuant to the Director Plan, outside directors will be paid the following annual retainers:

•	$30,000 for service as a member of the board of directors;
•	$5,000 for service as chair of the audit committee; and
•	$5,000 for service as chair of the compensation committee.

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The retainers will be paid in quarterly installments in either cash or in shares of our common stock, as directed by each director based on an annual election. In addition, under the Director Plan, each director will also receive an annual service equity award of $100,000 paid in quarterly installments in either options to purchase shares our common stock or shares of our common stock, as directed by each director based on an annual election.

In addition, upon appointment to our board of directors, we award our non-employee directors a stock option grant under our Amended 2017 Equity Incentive Plan, hereinafter referred to as the 2017 Plan, ranging from 16,667 to 66,667 shares of our common stock. These options vest annually over three years from the date of appointment to our board of directors.

In connection with her May 2021 appointment and service as a non-employee director, Ms. Vos has entered into our standard form of indemnification agreement. We also awarded Ms. Vos an initial option to purchase 16,667 shares of our common stock vesting over three years, with one-third of the shares subject to the option vesting on each one-year anniversary of the date of grant.

Equity Compensation Plan Information

The following table shows the number of securities to be issued upon exercise or vesting of outstanding equity awards under the 2017 Plan as of March 31, 2021.

Plan Category	Number of securities to be issued upon exercise or vesting of outstanding equity awards (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans not approved by security holders	1,197,252	$5.25	136,082
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On October 28, 2021, we entered into purchase agreements with Ms. Vos, our Chief Executive Officer, and Mr. DiPerna, Chairman of our Board and our President, Chief Financial Officer and Treasurer, providing for the sale and issuance by us of 30,864 shares of our common stock, par value $0.001 per share at the closing market price on October 28, 2021 of $8.10 per share. We received proceeds of approximately $250,000 from the sale of the shares, comprising $150,000 from Ms. Vos and $100,000 from Mr. DiPerna.

In October 2021, we issued a secured promissory note (the Bridge Note) to Manchester Explorer, L.P. (Manchester) that provides us with a $3,000,000 revolving credit facility with all amounts being drawn down by us thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022 (the Maturity Date). Interest at the rate of 12% is payable on each drawn down without regard to the draw down date or the date when interest is paid. As of December 31, 2021, we had drawn down $1,500,000 under the Bridge Note.

In May 2021, William Febbo, a member of our board of directors, purchased $200,000 aggregate principal amount of our promissory notes. At September 30, 2021, approximately $10,060 of interest was payable by us thereon.

In March 2021, we paid Liam Burns, a former member of our board of directors, $5,585 in settlement of a liability outstanding at March 31, 2020 for consulting services rendered during fiscal 2020. Mr. Burns provided no consulting services to us during fiscal 2021.

In February 2021, Paul DiPerna and Manchester Explorer, LP, which is represented by Morgan C. Frank, purchased $100,000 and $1,000,000, respectively, aggregate principal amount of our promissory notes. Effective April 30, 2021, Paul DiPerna and Manchester Explorer, LP entered into Revocation Agreements with us pursuant to which their collective $1,100,000 aggregate principal amount of notes and accrued interest of $50,091 were replaced with new notes. At September 30, 2021, Paul DiPerna and Manchester Explorer, LP, held notes in an aggregate principal amount of $102,663 and $1,026,630, respectively, with $5,164 and $51,640 of interest payable thereon.

Stephen Daly became our Chief Commercial Officer in March 2020 at an annual base salary of $250,000. In February 2021, Mr. Daly converted to part time and his annual base salary was reduced to $125,000. Mr. Daly resigned as our Chief Commercial Officer effective September 24, 2021. We and Mr. Daly entered into a consulting arrangement effective September 24, 2021 pursuant to which Mr. Daly provides transitional services to us on a part-time, interim basis.

See “Management” above for other related party transactions involving our executive officers and directors.

Director Independence

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board has determined that William Febbo, Steven Felsher, Philp Sheibley and Carmen Volkart are “independent directors” as defined under the rules of Nasdaq.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2021 concerning the ownership of our common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock (currently our only class of voting securities);

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act, and includes all shares over which the beneficial owner exercises voting or investment power. Shares that are issuable upon the exercise of options, warrants and other rights to acquire common stock that are presently exercisable or exercisable within 60 days of December 31, 2021 are reflected in a separate column in the table below. These shares are taken into account in the calculation of the total number of shares beneficially owned by a particular holder and the total number of shares outstanding for the purpose of calculating percentage ownership of the particular holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 6,373,710 shares of common stock outstanding as of December 31, 2021.

Unless otherwise stated, the business address of each of our directors and executive officers listed in the table is 16772 West Bernardo Drive, San Diego, California 92127.

Name and principal position	Number of Shares Beneficially Owned (Excluding Outstanding Options)(1)		Number of Shares Issuable on Exercise of Outstanding Options(2)	Percent of Class
James Besser	2,186,302	(3)	—	34.30
JEB Partners, L.P.	2,186,302	(3)	—	34.30
Manchester Explorer, L.P.	2,186,302	(3)	—	34.30
Manchester Management LLC	2,186,302	(3)	—	34.30
Directors and Officers:
Paul DiPerna	2,520,156	(4)	125,398	40.71
Ellen O’Connor Vos	19,186		74,494	1.45
William J. Febbo	7,538		44,445	*
Morgan C. Frank	2,186,302	(3)	67,896	34.99
Carmen Volkart	2,262		55,949	*
Steven Felsher	618		3,474	*
Philip Sheibley	1,135		—	*
All current directors and executive officers as a group (6 persons)	4,737,197		371,656	78.95

*	Represents less than 1%

(1)	Excludes shares subject to outstanding options to acquire common stock that are exercisable within 60 days of December 31, 2021.

(2)	Represents the number of shares subject to outstanding options to acquire common stock that are exercisable within 60 days of December 31, 2021.

(3)	Includes (i) 89,907 shares directly held by Mr. Besser, of which: (a) 60,277 shares were received in exchange for Mr. Besser’s shares as a result of our acquisition of Quasuras and (b) 29,630 shares purchased in a private placement in 2018 (the “2018 Placement”); (ii) 1,683,803 held by Manchester Explorer, L.P. of which: (a) 1,515,152 shares were purchased in a private placement in 2017 (the “2017 Placement”), (b) 157,037 shares were purchased in the 2018 Placement, and (c) 11,494 were purchased in a private placement in 2020 (the “2020 Placement”); (iii) 352,315 shares held by JEB Partners, L.P. of which (a) 252,525 shares were purchased in the 2017 Placement, (b) 53,333 shares were purchased in the 2018 Placement and (c) 46,457 shares were purchased in the 2020 Placement; and (iv) 60,277 shares held by Mr. Frank, which shares were received in our acquisition of Quasuras in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser, as the managing member, and Mr. Frank, as the portfolio manager and consultant of Manchester Management, LLC, (“MMC”) the general partner of Manchester Explorer, L.P. and JEB Partners, L. P., have shared voting and dispositive power over shares held by Manchester Explorer, L.P. and JEB Partners, L.P. The address for Manchester Explorer, L.P and Mr. Besser is c/o MMC, 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

(4)	Includes (i) 2,000,000 shares directly held by the Paul DiPerna Irrevocable Trust, (ii) 333,334 shares directly held by Mr. DiPerna’s adult daughters, Kelsie DiPerna and Alaria DiPerna, which shares Mr. DiPerna has sole voting power over; and (iii) 174,477 shares directly held by the Paul DiPerna Trust, of which 101,010 shares were purchased in the 2017 Placement. The 2,000,000 shares held by the Paul DiPerna Irrevocable Trust, 333,334 shares held by Mr. DiPerna’s adult daughters and 73,480 shares held by the Paul DiPerna Trust that were issued in 2017 to Mr. DiPerna in the Acquisition and transferred to such persons in December 2020 by Mr. DiPerna. Mr. DiPerna is the chairman of our board of directors, and also serves as our chief financial officer and treasurer. Mr. DiPerna is the trustee of both the Paul DiPerna Irrevocable Trust and the Paul DiPerna Trust.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share and up to 5,000,000 shares of preferred stock, par value $0.001 per share.  As of January 10, 2022, we had 6,390,372 shares of our common stock outstanding.

On November 29, 2021, we effected a 1-for-3 reverse stock split of our outstanding common stock, which caused our then outstanding common stock to decrease from 19,100,154 to 6,366,736 shares while keeping our authorized capital unchanged.

The following description is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, and our bylaws, as amended, each of which is incorporated herein by reference and are exhibits to the registration statement of which this prospectus forms a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes (the “NRS”) for additional information.

Common Stock

Each holder of our common stock is entitled to a pro rata share of any cash distributions made to shareholders, including any dividend payments. The holders of our common stock are entitled to one vote for each share or record on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, under our charter documents, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. Our board of directors currently are elected as a single class. Our board of directors may from time to time declare dividends on our outstanding shares. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation provide that our board of directors has the right in its discretion to issue preferred stock without approval of our shareholders and to set the series, classes, rights, privileges and preferences of our preferred stock or any classes, or series thereof without approval. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Outstanding Common Stock Warrants

In April and May 2021, we issued warrants to purchase 767,783 shares of our common stock to the purchasers of our convertible promissory notes. The warrants have an initial exercise price of $24.00 per share and may be exercised for a period of five years from the Trigger Date, which is defined as the 270th calendar day following the issue date of each note. If, prior to the Trigger Date, we (i) complete a Qualified Capital Raise, the outstanding Warrants shall be cancelled or (ii) prepays a holder’s Note(s) in whole or in part, such holder’s pro-rata number of Warrants shall be cancelled. A Qualified Capital Raise is defined as an offering of our common stock or other securities in excess of $12,000,000 of gross proceeds.

Outstanding Common Stock Options

As of January 10, 2022, we had 1,793,022 outstanding options to purchase shares of our common stock at weighted average exercise price of $7.54 per share. In addition, at January 10, 2022, we had 873,645 shares available for future issuance under our Amended 2017 Equity Incentive Plan.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place, 1st Floor, Salt Lake City, UT 84111. Its telephone number is 801-355-5740.

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UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on January   , 2022. Oppenheimer & Co. Inc. is acting as the representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock, but is not responsible for the commitment of any other underwriter to purchase shares of common stock. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares of Common Stock
Oppenheimer & Co. Inc.
The Benchmark Company, LLC
Lake Street Capital Markets, LLC

Total

The underwriters have agreed to purchase all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased.

The shares of common stock offered hereby are expected to be ready for delivery on or about        , 2022 against payment in immediately available funds.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $        per share of common stock to brokers and dealers. After the shares of common stock are released for sale to the public, the representative of the underwriters may change the offering price, the concession, and other selling terms at various times.

We have granted an option to the underwriters, exercisable for up to 30 days after the date of this prospectus, to purchase up to 360,288 additional shares of common stock at the public offering price from us to cover over-allotments, if any, less underwriting discounts and commissions. If the underwriters exercise all or part of this option, they will purchase shares of our common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less applicable underwriting discounts and commissions. If this option is exercised in full, the total price to the public will be $4,500,000, and the total proceeds to us, before expenses, will be $4,185,000. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s amount reflected in the above table.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us before expenses. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to        additional shares from us:

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions payable by us (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	We have agreed to pay the underwriters a commission of 7.0% of the gross proceeds of this offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $414,000 which includes the fees and expenses for which we have agreed to reimburse the underwriters, provided that any such fees and expenses in excess of an aggregate of $150,000 will be subject to our prior written approval (which shall not be unreasonably withheld).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, we, our directors, executive officers, and certain stockholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock, for a period of 90 days following the closing of the offering of the shares. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc.

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Subject to certain conditions, we granted Oppenheimer & Co., Inc., for a period of twelve months after the date of the closing of this offering, a right of first refusal to act as lead bookrunning underwriter, lead initial purchaser, lead placement agent or lead selling agent, as the case may be in connection with any financing for the company.

Our common stock is presently quoted on the OTCQB marketplace under the symbol “MODD.” We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “MODD.” No assurance can be given that our application will be approved. Trading quotes of securities on an over-the-counter marketplace may not be indicative of the market price of those securities on a national securities exchange.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares of common stock before the distribution of the shares of common stock is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions - The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions - The underwriters may sell more shares of common stock in connection with the offering than the number of shares of common stock that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase shares of common stock in the offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares of common stock in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of the shares of common stock available for purchase in the open market, as compared to the price at which they may purchase shares of common stock through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares of common stock that could adversely affect investors who purchase shares of common stock in the offering.

•	Penalty bids - If the representative purchases shares of common stock in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares of common stock as part of the offering.

•	Passive market making - Market makers in the shares of common stock who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the shares of common stock may have the effect of raising or maintaining the market price of the shares of common stock or preventing or mitigating a decline in the market price of the shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares of common stock if it discourages resales of the shares of common stock.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of common stock. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus

A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in the offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

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Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares of common stock has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares of common stock, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares of common stock or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the company to be in violation of the Belgian securities laws.

Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein, or the Securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in the offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions, or NI-45-106 or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

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Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

France

Neither this prospectus nor any other offering material relating to the shares of common stock has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of common stock has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares of common stock to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares of common stock may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

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Italy

The offering of the shares of common stock offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa, or CONSOB, pursuant to Italian securities legislation and, accordingly, the shares of common stock offered hereby cannot be offered, sold or delivered in the Republic of Italy, or Italy, nor may any copy of this prospectus or any other document relating to the shares of common stock offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares of common stock offered hereby or distribution of copies of this prospectus or any other document relating to the shares of common stock offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993, or the Banking Act;

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares of common stock offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The shares of common stock offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the shares of common stock being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares of common stock being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares of common stock.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares of common stock.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom, each referred to as a Relevant State, no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

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provided that no such offer of shares of common stock shall require us or any of underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the Financial Promotion Order), (ii) are persons falling within Article 49(2)(a) to (d), or high net worth companies, unincorporated associations etc., of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or FSMA,) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Lucosky Bookman LLP, Woodbridge, New Jersey.  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated balance sheets of Modular Medical, Inc. as of March 31, 2021 and March 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended have been audited by Farber Hass Harley LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such consolidated financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy all materials that we file with the SEC, including the registration statement and its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the registration statement on Form S-1 of which this prospectus is a part.

In addition, upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and the website of the SEC referred to above. We also maintain a website at www.modular-medical.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus. Additionally, you may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Attn.: CFO

Modular Medical, Inc.

16772 W. Bernardo Drive

San Diego, California 92127

(858) 800-3500

You should rely only on the information contained in this prospectus or to which we have referred you. We have not and the underwriters have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

84

F-1

Modular Medical, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2021 (Unaudited)	March 31, 2021
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$798,161	$1,468,465
Prepaid expenses	43,580	178,158
Other current assets	2,920	2,466
TOTAL CURRENT ASSETS	844,661	1,649,089

Property and equipment, net	268,138	298,958
Right of use asset, net	162,039	200,124
Security deposit	100,000	100,000
TOTAL NON-CURRENT ASSETS	530,177	599,082

TOTAL ASSETS	$1,374,838	$2,248,171

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$692,772	$169,284
Accrued expenses	678,797	499,948
Short-term lease liability	134,914	125,500
PPP note payable	—	368,780
Convertible notes payable	4,855,260	2,133,453
TOTAL CURRENT LIABILITIES	6,361,743	3,296,965

LONG-TERM LIABILITIES
Long-term lease liability	113,909	184,355
Bonus payable	—	42,000
TOTAL LIABILITIES	6,475,652	3,523,320

Commitments and Contingencies (Note 8)

STOCKHOLDERS’ DEFICIT
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized; 6,327,521 and 6,302,050 shares issued and outstanding as of September 30, 2021 and March 31, 2021, respectively	6,328	6,302
Additional paid-in capital	20,056,716	14,665,559
Accumulated deficit	(25,163,858)	(15,947,010)
TOTAL STOCKHOLDERS’ DEFICIT	(5,100,814)	(1,275,149)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,374,838	$2,248,171

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

Modular Medical, Inc.
Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Operating expenses
Research and development	2,105,380	1,092,665	3,893,511	2,063,480
General and administrative	1,589,032	766,513	3,174,489	1,669,910
Total operating expenses	3,694,412	1,859,178	7,068,000	3,733,390
Loss from operations	(3,694,412)	(1,859,178)	(7,068,000)	(3,733,390)

Other income	48	49	368,872	104
Interest expense	(685,793)	—	(1,194,670)	—
Loss on debt extinguishment	—	—	(1,321,450)	—

Loss before income taxes	(4,380,157)	(1,859,129)	(9,215,248)	(3,733,286)

Provision for income taxes	1,600	1,600	1,600	1,600

Net Loss	$(4,381,757)	$(1,860,729)	$(9,216,848)	$(3,734,886)

Net loss per share
Basic and diluted	$(0.69)	$(0.30)	$(1.46)	$(0.61)

Shares used in computing net loss per share
Basic and diluted	6,323,925	6,200,053	6,320,916	6,156,602

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

Modular Medical, Inc.
Condensed Consolidated Statements of Stockholders’ Equity (Deficit)
(Unaudited)

			Additional	Common
	Common Stock		Paid-In	Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Deficit
Balance as of March 31, 2021	6,302,050	$6,302	$14,665,559	—	$(15,947,010)	$(1,275,149)
Shares issued for services	20,000	20	172,180	—	—	172,200
Warrants issued with convertible notes	—	—	3,700,632	—	—	3,700,632
Stock-based compensation	1,836	2	655,918	—	—	655,920
Net loss	—	—	—	—	(4,835,091)	(4,835,091)
Balance as of June 30, 2021	6,323,886	$6,324	$19,194,289	$—	$(20,782,101)	$(1,581,488)

Stock-based compensation	3,365	4	862,427	—	—	862,431
Net loss	—	—	—	—	(4,381,757)	(4,381,757)
Balance as of September 30, 2021	6,327,521	$6,328	$20,056,716	$—	$(25,163,858)	$(5,100,814)

			Additional	Common
	Common Stock		Paid-In	Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity
Balance as of March 31, 2020	5,956,754	$5,957	$10,517,505	$923,994	$(8,569,034)	$2,878,422
Private placement of common stock	243,299	243	2,042,385	(923,994)	—	1,118,634
Stock-based compensation	—	—	344,716	—	—	344,716
Net loss	—	—	—	—	(1,874,157)	(1,874,157)
Balance as of June 30, 2020	6,200,053	$6,200	$12,904,606	$—	$(10,443,191)	$2,467,615

Stock-based compensation	—	—	300,604	—	—	300,604
Net loss	—	—	—	—	(1,860,729)	(1,860,729)
Balance as of September 30, 2020	6,200,053	$6,200	$13,205,210	$—	$(12,303,920)	$907,490

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

Modular Medical, Inc.
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended September 30,
	2021	2020
Net loss	$(9,216,848)	$(3,734,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on PPP note forgiveness	(368,780)	—
Loss on debt extinguishment	1,321,450	—
Stock-based compensation expense	1,518,351	645,320
Depreciation and amortization	53,599	52,314
Shares issued for services	314,265	—
Amortization of lease right-to-use asset	38,085	35,923
Change in lease liability	(61,032)	94,518
Amortization of debt discount	824,439	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(7,941)	28,659
Accounts payable and accrued expenses	799,687	(151,519)
Net cash used in operating activities	(4,784,725)	(3,029,671)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(22,779)	(93,303)
Net cash used in investing activities	(22,779)	(93,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placement, net of issuance costs	—	1,118,634
Proceeds from issuance of convertible notes, net of placement fees	4,137,200	—
Proceeds from issuance of PPP note payable	—	368,780
Net cash provided by financing activities	4,137,200	1,487,414

Net decrease in cash and cash equivalents	(670,304)	(1,635,560)

Cash and cash equivalents at beginning of period	1,468,465	3,122,134

Cash and cash equivalents at end of period	$798,161	$1,486,574
Supplemental disclosure:
Noncash investing and financing activities:
Fair value of detachable warrants issued with convertible notes	$3,700,632	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

MODULAR MEDICAL, INC.
F/K/A BEAR LAKE RECREATION, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the Company) was incorporated in Nevada in October 1998 under the name Bear Lake Recreation, Inc. The Company had no material business operations from 2002 until approximately 2017 when it acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (Quasuras). As the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras acquired in the merger, at their historical carrying amounts. Prior to the acquisition of Quasuras and since at least 2002, the Company was a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In June 2017, the Company changed its name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

The Company is a development-stage, medical-device company focused on the design, development, and commercialization of an innovative insulin pump using modernized technology to increase pump adoption in the diabetes marketplace. Through the creation of a novel two-part, patch pump product, the Company seeks to fundamentally alter the trade-offs between cost and complexity and access to the higher standards of care that presently available insulin pumps provide. By simplifying and streamlining the user experience from introduction, prescription, reimbursement, training and day-to-day use, the Company seeks to expand the wearable insulin delivery device market beyond the highly motivated “super users” and expand the category into the mass market. The Company’s pump product seeks to serve both the type 1 and type 2 diabetes markets.

Liquidity

Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) No. 2014-15 (ASU 2014-15), Going Concern, requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. If management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management must consider if there are plans that are probable to be implemented, and whether it is probable that the plans will mitigate the conditions or events raising the substantial doubt about the entity’s ability to continue as a going concern. If the substantial doubt is not alleviated after consideration of management’s plans, the entity must include a statement in the notes to the financial statements indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued including: 1) the principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, 2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and 3) management’s plans to attempt to mitigate the conditions or events causing the substantial doubt about the entity’s ability to continue as a going concern.

The Company expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. The Company’s expected operating losses and cash burn and the need to repay the convertible promissory notes and accrued interest in the first half of 2022 raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to raise additional capital, through the sale of additional equity or debt securities, to support its future operations. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to the Company. As disclosed in note 9, the Company recently sold shares of its common stock to two of its officers, obtained access to a credit facility and filed a registration statement to offer shares of its common stock.

F-6

The Company’s operating needs include the planned costs to operate its business, including amounts required to repay its convertible promissory notes (if not converted), fund working capital and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement its product offering. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash. These condensed consolidated financial statements do not include any adjustments that might result from this uncertainty.

Basis of Presentation

The Company’s fiscal year ends on March 31 of each calendar year. Each reference to a fiscal year in these notes to the condensed consolidated financial statements refers to the fiscal year ended March 31 of the calendar year indicated (for example, fiscal 2022 refers to the fiscal year ending March 31, 2022). The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quasuras. All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying condensed consolidated financial statements of the Company have been prepared without audit. The condensed consolidated balance sheet as of March 31, 2021 has been derived from the audited consolidated financial statements at that date. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been condensed or omitted in accordance with these rules and regulations of the Securities and Exchange Commission (SEC). The information in this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its most recent annual report on Form 10-K filed with the SEC.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The operating results for the three months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending March 31, 2022 or for any other future period.

All share and per share amounts have been presented to give retroactive effect to a 1-for-3 reverse stock split that occurred in November 2021.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could differ from those estimates.

Reportable Segment

The Company operates in one business segment and uses one measurement of profitability for its business.

Research and Development

The Company expenses research and development expenditures as incurred.

General and Administrative

General and administrative expenses consist primarily of payroll and benefit costs, rent, stock-based compensation, legal and accounting fees, and office and other administrative expenses.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash balances at high-quality financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation up to limits of approximately $250,000. No reserve has been made in the financial statements for any possible loss due to financial institution failure.

F-7

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing technology and customer requirements, limited operating history and the volatility of public markets.

COVID-19

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of the Company’s control, and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in demand deposits, certificates of deposit and highly liquid debt instruments with original maturities of three months or less.

Property & Equipment

Property and equipment are originally recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Depreciation is recorded in operating expenses in the condensed consolidated statements of operations. Leasehold improvements and assets acquired through capital leases are amortized over the shorter of their estimated useful life or the lease term, and amortization is recorded in operating expenses in the condensed consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash equivalents, accounts payable and accrued expenses approximate fair value.

Per-Share Amounts

Basic net loss per share is computed by dividing loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive common shares outstanding during the period. For the six months ended September 30, 2021 and 2020, outstanding options to purchase 1,597,650 and 1,160,030 shares of common stock, respectively, were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.

F-8

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the three and six months ended September 30, 2021 and 2020, the Company’s comprehensive loss was the same as its net loss.

Recently Adopted Accounting Pronouncement

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. ASU 2020-06 also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company early adopted ASU 2020-06 effective April 1, 2021, and the impact of the adoption was not material to the Company’s consolidated financial statements.

NOTE 2 – LEASES

Effective April 1, 2019, the Company adopted ASU No. 2016-02, Leases (ASC 842), and related ASUs, as amended, using the alternative transition method, which allowed the Company to initially apply the new lease standard at the adoption date (the “effective date method”). In January 2020, the Company executed a lease for a new, larger corporate facility in San Diego, California and paid a $100,000 security deposit. The 39-month lease term commenced April 1, 2020, and the lease provides for an initial monthly rent of approximately $12,400 annual rent increases of approximately 3%. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs. The right-to-use asset and corresponding liability for the facility lease have been measured at the present value of the future minimum lease payments. A discount rate of 11%, which approximated the Company’s incremental borrowing rate, was used to measure the lease asset and liability. Lease expense is recognized on a straight line basis over the lease term.

The Company obtained a right-of-use asset of $270,950 in exchange for its obligations under the operating lease. The landlord also provided a lease incentive of approximately $139,000, which was paid to the Company in June 2020, for the Company to make improvements to the leased space.

Future minimum payments under the facility operating lease, as of September 30, 2021, are listed in the table below.

Operating
Annual Fiscal Years	lease
2022	76,716
2023	158,028
2024	40,692
Less:
Imputed interest	(26,613)
Present value of lease liabilities	$248,823

Cash paid for amounts included in the measurement of lease liabilities was $76,716 for the six months ended September 30, 2021. Rent expense was $53,768 and $53,768 for the six months ended September 30, 2021 and 2020, respectively, and $26,884 and $26,844for the three months ended September 30, 2021 and 2020, respectively.

F-9

NOTE 3 – PPP NOTE

On April 24, 2020, the Company received a $368,780 unsecured loan (the PPP Note) under the Paycheck Protection Program (the PPP), which was established under the U.S. government’s Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). The PPP Note to the Company was made through Silicon Valley Bank (the Lender), and the Company entered into a U.S. Small Business Administration Paycheck Protection Program Note with the Lender evidencing the PPP Note. The full amount of the PPP Note was due in April 2022 and interest accrued on the outstanding principal balance of the PPP Note at a fixed rate of 1.0% per annum, which was deferred for 10 months after the covered period during which the Company used the proceeds.

The Company applied to the Lender for forgiveness of the PPP Note in October 2020, and, in May 2021, the Company was notified by the Lender and the U.S. Small Business Administration that the outstanding principal and accrued interest for the PPP Note was forgiven in full. The Company accounted for the forgiveness of the PPP Note in accordance with Accounting Standards Codification Topic 470: Debt (ASC 470), and the amount forgiven was recorded as a gain on extinguishment and recognized in the other income line of the condensed consolidated statement of operations.

NOTE 4 – CONVERTIBLE PROMISSORY NOTES

From February through April 2021, the Company sold $2,310,000 of convertible promissory notes (each an Original Notes and, collectively, the Original Notes), at par in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended. Effective April 30, 2021, pursuant to a revocation and replacement agreement between each holder of an Original Note and the Company (the Revocation Agreement), the $2,310,000 of Original Notes and accrued interest thereon as of April 30, 2021 were replaced with $2,360,550 aggregate principal amount of new Notes (as defined below). The Company accounted for the replacement of the Original Notes in accordance with ASC 470 and recorded a loss on extinguishment of $1,321,450 and interest expense of $70,647 for unamortized debt issuance costs as of April 30, 2021.

In April and May 2021, pursuant to a Securities Purchase Agreement by and between the Company and each investor (the SPA), the Company sold to investors $4,250,000 aggregate principal amount of convertible promissory notes (the Notes) and warrants to purchase shares of its common stock (the Warrants). The Notes are unsecured obligations of the Company with each Note having a stated maturity date of 12 months from its issue date (the Issue Date). The Notes bear interest at a rate of 12% per annum, payable on maturity, provided that, if the Company fails to pay any amounts when due under a Note, the interest rate increases to the greater of 16% or the maximum amount permitted by law. Each Note may be prepaid at the Company’s option during the first 270 calendar days following its Issue Date (the 270th day, the Trigger Date), subject to a 110% prepayment penalty on outstanding principal and accrued interest then outstanding. No Note may be prepaid in whole or in part after the Trigger Date.

Notes outstanding after the Trigger Date may be converted into shares of the Company’s common stock at an initial conversion price of $8.61 per share; provided that a Note holder may not convert any portion of its Note that would cause it to beneficially own in excess of 4.99% of the Company’s outstanding common stock. The conversion price and number of shares of Company common stock issuable upon conversion of the Notes are subject to adjustment from time to time for subdivisions and consolidations of shares and other standard dilutive and corporate events, as provided in the Notes. Subject to certain Exempt Issuances (as defined in the Notes), if while a Note is outstanding, the Company sells, issues or grants any shares of its common stock or other securities to acquire shares of common stock at a price per share less than the then conversion price, such conversion price shall be reduced to such lesser price, and the number of conversion shares issuable upon conversion of the Notes shall be increased, as provided in the Notes.

If the Company completes an offering of its common stock or other securities in excess of $12,000,000 of gross proceeds (a Qualified Capital Raise, as defined in the Notes), each Note holder will be required to convert its Adjusted Note Amount (as defined below) into the securities of such Qualified Capital Raise. Adjusted Note Amount equals the product of (i) the sum of all outstanding principal plus accrued interest on a Note, multiplied by (ii) 1.25.

F-10

The Notes contain a number of Company events of default (Events of Default) including, without limitation (i) failure to pay any principal or interest thereon when due, (ii) failure to timely deliver shares upon conversions, (iii) failure to comply with SEC reporting requirements under the Exchange Act, (iv) certain breaches of the SPA, the Notes, the Warrants, and the Registration Rights Agreement, (v) material restatements of the Company’s consolidated financial statements filed with the SEC, (vi) a holder’s inability to rely on Rule 144 for sales of shares underlying the Notes, (vii) the Company’s common stock is suspended or halted from trading and/or fails to be quoted or listed (as applicable) on the OTCQB, OTCQX, any tier of the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American within 10 days thereafter, (viii) failure to file with the SEC a registration statement covering the resale of shares of common stock underlying the Notes and Warrants within 60 calendar days following the Issue Date, (ix) failure to cause such registration statement to become effective within 120 calendar days following the Issue Date, or (x) certain mergers consolidations, business combinations and sales of all or substantially all of the Company’s assets in the event the Company is not the survivor of such transaction.

Upon an Event of Default, a Note holder may declare all amounts under its Note(s) due and payable, in which event the Company will be required to pay such Note holder the sum of (i) the product of (a) all then outstanding principal amount and accrued interest thereon, multiplied by (b) 125%; and (ii) all collection costs including legal fees and expenses in connection therewith. At the option of a Note holder, in the event the Company receives cash proceeds as a result of certain events, including, but not limited to, payments from customers, issuances of debt or equity securities, exercise of warrants or asset sales, the Company will be required to use such proceeds to repay all or any lesser outstanding amounts due under such holder’s Note.

The Notes include covenants, representations, warranties, other payment obligations and agreements by the Company including, without limitation, most-favored nation rights, rights of participation and first refusal and exchange rights.

In connection with the issuance of the Notes, the Company issued Warrants to purchase in the aggregate 767,783 shares of its common stock at an initial exercise price of $24.00 per share. The Warrants may be exercised for a period of five years from the Trigger Date, provided that, if prior to the Trigger Date, the Company (i) completes a Qualified Capital Raise, the outstanding Warrants shall be cancelled or (ii) prepays a holder’s Note(s) in whole or in part, such holder’s pro-rata number of Warrants shall be cancelled. The fair value of the Warrants was $3,700,632, of which $2,379,182 was recorded as a debt discount, which is being amortized to interest expense over the term of the Warrants, and $1,321,450 was recorded as a loss on debt extinguishment. The Company calculated the fair value of the Warrants utilizing the Black-Scholes valuation model with the following assumptions: volatility of 88.98%, risk-free interest rate of 0.86%, a term of 5.75 years and a dividend yield of zero.

In connection with the April and May 2021 sales of the $4,250,000 aggregate principal amount of the Notes, the Company incurred debt issuance costs of $116,000, which were recorded as a debt discount and are being amortized to interest expense over the term of the Notes using the effective interest rate method. The interest expense attributable to the debt discount, comprising the debt issuance costs and Warrants, during the three and six months ended September 30, 2021 was $485,820 and $824,439, respectively.

The $6,610,550 aggregate principal amount of Notes are due and payable in full in the first quarter of fiscal 2023. Subsequent to the Trigger Date, the Notes can be converted into 767,783 shares of common stock at a conversion price of $8.61 per share.

NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT) & STOCK-BASED COMPENSATION

During the six months ended September 30, 2021, the Company issued 20,000 shares of common stock to a service provider and issued 5,472 shares to its non-employee directors under the Company’s outside director compensation plan.

Amended 2017 Equity Incentive Plan

In October 2017, the Company’s board of directors (the Board) approved the 2017 Equity Incentive Plan (the Plan) with 1,000,000 shares of common stock reserved for issuance. In January 2020 and August 2021, the Board approved increases in the number of shares reserved for issuance under the Plan by 333,334 and 1,333,334 shares, respectively. Under the Plan, eligible employees, directors and consultants may be granted a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The Plan is administered by the Board or, in the alternative, a committee designated by the Board.

F-11

Stock-Based Compensation Expense

The expense relating to stock options is recognized on a straight-line basis over the requisite service period, usually the vesting period, based on the grant date fair value. The unamortized compensation cost, as of September 30, 2021, was $5,988,541 related to stock options and is expected to be recognized as expense over a weighted-average period of approximately three years.

During the six months ended September 30, 2021, the Company granted options to purchase 457,157 shares of its common stock to employees, directors and consultants. The options had 10-year terms, and 43,039 options vested immediately when granted. The fair value of the options was determined to be $5,464,619 of which $845,979 was recorded as stock-based compensation expense and included in the condensed consolidated statement of operations for the six months ended September 30, 2021.

The following assumptions were used in the fair value method calculations:

Schedule of Fair Value Assumptions

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
Risk-free interest rates	0.8% - 0.98%	0.28% - 0.37%	0.8% - 0.98%	0.28% - 0.37%
Volatility	367% - 370%	88% - 127%	89% - 370%	88% - 128%
Expected life (years)	5.0 - 6.2	5.0 - 6.0	5.0 - 6.2	5.0 - 6.0
Dividend yield	—	—	—	—

 The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends and has no intention to pay dividends in the foreseeable future. In accordance with ASU No. 2016-09, the Company accounts for forfeitures as they occur.

A summary of stock option activity under the Plan is presented below:

Schedule of Stock Option activity

		Options Outstanding
			Weighted
	Shares		Average
	Available	Number of	Exercise
	for Grant	Shares	Prices
Balance at March 31, 2021	136,082	1,197,252	$5.25
Options granted	(60,774)	60,774	12.69
Share awards	(1,836)	—	—
Options cancelled and returned to the Plan	7,547	(7,547)	8.61
Balance at June 30, 2021	81,089	1,250,479	5.58
Additional shares authorized under the Plan	1,333,334	—	—
Options granted	(396,384)	396,384	12.15
Share awards	(3,636)	—	—
Options cancelled and returned to the Plan	49,213	(49,213)	7.02
Balance at September 30, 2021	1,063,546	1,597,650	7.17

There were no stock options exercised during the six months ended September 30, 2021 and 2020.

The following table summarizes the range of outstanding and exercisable options as of September 30, 2021:

Schedule of Outstanding and Exercisable Option, Range

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$1.98 - $17.70	1,597,650	8.09	$7.17	869,668	$4.62	$4,022,239

F-12

The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Company’s principal trading market over the exercise price of the option at September 30, 2021.

The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the six months ended September 30, 2021 and 2020, there were no such tax benefits associated with the exercise of stock options.

NOTE 6 – INCOME TAXES

The Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. A valuation allowance is established for any deferred tax assets for which it is more likely than not that all or a portion of the deferred tax assets will not be realized. Based on the available information and other factors, management believes it is more likely than not that its federal and state net deferred tax assets will not be fully realized, and the Company has recorded a full valuation allowance.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. All tax returns for fiscal 2016 to fiscal 2020 may be subject to examination by the U.S. federal and state tax authorities. As of September 30, 2021, the Company has not recorded any liability for unrecognized tax benefits related to uncertain tax positions.

NOTE 7 – RELATED PARTY TRANSACTIONS

In February 2021, the Company’s chairman of the Board and president and an existing investor, who is represented by a member of the Company’s board of directors, purchased $100,000 and $1,000,000, aggregate principal amount of the Original Notes, respectively. Effective April 30, 2021, the related party holders entered into revocation agreements with the Company pursuant to which their collective $1,100,000 aggregate principal amount of Original Notes and accrued interest of $50,091 were replaced with Notes. At September 30, 2021, the investor and executive officer held Notes in an aggregate principal amount of $1,026,630 and $102,663, respectively, with $51,640 and $5,164 of interest payable thereon. For the three months ended September 30, 2021, the Company incurred interest expense of approximately $31,105 and $3,100, respectively, and for the six months ended September 30, 2021, the Company incurred interest expense of approximately $51,600 and $5,160, respectively, on the related party holder Notes.

In May 2021, a member of the Board purchased $200,000 aggregate principal amount of Notes (the Director Note). For the three and six months ended September 30, 2021, the Company incurred expense of approximately $4,000 and $10,060, respectively, on the Director Note. At September 30, 2021, approximately $10,060 of interest was payable by the Company on the Director Note.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Indemnification

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representations and warranties, failure to perform certain covenants, or claims and losses arising from certain events as outlined within the particular contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. The Company has also entered into indemnification agreements with its officers and directors. No amounts were reflected in the Company’s consolidated financial statements for the six months ended September 30, 2021 and 2020 related to these indemnifications. The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements, and no claims for payment have been made under such agreements.

F-13

NOTE 9 – SUBSEQUENT EVENTS

Officer Stock Purchases

On October 28, 2021, the Company entered into purchase agreements with two of its executive officers, providing for the sale and issuance by the Company of 30,864 shares of the Company’s common stock at the closing market price on October 28, 2021 of $8.10 per share. The Company received proceeds of approximately $250,000 from the sale of the shares.

Credit Facility and Security Agreement

On October 28, 2021, the Company issued a secured promissory note (the Bridge Note) to Manchester Explorer, L.P. (Manchester) that provides the Company with a $3,000,000 revolving credit facility with all amounts being drawn down by the Company thereunder being due and payable, subject to acceleration in the event of a default, on March 15, 2022 (the Maturity Date). Interest at the rate of 12% is payable on each drawn down without regard to the draw down date or the date when interest is paid.

The principal amount of the Bridge Note and interest due thereon is payable to Manchester no later than the earlier of: (i) the Maturity Date and (ii) the date on which the Company has received proceeds in excess of $12,000,000 from a transaction or series of related transactions occurring prior to the Maturity Date, which such transactions constitute equity financings or other issuances of the Company's equity securities. Provided that no Event of Default (as such term is defined in the Bridge Note) has occurred, on any date prior to the Maturity Date, upon no less than three days written notice by the Company specifying the draw amount, Manchester will advance the draw amount to the Company. No draw amount can be in an amount less than $100,000 or exceed an amount equal to $3,000,000 minus the aggregate principal amount outstanding under the Note at the time of such draw request. If an Event of Default occurs and is continuing, Manchester may declare all of the Bridge Note, including any interest and other amounts due, to be due and payable immediately.

In connection with the issuance of the Bridge Note, on October 28, 2021, the Company entered into a security agreement with Manchester under which the Company granted Manchester a continuing and unconditional first priority security interest in and to any and all of the Company’s property of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired.

On November 24, 2021 the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-3. The reverse stock split was effective as of November 29, 2021. All share and per share data in the condensed consolidated financial statements and footnotes has been retroactively restated to reflect the effects of the reverse stock split.

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee and

Stockholders of Modular Medical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Modular Medical, Inc. (the “Company”) as of March 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter - Going Concern

The accompanying consolidated financial statements have been prepared to assume the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. These circumstances raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved especially challenging, subjective, or complex judgment. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-15

Going Concern

As described further in Note 1 to the financial statements, the Company has incurred losses since inception, and expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter due to inherent complexities and uncertainties related to the Company’s projections of operations. Auditing management’s going concern assessment involved a high degree of auditor judgment and audit effort due to the impact of these assumptions on the determination of the degree of doubt regarding the ability of the entity to continue as a going concern. The primary procedures we performed to address this critical audit matter included:

•	We evaluated the reasonableness of key assumptions underlying management’s conclusion.

•	We evaluated that the disclosures included in the Form 10-K were complete and accurate and in accordance with accounting principles generally accepted in the United States of America.

•	We evaluated the impact of the Company’s existing financing arrangements on their ability to continue as a going concern.

Grants of Stock Options

As discussed in Note 5, during the year ended March 31, 2021, the Company granted 163,492 options to purchase shares of its common stock with 10-year terms and a grant-date fair value of $1,101,737 to employees, directors and consultants. Management is required to analyze the fair value of each option granted and amortize it over its vesting period.

We identified the grant of stock options as a critical audit matter. Management’s estimates regarding fair value of options result in the application of a high degree of auditor judgment.

The primary procedures we performed to address this critical audit matter included the following:

•	We gained an understanding of Company’s processes and controls in place for determining the fair value of each granted option.

•	We evaluated the option price model the management selected to determine the fair value, and analyzed the underlying data used in the calculations.

•	We also recalculated the fair value of each option granted.

/s/ Farber Hass Hurley LLP

We have served as the Company’s auditor since 2018.

Chatsworth, California
June 29, 2021
F-16

Modular Medical, Inc.

Consolidated Balance Sheets

	March 31,
ASSETS	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$1,468,465	$3,122,134
Prepaid expenses	178,158	63,853
Other current assets	2,466	306
TOTAL CURRENT ASSETS	1,649,089	3,186,293

Property and equipment, net	298,958	301,308
Right of use asset, net	200,124	270,950
Security deposit	100,000	100,000
TOTAL NON-CURRENT ASSETS	599,082	672,258

TOTAL ASSETS	$2,248,171	$3,858,551

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$169,284	$367,019
Accrued expenses	499,948	202,160
Short-term lease liability	125,500	92,214
PPP note payable	368,780	—
Convertible notes payable	2,133,453	—
TOTAL CURRENT LIABILITIES	3,296,965	661,393

Long-term lease liability	184,355	178,736
Bonus payable	42,000	140,000
TOTAL LIABILITIES	3,523,320	980,129

Commitments and Contingencies (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 50,000,000 shares authorized, 6,302,050 shares and 5,956,754 shares issued and outstanding as of March 31, 2021 and 2020, respectively	6,302	5,957
Additional paid-in capital	14,665,559	10,517,505
Common stock issuable	—	923,994
Accumulated deficit	(15,947,010)	(8,569,034)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(1,275,149)	2,878,422

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,248,171	$3,858,551

The accompanying notes are an integral part of these audited consolidated financial statements

F-17

Modular Medical, Inc.

Consolidated Statements of Operations

	Year ended March 31,
	2021	2020
Operating expenses
Research and development	$4,083,303	$3,034,152
General and administrative expenses	3,253,412	2,313,870
Total operating expenses	7,336,715	5,348,022
Loss from operations	(7,336,715)	(5,348,022)

Other income
Interest income	130	28,749
Interest expense	(39,791)	—

Loss before income taxes	(7,376,376)	(5,319,273)

Provision for income taxes	1,600	1,600

Net loss	$(7,377,976)	$(5,320,873)

Net loss per share
Basic and diluted	$(1.19)	$(0.89)

Shares used in computing net loss per share
Basic and diluted	6,211,562	5,954,923

The accompanying notes are an integral part of these audited consolidated financial statements

F-18

Modular Medical, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-In	Common Stock	Accumulated	Stockholders’
	Shares	Amount	Capital	Issuable	Deficit	Equity (Deficit)
Balance as of March 31, 2019	5,946,754	$5,947	$9,696,471	$19,800	$(3,248,161)	$6,474,057
Placement of common stock	—	—	—	923,994	—	923,994
Shares issued for services	10,000	10	19,790	(19,800)	—	—
Stock-based compensation	—	—	801,244	—	—	801,244
Net loss	—	—	—	—	(5,320,873)	(5,320,873)

Balance as of March 31, 2020	5,956,754	$5,957	$10,517,505	$923,994	$(8,569,034)	$2,878,422
Placement of common stock	320,796	321	2,709,555	(923,994)	—	1,785,882
Shares issued for services	24,500	24	210,920	—	—	210,945
Stock-based compensation	—	—	1,227,578	—	—	1,227,578
Net loss	—	—	—	—	(7,377,976)	(7,377,976)

Balance as of March 31, 2021	6,302,050	$6,302	$14,665,559	$—	$(15,947,010)	$(1,275,149)

The accompanying notes are an integral part of these audited consolidated financial statements

F-19

Modular Medical, Inc.

Consolidated Statements of Cash Flows

	Year ended March 31,
	2021	2020
Cash Flows from operating activities
Net loss	$(7,377,976)	$(5,320,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,227,578	801,244
Depreciation and amortization	111,015	35,431
Shares for services	68,880	—
Amortization of lease right-of-use asset	70,826	—
Change in lease liability	38,905	—
Amortization of debt issuance costs	12,253	—
Other	1,004	—
Changes in assets and liabilities:
Other assets and prepaid expenses	25,600	(48,391)
Security deposits	—	(92,500)
Accounts payable and accrued expenses	(86,747)	530,250
Net cash used in operating activities	(5,908,662)	(4,094,839)

Cash flows from investing activities
Purchases of property and equipment	(109,669)	(260,789)
Net cash used in investing activities	(109,669)	(260,789)

Cash flows from financing activities
Proceeds from private placement, net of issuance costs	1,785,882	923,994
Proceeds from issuance of convertible notes	2,210,000	—
Proceeds from issuance of PPP note payable	368,780	—
Net cash provided by financing activities	4,364,662	923,994

Net decrease in cash and cash equivalents	(1,653,669)	(3,431,634)

Cash and cash equivalents, at beginning of year	3,122,134	6,553,768

Cash and cash equivalents, at end of year	$1,468,465	$3,122,134

Supplemental disclosure:
Cash paid for:
Income taxes	$1,600	$1,600

The accompanying notes are an integral part of these audited consolidated financial statements

F-20

MODULAR MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Modular Medical, Inc. (the Company) was incorporated in Nevada in October 1998 under the name Bear Lake Recreation, Inc. The Company had no material business operations from 2002 until approximately 2017 when it acquired all of the issued and outstanding shares of Quasuras, Inc., a Delaware corporation (Quasuras). As the major shareholder of Quasuras retained control of both the Company and Quasuras, the share exchange was accounted for as a reverse merger. As such, the Company recognized the assets and liabilities of Quasuras, acquired in the merger, at their historical carrying amounts. Prior to the acquisition of Quasuras and, since at least 2002, the Company was a shell company, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In June 2017, the Company changed its name from Bear Lake Recreation, Inc. to Modular Medical, Inc.

The Company is a development-stage medical device company focused on the design, development and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-dependent people with diabetes. The Company has developed a hardware technology allowing people with insulin-dependent diabetes to receive their daily insulin in two ways, through a continuous “basal” delivery allowing a small amount of insulin to be in the blood at all times and a “bolus” delivery to address meal time glucose input and to address when the blood glucose level becomes excessively high. By addressing the time and effort required to effectively treat their condition, the Company believes it can address the less technically savvy, less motivated part of the market.

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The following summarizes the more significant of such policies:

Liquidity

Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) No. 2014-15 (ASU 2014-15), Going Concern, requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. If management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management must consider if there are plans that are probable to be implemented, and whether it is probable that the plans will mitigate the conditions or events raising the substantial doubt about the entity’s ability to continue as a going concern. If the substantial doubt is not alleviated after consideration of management’s plans, the entity must include a statement in the notes to the financial statements indicating that there is substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued including: 1) the principal conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern, 2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and 3) management’s plans to attempt to mitigate the conditions or events causing the substantial doubt about the entity’s ability to continue as a going concern.

The Company expects to continue to incur operating losses for the foreseeable future and incur cash outflows from operations as it continues to invest in the development and subsequent commercialization of its product. The Company expects that its research and development and general and administrative expenses will continue to increase, and, as a result, it will eventually need to generate significant product revenues to achieve profitability. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to raise additional capital, through the sale of additional equity or debt securities, to support its future operations. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to the Company.  As discussed in notes 3 and 11, in February 2021, the Company commenced a private placement of its convertible promissory notes to investors to fund its operations. In addition, during fiscal 2021, the Company obtained additional equity financing through a private placement of its common stock (see note 6), and the Company obtained a loan from Silicon Valley Bank in April 2020 (see notes 3 and 12).

F-21

The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures. The Company’s future capital requirements and the adequacy of its available funds will depend on many factors, including the Company’s ability to successfully commercialize its product, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement its product offering. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quasuras. All significant intercompany transactions and balances have been eliminated in consolidation. The Company’s fiscal year ends on March 31 of each calendar year. Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Estimates may include those pertaining to accruals, stock-based compensation and income taxes. Actual results could differ from those estimates.

Reportable Segment

The Company operates in one business segment and uses one measurement of profitability for its business.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. Cash and cash equivalents are deposited with high credit-quality institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

COVID-19

The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the U.S. and global economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The full extent of the COVID-19 impact on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by U.S. and foreign government agencies to prevent disease spread, all of which are uncertain, out of the Company’s control, and cannot be predicted.

F-22

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

Property and equipment are originally recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Depreciation is recorded in operating expenses in the consolidated statements of operations. Leasehold improvements and assets acquired through capital leases are amortized over the shorter of their estimated useful life or the lease term, and amortization is recorded in operating expenses in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due to their short-term nature, the carrying values of cash equivalents, accounts payable and accrued expenses, approximate fair value.

Research and Development

The Company expenses research and development expenditures as incurred.

General and Administrative

General and administrative expense consists primarily of payroll and benefit related costs, rent, office expenses, equipment supplies and meetings and travel.

Stock-Based Compensation

The Company recognizes stock-based compensation for stock options granted to employees and non-employees on a straight-line basis over the requisite service period, usually the vesting period, based on the grant-date fair value. The Company estimates the value of stock options on the date of grant using the Black-Scholes pricing model. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the option price, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and projected stock option exercise behaviors.

F-23

Per-Share Amounts

Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive common shares outstanding during the period. For the years ended March 31, 2021 and 2020, 1,197,252 and 1,059,315 outstanding options to purchase common stock were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.

Income Taxes

The Company determines deferred tax assets and liabilities based upon the differences between the financial statement and tax bases of the Company’s assets and liabilities using tax rates in effect for the year in which the Company expects the differences to affect taxable income. A valuation allowance is established for any deferred tax assets for which it is more likely than not that all or a portion of the deferred tax assets will not be realized. Based on the available information and other factors, management believes it is more likely than not that its federal and state net deferred tax assets will not be fully realized, and the Company has recorded a full valuation allowance.

The Company accounts for uncertain tax positions in accordance with FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the consolidated statements of operations.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. All tax returns from 2016 to 2020 may be subject to examination by the U.S. federal and state tax authorities.  As of March 31, 2021, the Company has not recorded any liability for unrecognized tax benefits related to uncertain tax positions.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the years ended March 31, 2021 and 2020, the Company’s comprehensive loss was the same as its net loss.

F-24

NOTE 2 – CONSOLIDATED BALANCE SHEET DETAIL

	March 31,
Property and equipment, net:	2021	2020
Leasehold improvements	$139,197	$139,197
Office equipment	56,476	49,724
Computer equipment and software	52,383	51,882
Machinery and equipment	202,993	112,198
	451,049	353,001
Less: accumulated depreciation and amortization	(152,091)	(51,693)
	$298,958	$301,308

	March 31,
Accrued expenses:	2021	2020
Accrued wages and bonus	$372,563	$198,160
Accrued placement fees	88,800	—
Accrued interest	27,538	—
Other	11,047	4,000
	$499,948	$202,160

NOTE 3 – NOTES PAYABLE

PPP Note

On April 24, 2020, the Company received a $368,780 unsecured loan (the PPP Note) under the Paycheck Protection Program (the PPP), which was established under the U.S. government’s Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). The PPP Note to the Company was made through Silicon Valley Bank (the Lender), and the Company entered into a U.S. Small Business Administration Paycheck Protection Program Note (the Agreement) with the Lender evidencing the PPP Note.

The full amount of the PPP Note is due in April 2022. Interest will accrue on the outstanding principal balance of the PPP Note at a fixed rate of 1.0% per annum, which shall be deferred for 10 months after the covered period during which the Company used the proceeds. The Company may prepay principal of the PPP Note at any time in any amount without penalty. The Agreement contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties or provisions of the PPP Note. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

The Company applied to the Lender for forgiveness of the PPP Note in October 2020, and the amount which may be forgiven will be equal to the sum of the payroll and benefit costs and covered rent and utility payments incurred by the Company, as calculated in accordance with the terms of the CARES Act.

Convertible Promissory Notes

In February and March 2021, the Company sold $2,210,000 of convertible promissory notes (the Notes), at par in a private placement transaction effected pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the 2021 Placement). The Notes bear interest at an annual rate of 12%, and interest is accrued or payable monthly in cash. The Notes mature on September 30, 2021 (the Maturity Date) and may be prepaid prior to the Maturity Date.

The aggregate principal amount of the Notes plus accrued but unpaid interest thereon shall automatically convert upon the closing of an offering of the Company’s equity securities to investors or a strategic corporate investor resulting in aggregate gross proceeds to the Company of at least $5,000,000 (excluding conversion of the Notes or other convertible securities issued for capital raising purposes) (a Qualified Financing). In the event of a Qualified Financing, all such outstanding principal and accrued interest shall convert into the same equity securities purchased by and on the same terms and conditions as the other investors in such Qualified Financing at a conversion price equal to 80% (a 20% discount) of the lowest price paid per unit or share by investors in the Qualified Financing. In the event that additional bridge financing is obtained by the Company, the Notes shall convert into the same securities and on the same terms and conditions as the other investors therein and all such purchases will be treated as one, single round of financing going forward. As of March 31, 2021, the Notes could be converted into 770,305 shares of common stock, excluding the effects of any payments of interest in kind.

F-25

At any time on or following the Maturity Date, the holders of the Notes may demand repayment of the Notes, and the Company shall repay the outstanding aggregate principal amount plus accrued but unpaid interest thereon. The holders of the Notes, however, retain the right for 30 days after the Maturity Date to convert all or part of the aggregate principal amount plus accrued but unpaid interest on the Notes into the Company’s common stock at the conversion price of $2.87 per share or at a 20% discount to any financing consummated during the 30-day period following the Maturity Date.

If a Qualified Financing has not occurred immediately prior to the consummation of a Change of Control (as defined below), the Note holders shall have the option of either (i) converting all or any portion of the aggregate principal amount of the Notes plus accrued but unpaid interest thereon into common stock of the Company at a conversion price equal to $2.87 per share or (ii) having the Company repay the aggregate principal amount of the Notes and accrued but unpaid interest. The term “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; or (iv) the dissolution and winding up of the Company.

The Company incurred debt issuance costs of $88,800, which were recorded as a debt discount and are being amortized to interest expense over the term of the Notes using the effective interest rate method. The interest expense related to the debt discount during the year ended March 31, 2021 was approximately $13,000.

NOTE 4 – LEASES

Effective April 1, 2019, the Company adopted ASC No. 842, as amended, using the alternative transition method, which allowed the Company to initially apply the new lease standard at the adoption date (the “effective date method”). In January 2020, the Company executed a lease for a new, larger corporate facility in San Diego, California and paid a $100,000 security deposit. The 39-month lease term commenced April 1, 2020, and the lease provides for an initial monthly rent of approximately $12,400 with annual rent increases of approximately 3%. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs. The right-to-use asset and corresponding liability for the facility lease have been measured at the present value of the future minimum lease payments. A discount rate of 11%, which approximated the Company’s incremental borrowing rate, was used to measure the lease asset and liability. Lease expense is recognized on a straight line basis over the lease term.

The Company obtained a right-of-use asset of $270,950 in exchange for its obligations under the operating lease. The landlord also provided a lease incentive of approximately $139,000, which was paid to the Company in June 2020, for the Company to make improvements to the leased space.

Future minimum payments under the facility operating lease, net of the lease incentive, as of March 31, 2021, are listed in the table below.

Operating
Annual Fiscal Years	lease
2022	$153,432
2023	158,028
2024	40,692
Less:
Imputed interest	(42,297)
Present value of lease liabilities	$309,855

Rent expense was $107,540 and $35,766 for the years ended March 31, 2021 and 2020, respectively.

F-26

NOTE 5 – STOCK-BASED COMPENSATION

Equity Compensation Plan

In October 2017, the Company’s board of directors (the Board) approved the 2017 Equity Incentive Plan (the 2017 Plan) with 3,000,000 shares of common stock reserved for issuance. In January 2020, the Board approved an amendment to the 2017 Plan to increase the number of shares reserved for issuance by 1,000,000 shares. Under the 2017 Plan, eligible employees, directors and consultants may be granted a broad range of awards, including stock options, stock appreciation rights, restricted stock, performance-based awards and restricted stock units. The 2017 Plan is administered by the Board or, in the alternative, a committee designated by the Board.

The exercise or purchase price of a stock option shall be calculated as follows:

(i)	In the case of an incentive stock option, (a) granted to employees, who, at the time of the grant of such incentive stock option own stock representing more than 10% of the voting power of all classes of stock of the Company, the per share exercise price shall be not less than 110% of the fair market value per share on the date of grant; or (b) granted to employees, other than to employees, described in the preceding clause, the per share exercise price shall be not less than 100% of the fair market value per share on the date of grant;

(ii)	In the case of a non-qualified stock option, the per share exercise price shall be not less than 100% of the fair market value per share on the date of grant unless otherwise determined by the Board; and
(iii)	In the case of other grants, such price as determined by the Board.

The Board is responsible for determining the consideration to be paid for the shares of common stock to be issued upon exercise or purchase. The 2017 Plan generally does not allow for the transfer of awards, and the Board may amend, suspend or terminate the 2017 Plan at any time.

Stock-Based Compensation Expense

The expense relating to stock options is recognized on a straight-line basis over the requisite service period, usually the vesting period, based on the grant date fair value. The unamortized compensation cost, as of March 31, 2021 was $2,242,352 related to stock options and is expected to be recognized as expense over a weighted-average period of approximately 2 years.

During the year ended March 31, 2021, options granted to purchase shares of its common stock to employees, directors and consultants had 10-year terms and a grant-date fair value of $1,101,737. Options to purchase 10,476 shares vested immediately on the respective grant dates.

The following assumptions were used in the fair-value method calculations:

Year ended March 31,
	2021	2020
Risk-free interest rates	0.28% - 0.71%	0.77% - 2.37%
Volatility	87% - 127%	86% - 103%
Expected life (years)	5.0 - 6.0	5.0 - 6.0
Dividend yield	—%	—%

The fair values of options at the grant date were estimated utilizing the Black-Scholes valuation model, which includes simplified methods to establish the fair term of options as well as average volatility of three comparable organizations. The risk-free interest rate was derived from the Daily Treasury Yield Curve Rates, as published by the U.S. Department of the Treasury as of the grant date for terms equal to the expected terms of the options. A dividend yield of zero was applied because the Company has never paid dividends and has no intention to pay dividends in the foreseeable future. In accordance with ASU No. 2016-09, the Company accounts for forfeitures as they occur.

F-27

A summary of stock option activity under the 2017 Plan is presented below:

	Shares	Options Outstanding
	Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price
Balance at March 31, 2019	490,031	509,969	2.56
Additional shares authorized under the Plan	333,334	—	—
Options granted	(572,402)	572,402	6.75
Options cancelled and returned to the Plan	23,056	(23,056)	6.75
Balance at March 31, 2020	274,019	1,059,315	4.74
Options granted	(163,492)	163,492	8.64
Options cancelled and returned to the Plan	25,555	(25,555)	6.75
Balance at March 31, 2021	136,082	1,197,252	5.25

There were no stock options exercised during the years ended March 31, 2021 and 2020.

The following table summarizes the range of outstanding and exercisable options as of March 31, 2021:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic value
$1.98 - $9.48	1,197,252	8.25	$5.25	742,913	$3.96	$8,763,260

The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Company’s principal trading market over the exercise price of the option.

The Company is required to present the tax benefits resulting from tax deductions in excess of the compensation cost recognized from the exercise of stock options as financing cash flows in the consolidated statements of cash flows. For the years ended March 31, 2021 and 2020, there were no such tax benefits associated with the exercise of stock options.

NOTE 6 – STOCKHOLDERS’ EQUITY

Private Placement

Between March and December 2020, the Company completed a private placement of shares of its common stock (the 2020 Placement). The Company sold 320,796 shares of common stock, at a purchase price of $8.61 per share, for gross proceeds of $2,762,054. The Company paid placement agent fees on the 2020 Placement of $52,256 during fiscal 2021. Under the terms of the common stock purchase agreements between the Company and the investors, the Company must use commercially reasonable efforts to file a registration statement with the SEC to register for resale the shares of common stock sold.

F-28

NOTE 7 – INCOME TAXES

The income tax provision (benefit) consisted of the following:

	Year Ended March 31,
	2021	2020
Current portion:
Federal	$—	$—
State	1,600	1,600
	1,600	1,600
Deferred portion:
Federal	(1,931,390)	(1,180,434)
State	(576,868)	(391,865)
	(2,508,258)	(1,572,299)
Change in valuation allowance	2,508,258	1,572,299
Provision for income taxes	$1,600	$1,600

As of March 31, 2021, the Company had net operating loss carryforwards (NOLs) of approximately $13,954,000 for federal income tax purposes and $14,019,000 for state income tax purposes. These NOLs are available to reduce future taxable income and will expire at various times from 2037 through 2041, except federal NOLs from fiscal 2018, 2019 and 2020 which will never expire.

The Company also had federal research and development tax credit carryforwards of approximately $535,000, which will begin expiring at various times from 2038 through 2040, and state research and development credits of approximately $141,000, which do not have an expiration date.

A reconciliation of income taxes provided at the federal statutory rate (21% for fiscal 2021 and 2020) to the actual income tax provision is as follows:

	Year Ended March 31,
	2021	2020
Federal statutory rate	(21)%	(21)%
State tax rate, net of federal benefit	(7)%	(7)%
Permanent differences	—%	—%
Research and development tax credits	(6)%	(3)%
Section 179 assets	—%	—%
Change in valuation allowance	34%	31%
Effective income tax rate	—%	—%

Significant components of the Company’s deferred tax assets and liabilities were:

	March 31,
	2021	2020
Net operating loss carryforwards	$3,909,434	$1,965,118
Stock-based compensation expense	554,892	364,989
Property and equipment	(18,039)	6,842
Reserves, accruals & other	(79,878)	(7,181)
Research and development tax credits	646,296	237,716
Total deferred tax assets	5,012,705	2,567,484
Less: valuation allowance	(5,012,705)	(2,567,484)
Deferred tax assets, net	$—	$—

Based on the available information and other factors, management believes it is more likely than not that the net deferred tax assets at March 31, 2021 and 2020, will not be fully realizable. Accordingly, management has recorded a full valuation allowance against its net deferred tax assets at March 31, 2021 and 2020.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements at March 31, 2021 and 2020. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

F-29

NOTE 8 – ROYALTY AGREEMENT

In July 2017, the Company entered into a royalty agreement with its founder, chief executive officer and major shareholder (the Founder). Pursuant to the agreement, the Founder assigned and transferred all of his rights in the intellectual property of Quasuras in return for future royalty payments on the Company’s product. The Company is obligated to make royalty payments under the agreement to the Founder on any sales of the royalty product sold or otherwise commercialized by the Company equal to (a) $0.75 on each sale of a royalty product or (b) 5% of the gross sale price of the royalty product, whichever is less. The royalty payments will cease, and the agreement will terminate, at such time as the total sum of royalty payments actually paid to the Founder, pursuant to the agreement, reaches $10,000,000. The Company has the option to terminate the agreement at any time upon payment, to the Founder, of the difference between total royalty payments actually made to him to date and the sum of $10,000,000. All payments of the royalties, if due, for the preceding quarter, will be made by the Company to the Founder within thirty days after the end of each calendar quarter.

NOTE 9 – RETIREMENT SAVINGS PLAN

Effective March 2020, the Company adopted the Modular Medical, Inc. 401(k) Plan (the Savings Plan), which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. Full-time and part-time employees who are at least 21 years of age are eligible to participate in the Savings Plan at the time of hire. Participants may contribute up to 15% of their earnings to the Savings Plan. The Plan became effective and began accepting participant contributions in April 2020.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records legal costs associated with loss contingencies as incurred and accrues for all probable and estimable settlements.

Indemnification

In the ordinary course of business, the Company enters into contractual arrangements under which it may agree to indemnify the counterparties from any losses incurred relating to breach of representations and warranties, failure to perform certain covenants, or claims and losses arising from certain events as outlined within the particular contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. The Company has also entered into indemnification agreements with its officers and directors. No amounts were reflected in the Company’s consolidated financial statements for the years ended March 31, 2021 and 2020 related to these indemnifications. The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

NOTE 11 – RELATED PARTY TRANSACTIONS

Consulting Services

During the year ended March 31, 2020, the Company entered into consulting agreements with a member of its board of directors. Under the consulting agreements, during the year ended March 31, 2020, the Company paid the director consulting fees of $140,625 in cash, and the director was granted stock options with a fair value of $76,875. The options were for a total of 15,687 shares of common stock, were fully vested on the grant dates and have terms of 10 years.  The most recent consulting agreement, which was entered into between the Company and the director in September 2019, was terminated in March 2020. At March 31, 2020, the Company had an outstanding payable to the director of $5,585, which was included in accounts payable in the consolidated balance sheet. The Company paid the $5,585 to the director during fiscal 2021.

2021 Placement

The Company’s chief executive officer and an existing investor, which is represented by a member of the Company’s board of directors, purchased $100,000 and $1,000,000, respectively, aggregate principal amount of the Notes (the Related Party Notes) in the 2021 Placement. As of March 31, 2021, $1,677 and $16,767 of interest was payable by the Company on the Related Party Notes to its chief executive officer and to the investor, respectively.

F-30

NOTE 12 – SUBSEQUENT EVENTS

Convertible Promissory Notes

Subsequent to March 31, 2021, the Company issued an additional $4,250,000 of the Notes in the 2021 Placement pursuant to a Securities Purchase Agreement between the Company and each investor (the SPA) and warrants to purchase shares of its common stock (the Warrants). The Notes are unsecured obligations of the Company with each Note having a stated maturity date of 12 months from its issue date (the Issue Date). The Notes bear interest at a rate of 12% per annum, payable on maturity, provided that, if the Company fails to pay any amounts when due under a Note, the interest rate increases to the greater of 16% or the maximum amount permitted by law. Each Note may be prepaid at the Company’s option during the first 270 calendar days following its Issue Date (the 270th day, the Trigger Date), subject to a 110% prepayment penalty on all principal and accrued but unpaid interest then outstanding. No Notes may be prepaid in whole or in part after the Trigger Date.

If the Notes remain outstanding after the Trigger Date, the Notes may be converted into shares of the Company’s common stock at an initial conversion price of $8.61 per share; provided, that a Note holder may not convert any portion of its Note that would cause it to beneficially own in excess of 4.99% of the Company’s outstanding common stock. The conversion price and number of shares of Company common stock issuable upon conversion of the Notes will be subject to adjustment from time to time for any subdivision or consolidation of shares and other standard dilutive and certain other corporate events, as provided in the Notes. Subject to certain Exempt Issuances (as defined in the Notes), if at any time while a Note is outstanding, the Company sells, issues or grants any shares of its common stock or other securities entitling the holder to acquire shares of the Company’s common stock at a price per share less than the then conversion price, such conversion price shall be reduced to such lesser price, and the number of shares of the Company’s common stock issuable upon conversion of the Notes shall be increased, as provided in the Notes.

If the Company completes an offering of its common stock or other securities in excess of $12,000,000 of gross proceeds (a Qualified Capital Raise), each Note holder will be required to convert its Adjusted Note Amount into the securities of such Qualified Capital Raise. For purposes hereof, Adjusted Note Amount equals the product of (i) the sum of all outstanding principal plus accrued but unpaid interest on a Note, multiplied by (ii) 1.25.

The Notes contain a number of Company events of default (Events of Default) including, without limitation (i) failure to pay any principal or interest thereon when due, (ii) failure to timely deliver shares upon conversions, (iii) failure to comply with SEC reporting requirements under the Exchange Act, (iv) certain breaches of the SPA, the Notes, the Warrants, and the Registration Rights Agreement, (v) material restatements of the Company’s consolidated financial statements filed with the SEC, (vi) a holder’s inability to rely on Rule 144 for sales of shares underlying the Notes, (vii) the Company’s common stock is suspended or halted from trading and/or fails to be quoted or listed (as applicable) on the OTCQB, OTCQX, any tier of the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American within 10 days thereafter, (viii) failure to file with the SEC a registration statement covering the resale of shares of common stock underlying the Notes and Warrants within 60 calendar days following the Issue Date, (ix) failure to cause such registration statement to become effective within 120 calendar days following the Issue Date, or (x) certain merger consolidations, business combinations and sales of all or substantially all of the Company’s assets in the event the Company is not the survivor of such transaction.

Upon an Event of Default, a Note holder may declare all amounts under its Note(s) due and payable, in which event the Company will be required to pay such Noteholder the product of (i) all then outstanding principal amount and accrued but unpaid interest thereon, multiplied by (ii) 125%; and all collection costs including legal fees and expenses in connection therewith. At the option of a Note holder, in the event the Company receive cash proceeds as a result of certain events including, but not limited to, from customers, issuances of debt or equity securities, exercise of warrants or asset sales, the Company will be required to use such proceeds to repay all or any lesser outstanding amounts due under such holder’s Note.

The Notes also includes various covenants, including negative covenants, representations, warranties, other payment obligations and agreements by the Company including, without limitation, most-favored nation clauses, rights of participation and first refusal and exchange rights. In connection with the issuance of the Notes, the Company issued Warrants to purchase 761,912 shares of its common stock (Warrant Shares) at an initial exercise price of $24.00 per share. The Warrants may be exercised for a period of 5 years from the Trigger Date.

In the event that, prior to the Trigger Date, the Company (i) completes a Qualified Capital Raise, the outstanding Warrants shall be cancelled or (ii) prepays a holder’s Note(s) in whole or in part, such holder’s pro-rata number of its Warrants shall be cancelled.

Effective April 30, 2021, each of the holders of the $2,210,000 of Notes outstanding at March 31, 2021 entered into a revocation and replacement agreement with the Company (the Revocation Agreement). Under the terms of the Revocation Agreement, the $2,210,000 of Notes and accrued interest of $50,091 were replaced with new Notes consistent with the terms described above.

In May 2021, a member of the Board purchased $200,000 of the Notes.

PPP Note

As a result of the Company’s request for loan forgiveness, on May 29, 2021, the Company was notified that the outstanding principal and accrued interest for the PPP Note was forgiven in full by the U.S. Small Business Administration.

F-31

2,401,922 Shares

Common Stock

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

Oppenheimer & Co.

Co-Lead Managers

The Benchmark Company	Lake Street

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount to be Paid
SEC Registration Fee	$3,198
FINRA Filing Fee	5,675
Initial Nasdaq Listing Fee	50,000
Printing and Engraving Fees and Expenses	25,000
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	20,000
Transfer Agent and Registrar Fees and Expenses	10,000
Miscellaneous Fees and Expenses	50,000
Total	$413,873

Item 14.	Indemnification of Officers and Directors.

Our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Second Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

II-1

The foregoing discussion of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock, convertible notes and warrants issued, and options granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, convertible notes, warrants and options, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Officer Purchases of Common Stock

On October 28, 2021, we sold to two of our executive officers a total of 30,864 shares of our common stock at a purchase price of $8.10 per share, which resulted in gross proceeds to us of $250,000.

Director Compensation

On June 30, 2021, we issued 1,836 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with our Outside Director Compensation Plan (the Director Plan). On September 30, 2021, we issued 3,636 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan. On December 31, 2021, we issued 5,775 shares of our common stock to non-employee members of our board of directors for service as directors in accordance with the Director Plan.

2021 Placement

Between February and May 2021, we issued to accredited investors in a private placement (the 2021 Placement) $6,610,550 aggregate principal amount of our 12% unsecured convertible promissory notes, due 12 months from each respective issuance date, at par and warrants to purchase in the aggregate 761,912 shares of our common stock at an exercise price of $24.00 per share, exercisable for a 5-year period, as provided in such warrants.

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2020 Placement

Between March and December 2020, we sold to accredited investors in a private placement (the 2020 Placement) a total of 320,796 shares of our common stock at a purchase price of $8.61 per share. The 2020 Placement resulted in gross proceeds to us of $2,762,054.

Other Transactions

In 2019, we issued 10,000 shares of our common stock for cash to a service provider. In 2021, we issued a total of 52,836 shares of our common stock to five service providers in exchange for services rendered. In January 2022, we issued 16,666 shares of our common stock to service providers.

2018 Placement

Between November 2018 and March 2019, we sold to accredited investors in a private placement (the 2018 Placement) a total of 618,996 shares of our common stock at a purchase price of $6.75 per share, resulting in gross proceeds to us of $4,142,666.

The above sales of our securities were made pursuant to exemptions from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. We made such determinations based upon representations by the purchasers of such securities including, without limitation, that such purchasers were “accredited investors” as defined in the Securities Act.

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Item 16.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1) (iii) above may be contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede, supplement or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.
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(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Exhibits.

See the Exhibit Index included immediately prior to the signature page to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

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Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1(1)	Reorganization and Share Exchange Agreement dated as of July 24, 2017, by and among the Registrant, Quasuras, Inc., Paul DiPerna and the other stockholders of Quasuras, Inc.
2.2(2)	Addendum No. 1 to Reorganization and Share Exchange Agreement dated as of July 24, 2017, by and among the Registrant, Quasuras, Inc., Paul DiPerna and the other Stockholders of Quasuras, Inc. dated May 3, 2021
3.1(3)	Third Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Nevada on June 27, 2017
3.2(4)	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Modular Medical, Inc., filed with the Secretary of State of the State of Nevada on November 24, 2021
3.3(5)	Amended Bylaws
4.1(6) +	2017 Equity Incentive Plan, as amended
5.1*	Opinion of Lucosky Brookman LLP
10.1(7)	Common Stock Purchase Agreement, dated as of April 5, 2017, by and among Bear Lake Recreation, Inc., Manchester Explorer, LP, a Delaware limited partnership, and certain persons named therein
10.2(1)	Form of Common Stock Purchase Agreement, dated as of July 24, 2017, by and between the Registrant and the purchaser named therein
10.3(8)	Form of Common Stock Purchase Agreement dated as of November 19, 2018 among the Registrant and the Investors named therein
10.4(9) +	Employment Agreement dated August 1, 2018, by and between the Registrant and Paul DiPerna
10.5(1)	Intellectual Property Assignment Agreement dated July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.6(1) +	Technology Royalty Agreement dated as of July 24, 2017, by and between the Registrant, Quasuras, Inc. and Paul DiPerna
10.7(9)	Service Agreement effective January 16, 2019 between the Registrant and Liam Burns
10.8(9)	Standard Sublease Agreement, dated August 21, 2017, between the Registrant and Western Education Corporation
10.9(10)	Lease between MCP Socal Industrial — Bernardo, LLC and the Registrant dated January 10, 2020
10.10(10)	Consulting Agreement between the Registrant and Liam Burns dated April 15, 2019
10.11(10)	Consulting Agreement between the Registrant and Liam Burns dated July 15, 2019
10.12(10)	Consulting Agreement between the Registrant and Liam Burns dated September 3, 2019
10.13(10)	Service Agreement effective December 31, 2019 between the Registrant and Carmen Volkart
10.14(10)	Service Agreement effective January 23, 2020 between the Registrant and William Febbo
10.15(10)	Form of Indemnification Agreement between the Registrant and each of its directors and officers used from January 23, 2020
10.16(10) +	Form of Notice of Stock Option Grant and Stock Option Agreement under the Amended 2017 Equity Incentive Plan
10.17(11)	Form of Common Stock Purchase Agreement dated March 2020 by and between the Registrant and the Investors named therein
10.18(12) +	First Amendment to Employment Agreement between the Registrant and Paul DiPerna effective as of May 12, 2020
10.19(13)	U.S. Small Business Administration Paycheck Protection Program Note dated April 23, 2020
10.20(14)	Form of Promissory Note dated February 8, 2021
10.21(2)	Form of Convertible Promissory Note issued in the 2021 Private Placement
10.22(2)	Form of Common Stock Purchase Warrant issued in the 2021 Private Placement
10.23(2)	Form of Securities Purchase Agreement for the 2021 Private Placement
10.24(2)	Form of Registration Rights Agreement for the 2021 Private Placement
10.25(15) +	Service Agreement effective May 18, 2021 between the Registrant and Ellen O’Connor Vos
10.26(16) +	Employment Agreement between the Registrant and Ellen O’Connor Vos dated August 11, 2021
10.27(17)	Promissory Note dated October 28, 2021 between the Registrant and Manchester Explorer, L.P.
10.28(17)	Security Agreement dated October 28, 2021 between the Registrant and Manchester Explorer, L.P.
10.29(17)	Form of Common Stock Purchase Agreement dated October 28, 2021 between the Registrant and Investors
21.1	Sole Subsidiary of the Registrant (as disclosed in the Notes to Consolidated Financial Statements as of March 31, 2021 in the Registrant’s Annual Report on Form 10-K)
23.1*	Consent of Farber Hass Hurley LLP
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

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(1)	As filed with the Registrant’s Current Report on Form 8-K filed July 28, 2017, and incorporated herein by reference.
(2)	As filed with the Registrant’s Current Report on Form 8-K filed May 12, 2021, and incorporated herein by reference.
(3)	As filed with the Registrant’s Current Report on Form 8-K filed June 29, 2017, and incorporated herein by reference.
(4)	As filed with the Registrant’s Current Report on Form 8-K filed December 1, 2021, and incorporated herein by reference.
(5)	As filed with the Registrant’s Annual Report on Form 10-K/A for the year ended June 30, 2008, and incorporated herein by reference.
(6)	As filed with the Registrant’s Quarterly Report on Form 10-Q filed November 12, 2018, and incorporated herein by reference.
(7)	As filed with the Registrant’s Current Report on Form 8-K filed April 5, 2017, and incorporated herein by reference.
(8)	As filed with the Registrant’s Current Report on Form 8-K filed November 20, 2018 and incorporated herein by reference.
(9)	As filed with the Registrant’s Registration Statement on Form S-1, as amended, originally filed June 27, 2019, declared effective October 22, 2019 (Commission File No. 333-232377).
(10)	As filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, and incorporated herein by reference.
(11)	As filed with the Registrant’s Registration Statement on Form S-1, as amended, originally filed April 9, 2020, declared effective May 11, 2020 (Commission File No. 333-237615).
(12)	As filed with the Registrant’s Current Report on Form 8-K filed May 27, 2020, and incorporated herein by reference.
(13)	As filed with the Registrant’s Current Report on Form 8-K filed May 12, 2020, and incorporated herein by reference.
(14)	As filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, and incorporated herein by reference.
(15)	As filed with the Registrant’s Annual Report on Form 10-K filed June 29, 2021, and incorporated herein by reference.
(16)	As filed with the Registrant’s Current Report on Form 8-K filed August 16, 2021, and incorporated herein by reference.
(17)	As filed with the Registrant’s Current Report on Form 8-K filed October 29, 2021, and incorporated herein by reference.

*  Filed herewith

+ Management contract, compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on January 13, 2022.

MODULAR MEDICAL, INC.

By:	/s/ Ellen O’Connor Vos
Ellen O’Connor Vos
Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ellen O’Connor Vos, as his or her attorney-in-fact, with full power of substitution, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Ellen O’Connor Vos	Chief Executive Officer and Director	January 13, 2022
	Ellen O’Connor Vos	(principal executive officer)

By:	*	Director	January 13, 2022
Paul DiPerna

By:	*	Director	January 13, 2022
William J. Febbo

By:	*	Director	January 13, 2022
Morgan C. Frank

By:	*	Director	January 13, 2022
Carmen Volkart

By:	*	Director	January 13, 2022
Steven Felsher

By:	*	Director	January 13, 2022
Philip Sheibley

* /s/ Ellen O’Connor Vos

Attorney-in-fact

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